                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
   (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             IN FOCUS SYSTEMS, INC.
             (Exact Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Common stock
        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          15,825,000 shares
        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          $33.1875
        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $525,192,188.00
        ------------------------------------------------------------------------

     (5)  Total fee paid:

          $105,038.44
        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

                             IN FOCUS SYSTEMS, INC.
                           27700B S.W. PARKWAY AVENUE
                           WILSONVILLE, OREGON 97070

                                                                  April   , 2000

Dear Shareholders:

     Our board of directors has unanimously approved a proposal to combine our operations with those of Proxima ASA, a developer, manufacturer and marketer of multimedia projection products. We have agreed with Proxima to effect the combination through a public tender offer to Proxima's shareholders. Specifically, we are offering to exchange 0.3615 shares of In Focus common stock for each outstanding Proxima ordinary share and to assume all outstanding Proxima stock options. Upon completion of the share exchange, our shareholders will own approximately 62% of our shares, after giving effect to the potential exercise of all assumed Proxima stock options and all outstanding In Focus stock options.

     We are holding a special meeting of In Focus shareholders to consider the four proposals described in the enclosed notice of meeting, proxy statement, and proxy card. The first of these proposals would authorize the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange as described in the proxy statement and the Business Combination Agreement attached as Annex A. The other three proposals relate to amendments to our Restated Articles of Incorporation and our 1998 Stock Incentive Plan. The special meeting
of In Focus shareholders will be held on May   , 2000, beginning at   :  a.m.,
Pacific Daylight Time, at the following location:

              ---------------

              ---------------

              ---------------

     You are cordially invited to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key management and directors of your company, and to answer any questions you may have about the share exchange and the other proposals. The formal notice of meeting, the proxy statement, and the proxy card are enclosed.

     I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

     If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the special meeting.

                                          Very truly yours,

                                          IN FOCUS SYSTEMS, INC.

                                          JOHN V. HARKER
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                             IN FOCUS SYSTEMS, INC.
                           27700B S.W. PARKWAY AVENUE
                           WILSONVILLE, OREGON 97070
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY    , 2000

To the Shareholders of In Focus Systems, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of In
Focus Systems, Inc. will be held on May   , 2000, at                a.m.,
Pacific Daylight Time, at                               . The purposes of the
special meeting are to:

     1. Consider and vote upon a proposal to authorize the issuance of up to 15,825,000 shares of In Focus Systems, Inc. common stock to complete the share exchange and the transactions contemplated thereby, as described in the proxy statement and the Business Combination Agreement, dated as of March 5, 2000, by and among In Focus and Proxima ASA, a copy of which is attached as Annex A to the proxy statement;

     2. Consider and vote upon a proposal to amend the In Focus Systems, Inc. Restated Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 50,000,000 to 150,000,000;

     3. Consider and vote upon a proposal to amend the In Focus Systems, Inc. Restated Articles of Incorporation to change our name to "InFocus Corporation";

     4. Consider and vote upon a proposal to amend the In Focus Systems, Inc. 1998 Stock Incentive Plan to increase the number of shares of common stock available for issuance from 1,500,000 to 4,500,000; and

     5. Consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

     Our board of directors has fixed the close of business on April 21, 2000, as the record date for determining shareholders entitled to notice of and to vote at the special meeting or any adjournment thereof. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting and any adjournment thereof. The accompanying proxy statement presents further information regarding voting rights and the matters to be voted upon at the special meeting.

     All shareholders are cordially invited to attend the special meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the meeting in accordance with your proxy. If you attend the meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          JOHN V. HARKER
                                          Chairman of the Board, President and
                                          Chief Executive Officer
Wilsonville, Oregon
April   , 2000

                             IN FOCUS SYSTEMS, INC.
                           27700B S.W. PARKWAY AVENUE
                           WILSONVILLE, OREGON 97070
                            ------------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY    , 2000

SOLICITATION AND REVOCATION OF PROXIES

     We are furnishing this proxy statement, the accompanying notice of special meeting and proxy card to our shareholders in connection with the solicitation of proxies by our board of directors for use at a special meeting of
shareholders. The special meeting will be held on May   , 2000, beginning at
     a.m. Pacific Daylight Time, and any adjournment thereof at the following location:

              ---------------

              ---------------

              ---------------

     The solicitation of proxies by mail may be followed by personal solicitation of shareholders by our officers or regular employees, and we have engaged Morrow & Co. to provide additional assistance in soliciting proxies. We will bear all expenses associated with this solicitation, including approximately $10,000 relating to our engagement of Morrow & Co.

     The two persons named as proxies on the enclosed proxy card, John V. Harker and E. Scott Hildebrandt, were designated by the board of directors. Except to the extent that authority to vote has been withheld, all properly executed proxies will be voted, and where a choice has been specified as provided in the proxy card, it will be voted in accordance with such specification. Proxies submitted without specification will be voted:

     - FOR proposal 1, to authorize the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby, as described in this proxy statement and the Business Combination Agreement, dated as of March 5, 2000, by and among In Focus and Proxima ASA, attached as Annex A;

     - FOR proposal 2, to amend the In Focus Systems, Inc. Restated Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 50,000,000 shares to 150,000,000 shares;

     - FOR proposal 3, to amend the In Focus Systems, Inc. Restated Articles of Incorporation to change our name to "InFocus Corporation"; and

     - FOR proposal 4, to amend the In Focus Systems, Inc. 1998 Stock Incentive Plan to increase the number of shares authorized for issuance from 1,500,000 shares to 4,500,000 shares.

     You may revoke your proxy prior to its exercise by providing written notice to our Secretary received prior to the special meeting, by submitting another proxy bearing a later date, or by voting in person at the special meeting. The notice or later proxy will not affect a vote on any matter taken prior to our receipt of the notice or proxy.

     These proxy materials are being mailed on or about April   , 2000 to
shareholders of record on April 21, 2000. Our principal executive office and mailing address is 27700B S.W. Parkway Avenue, Wilsonville, Oregon 97070.

                               TABLE OF CONTENTS
                            IN FOCUS PROXY STATEMENT

                                                              PAGE
                                                              ----
CHAPTER ONE: SUMMARY........................................     1
  The Special Meeting.......................................     1
  Proposal 1: The Share Exchange............................     2
  Proposal 2: Amendment to Restated Articles of
     Incorporation to Increase Authorized Shares............     6
  Proposal 3: Amendment to Restated Articles of
     Incorporation to Change Our Name to "InFocus
     Corporation"...........................................     7
  Proposal 4: Amendment to Stock Incentive Plan to Increase
     Number of Shares Available for Issuance................     7
CHAPTER TWO: RISK FACTORS...................................     8
CHAPTER THREE: FINANCIAL INFORMATION........................    12
  Comparative Per Share Data................................    13
  In Focus Selected Financial Data..........................    14
  Proxima Selected Financial Data...........................    15
  Exchange Rates............................................    16
  Proxima Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    17
  Selected Unaudited Pro Forma Financial Information........    23
CHAPTER FOUR: THE SPECIAL MEETING AND SHARE OWNERSHIP.......    24
  Information About the Meeting and Voting..................    24
  Security Ownership of Certain Beneficial Owners and
     Management.............................................    27
CHAPTER FIVE: BUSINESS OF PROXIMA...........................    28
CHAPTER SIX: PROPOSAL ONE...................................    32
  The Share Exchange........................................    32
  The Business Combination Agreement........................    44
CHAPTER SEVEN: OTHER PROPOSALS..............................    53
  Proposal 2: Amend Our Restated Articles of Incorporation
     to Increase the Number of Authorized Shares of Common
     Stock..................................................    53
  Proposal 3: Amend Our Restated Articles of Incorporation
     to Change Our Name to "InFocus Corporation"............    57
  Proposal 4: Amend Our Stock Incentive Plan to Increase the
     Number of Shares Authorized for Issuance...............    58
CHAPTER EIGHT: EXECUTIVE COMPENSATION.......................    62
CHAPTER NINE: ADDITIONAL INFORMATION FOR SHAREHOLDERS.......    67
CHAPTER TEN: FINANCIAL STATEMENTS...........................   F-1
  Index to Financial Statements.............................   F-1
ANNEXES.....................................................   A-1
  Annex A: Business Combination Agreement...................   A-1
  Annex B: Form of Affiliate Agreement......................   B-1
  Annex C: Fairness Opinion of Salomon Smith Barney, Inc....   C-1

                                  CHAPTER ONE

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. BEFORE YOU DECIDE HOW TO VOTE, WE URGE YOU TO READ THIS ENTIRE DOCUMENT, INCLUDING THE BUSINESS COMBINATION AGREEMENT ATTACHED AS ANNEX A, THE OTHER ANNEXES AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE FROM OUR SEC FILINGS.

                              THE SPECIAL MEETING

WHEN AND WHERE THE SPECIAL MEETING WILL BE HELD (SEE PAGE 24)

     The special meeting will be held on May   , 2000, beginning at        a.m.
Pacific Daylight Time, at the following location:

              ---------------

              ---------------

              ---------------

RECORD DATE FOR VOTING (SEE PAGE 24)

     You are entitled to vote at the special meeting if you held shares of In Focus common stock on April 21, 2000, the record date.

VOTING; QUORUM (SEE PAGE 24)

     You are entitled to one vote at the special meeting for each share of In Focus common stock you held as of the record date. The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of In Focus common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. If a quorum is not present, our board of directors will likely adjourn or postpone the meeting to solicit additional proxies.

VOTES REQUIRED TO APPROVE THE PROPOSALS (SEE PAGE 25)

     Assuming a quorum is present at the special meeting, the following votes are required to approve the proposals:

     - proposal 1 requires the affirmative vote of a majority of the votes cast on the proposal in person or by proxy at the special meeting;

     - proposal 2 requires the number of votes cast for the proposal to exceed the number of votes cast against it;

     - proposal 3 requires the number of votes cast for the proposal to exceed the number of votes cast against it; and

     - proposal 4 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote.

     Even if our shareholders approve proposal 1, we cannot and will have no obligation to complete the share exchange unless our shareholders also approve proposal 2. If proposal 4 is approved, the amendment to our stock incentive plan will take effect only if we complete the share exchange.

EFFECT OF ABSTENTIONS (SEE PAGE 24)

     If you abstain from voting, your shares of common stock will be deemed present at the special meeting for purposes of determining whether a quorum is present. Abstentions are not counted as votes "for" or "against" a proposal and are not counted in determining the number of votes cast on a proposal.

Therefore, abstentions will have the same effect as a vote against proposal 4, but will not affect proposals 1, 2 and 3.

EFFECT OF BROKER NON-VOTES (SEE PAGE 24)

     If your broker holds your shares in street name, your broker will not have discretionary voting authority with respect to proposals 1 and 4. Therefore, you should instruct your broker how to vote. Broker non-votes will be deemed present at the special meeting for purposes of determining whether a quorum is present. However, broker non-votes are not counted as votes "for" or "against" proposals 1, 2, 3 and 4 and are not counted in determining the number of votes cast on these proposals. In addition, broker non-votes are not entitled to vote on proposal 4. Accordingly, broker non-votes will have no effect on proposals 1, 2, 3 and 4.

                                   PROPOSAL 1

THE PROPOSED SHARE EXCHANGE (SEE PAGE 32)

     We have agreed with Proxima to make a public tender offer to all Proxima shareholders, offering to exchange shares of In Focus common stock for Proxima ordinary shares. As permitted by the Business Combination Agreement, we may make the exchange offer and complete the share exchange through a subsidiary corporation. If we complete the share exchange, Proxima will become a direct or indirect wholly owned subsidiary of In Focus. We urge you to read the Business Combination Agreement attached as Annex A to this proxy statement carefully and in its entirety. It is an important legal document relating to the exchange offer and the share exchange.

     We are seeking shareholder approval for the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby, as described in the Business Combination Agreement and this proxy statement. However, even if our shareholders approve the issuance, we cannot and will have no obligation to complete the share exchange unless our shareholders also approve proposal 2 to increase the number of shares of common stock we are authorized to issue.

OUR REASONS FOR THE SHARE EXCHANGE (SEE PAGE 32)

     We believe the share exchange will enhance our position as the market leader in the data/video projection industry and strengthen our ability to compete against larger market participants. The share exchange should also:

     - build upon the companies' complementary sales and distribution infrastructure and enhance our visibility in key markets such as Latin America, Asia and Europe;

     - expand and focus our research and development resources and expertise, thereby shortening the time to develop new products and allowing us to pursue a broader range of opportunities;

     - strengthen our negotiating position with suppliers, which should result in lower component costs and other cost savings; and

     - help to satisfy each company's immediate personnel needs that are important to support our growth objectives.

PROXIMA'S REASONS FOR THE SHARE EXCHANGE (SEE PAGE 33)

     Proxima's board of directors has advised us that they perceive similar benefits. They also believe that the share exchange should:

     - enhance shareholder value and liquidity and expand analyst coverage;

     - build upon the companies' complementary sales, marketing and distribution infrastructure, and expand Proxima's manufacturing, research and development resources and expertise;

     - improve long-term cost efficiency and competitive position; and

     - enable Proxima to strengthen its ultraportable product offerings.

RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE 35)

     Our board of directors believes the share exchange is fair to In Focus and in the best interests of both In Focus and its shareholders. Therefore, our board of directors unanimously recommends that you vote FOR the proposal to approve the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby.

THE COMPANIES

              In Focus Systems, Inc.
              27700B SW Parkway Avenue
              Wilsonville, Oregon 97070
              (503) 685-8888

     In Focus is the worldwide leader in manufacturing and developing data/video projection products and services that make it easy to project the power of multimedia in business and sales presentations, software demos, education and training, and interactive workgroup meetings. Our products, which include personal projectors, conference room projectors and fixed/auditorium projectors, are based on liquid crystal display and Digital Light Processing(TM) technologies and are compatible with all major personal computers and most video sources used in business and educational settings. We market our products domestically through a variety of dealers, direct resellers and wholesale distributors, and also directly to major organizations with significant presentation technology needs. Internationally, we market our products through a variety of distributors in more than 87 countries. We also maintain private label original equipment manufacturing, or OEM, arrangements with IBM, Kodak, Toshiba, Boxlight Corporation and PictureTel, which resell our projectors under their own labels.

     For further information about In Focus, see "Where You Can Find More Information" on page 67 of this proxy statement.

              Proxima ASA
              K.G. Medahlsvei 9
              Postboks 1403
              N-1602 Fredrikstad, Norway
              (011) 47-69-34-01-55

     Proxima is a leading developer, manufacturer and marketer of multimedia projection products that present video, audio, graphics and data from personal computers, workstations, VCRs and DVD players. Proxima's products are used by businesses, educational institutions and government agencies for training sessions, meetings, sales presentations, technical seminars, group collaboration and other applications that involve sharing computer-generated and/or video information with an audience. They are based on liquid crystal display and Digital Light Processing(TM) technologies and are compatible with all major personal computers and most video sources used in business and educational settings. Proxima markets its products worldwide. In the Americas, Proxima relies on a trained reseller network and wholesale distributors. In Europe and Asia, Proxima sells its products through numerous distributors under the brand names ASK and PROXIMA.

     For further information about Proxima's business, see page 28 of this proxy statement.

WHAT WE WILL PAY IN THE SHARE EXCHANGE (SEE PAGE 45)

     We are offering to exchange 0.3615 shares of In Focus common stock for each outstanding Proxima ordinary share. Fractional shares will be rounded up to the nearest whole number. Our exchange offer is conditioned upon, among other things, the tender of more than 90% of Proxima's 42,021,181 issued and outstanding ordinary shares. Therefore, we expect to issue a minimum of approximately 13,675,000 shares, and a maximum of approximately 15,200,000 shares of common stock in the share exchange. We also anticipate issuing a maximum of approximately 545,000 additional shares of common stock upon the exercise of Proxima stock options we assume as part of the share exchange.

     The actual number of shares we issue in the share exchange will vary, depending on the number of Proxima shares tendered and the effect of rounding fractional shares. However, we are not obligated to issue more than 15,825,000
shares in the share exchange. On April   , 2000, the most recent practicable
date prior to the filing of this proxy statement, the closing price of Proxima
ordinary shares on the Oslo Stock Exchange was NOK      per share. The exchange
rate for Norwegian kroner to U.S. dollars on that date was      .

MANDATORY OFFER (SEE PAGE 45)

     We may obtain the tender of more than 90% of all outstanding Proxima shares and complete the share exchange, but acquire less than all outstanding Proxima ordinary shares. In this case, Norwegian law would require us to commence a "mandatory offer" to purchase, for cash, all Proxima ordinary shares that were not tendered in response to the exchange offer. The price per share in any mandatory offer we undertake will be the higher of the market price of Proxima shares at the time we become obligated to commence a mandatory offer and the cash value of the exchange offer.

COMPULSORY ACQUISITION (SEE PAGE 46)

     If, after the exchange offer and mandatory offer, we do not own all of Proxima's outstanding ordinary shares, we intend to initiate a "compulsory acquisition" under Norwegian law for the remaining ordinary shares. The purpose and effect of a compulsory acquisition is to force the remaining Proxima shareholders to sell their Proxima ordinary shares to us at fair market value, which may be determined by a Norwegian court.

OPINION OF OUR FINANCIAL ADVISOR (SEE PAGE 36)

     To assist with its evaluation of the share exchange, our board of directors requested and received an opinion of Salomon Smith Barney Inc. regarding the fairness, from a financial point of view, of the exchange ratio. Salomon Smith Barney rendered an opinion to our board of directors that, based upon and subject to the considerations and limitations set forth in the opinion, in Salomon Smith Barney's opinion, as of March 4, 2000, the exchange ratio was fair, from a financial point of view, to us. This opinion, which is attached as Annex C to this proxy statement, sets forth the assumptions made, general procedures followed, matters considered and limitations upon the review undertaken in connection with the opinion. We urge you to read Salomon Smith Barney's opinion carefully and in its entirety.

OWNERSHIP OF IN FOCUS FOLLOWING THE SHARE EXCHANGE (SEE PAGE 8)

     Assuming Proxima's shareholders tender all of their shares, and after giving effect to the rounding of fractional shares and the potential exercise of all Proxima stock options we are offering to assume, we anticipate issuing a maximum of approximately 15,745,000 shares of common stock in the share exchange. These shares would represent approximately 38% of the outstanding In Focus common stock following completion of the share exchange, after giving effect to the potential exercise of all outstanding In Focus stock options.

BOARD OF DIRECTORS AND MANAGEMENT OF IN FOCUS FOLLOWING THE SHARE EXCHANGE (SEE PAGE 46)

     After the share exchange, our board of directors will include three additional directors: Messrs. Ole J. Fredriksen, Svein S. Jacobsen, and Einar J. Greve. Messrs. Jacobsen and Greve are currently members of the Proxima board of directors, and Mr. Fredriksen is currently Proxima's President and Chief Executive Officer. Mr. Fredriksen and John V. Harker, our President, Chief Executive Officer and Chairman of the Board, will serve as Co-Chairs of the Board.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE (SEE PAGE 42)

     None of our current shareholders should recognize gain or loss under U.S. federal income tax laws solely as a result of the share exchange. In addition, neither we nor Proxima should recognize gain or loss under U.S. federal income tax laws solely as a result of the share exchange.

ACCOUNTING TREATMENT OF THE SHARE EXCHANGE (SEE PAGE 43)

     We intend for the share exchange to, and believe it will, qualify as a pooling of interests for accounting purposes. One of the conditions to our obligation to complete the share exchange is that, prior to closing, we must receive a letter from Arthur Andersen, LLP, our independent public accountants, stating that it is appropriate for the share exchange to be accounted for as a pooling of interests.

NO APPRAISAL RIGHTS (SEE PAGE 43)

     You are not entitled to appraisal rights in connection with the share exchange. Proxima shareholders have the rights described on page 43, relating to compulsory acquisition procedures under Norwegian law.

REGULATORY APPROVALS (SEE PAGE 43)

     Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, the share exchange may not be completed until after we submit information and materials to the Federal Trade Commission and U.S. Department of Justice and the required waiting period has expired or been terminated. We submitted the required notification and report forms on March 15, 2000. The waiting period will expire at midnight on April 14, 2000. The waiting period for Proxima's submission will expire on the same date. The waiting period for the submission on behalf of a Proxima shareholder relative to his acquisition of In Focus common stock in the share exchange will expire at midnight on April 27, 2000.

     The share exchange is also subject to approval by the Norwegian Ministry of Industry and Trade under the Norwegian Acquisition of Business Undertakings Act. Approval may be denied if the share exchange is deemed contrary to the public interest. To date the Ministry has never taken that kind of action, although they have imposed conditions on transactions. If the Ministry does not take action or request further information within 30 days after filing, approval will be deemed granted. In accordance with Norwegian law, the earliest date we may file the required report with the Ministry is when Proxima's shareholders have tendered the minimum number of shares in response to the exchange offer.

     Proxima has, on behalf of its Norwegian shareholders, applied to the Norwegian Ministry of Finance for a tax exemption with respect to gains realized upon the exchange of Proxima ordinary shares for In Focus common stock. Under the Business Combination Agreement, unless Proxima consents, we may not commence the exchange offer unless and until the tax exemption is granted.

CONDITIONS TO THE SHARE EXCHANGE (SEE PAGE 49)

     We are not required to complete the share exchange unless a number of conditions are satisfied or we waive them. These conditions include the following, in addition to standard conditions:

     - holders of more than 90% of Proxima's issued and outstanding ordinary shares must tender their shares in response to the exchange offer;

     - holders of a sufficient number of outstanding Proxima stock options, as necessary for the share exchange to be accounted for as a pooling of interests, must agree to permit us to assume their stock options;

     - our shareholders must approve the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby, as described in this proxy statement and the Business Combination Agreement;

     - our shareholders must approve the increase in the number of shares of common stock we are authorized to issue;

     - any applicable waiting period under the Hart Scott Rodino Act, and under any applicable competition laws of any non-U.S. jurisdiction, must have expired or been terminated; and

     - prior to closing, we must receive a letter from Arthur Andersen LLP, our independent public accountants, stating that it is appropriate to account for the share exchange as a pooling of interests.

TERMINATION OF THE BUSINESS COMBINATION AGREEMENT (SEE PAGE 52)

     Both parties may terminate the Business Combination Agreement and abandon the share exchange by mutual written consent. In addition, either party may unilaterally take such action under specified circumstances, including if:

     - the share exchange is not completed by September 30, 2000, but this right is not available to a party that has breached its obligations under the Business Combination Agreement and thereby prevented completion of the share exchange;

     - our shareholders do not approve the issuance of up to 15,825,000 shares of common stock to complete the share exchange and the transactions contemplated thereby, as described in this proxy statement and the Business Combination Agreement;

     - our shareholders do not approve the increase in the number of shares of common stock that we are authorized to issue; or

     - the other party takes certain action with respect to a prohibited acquisition proposal or modifies or withdraws its approval of the Business Combination Agreement or the share exchange.

NO NEGOTIATIONS REGARDING ALTERNATIVE BUSINESS COMBINATIONS (SEE PAGE 48)

     Both parties have agreed, subject to limited exceptions, not to initiate or engage in discussions with another party about a business combination while the share exchange is pending.

TERMINATION FEE (SEE PAGE 52)

     We would be entitled to a $3,500,000 termination fee from Proxima if we terminate the Business Combination Agreement, and Proxima would be entitled to the same termination fee from us if it terminates the Business Combination Agreement, for any of the following reasons:

     - the other party enters into, or publicly announces its intention to enter into, an agreement or agreement in principle with respect to a prohibited acquisition proposal;

     - the other party's board of directors withdraws its approval or recommendation of the exchange offer or the Business Combination Agreement, or modifies its approval or recommendation in a manner adverse to the terminating party; or

     - the other party's board of directors makes any recommendation with respect to a prohibited acquisition proposal other than a recommendation rejecting or against the acquisition proposal.

                                   PROPOSAL 2

THE PROPOSED AMENDMENT (SEE PAGE 53)

     We are seeking shareholder approval of an amendment to the In Focus Systems, Inc. Restated Articles of Incorporation. The amendment would increase the number of shares of common stock that we authorized to issue from 50,000,000 to 150,000,000.

REASONS FOR THE AMENDMENT (SEE PAGE 53)

     We are presently authorized to issue up to 50,000,000 shares of common stock. Following completion of the share exchange and assuming shareholder approval of proposal 4, up to 65,224,301 shares of our common stock would be either issued and outstanding or reserved for issuance under our stock incentive plans and shareholder rights plan. CONSEQUENTLY, OUR SHAREHOLDERS MUST APPROVE AN INCREASE IN OUR

AUTHORIZED SHARES IN ORDER FOR US TO COMPLETE THE SHARE EXCHANGE. Even if we do not complete the share exchange, our board of directors believes the increase is appropriate to provide sufficient flexibility in furtherance of general corporate purposes.

RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE 53)

     Our board of directors unanimously recommends that you vote FOR the proposal to amend our Restated Articles of Incorporation to increase the number of shares of In Focus common stock authorized for issuance from 50,000,000 to 150,000,000.

                                   PROPOSAL 3

THE PROPOSED AMENDMENT (SEE PAGE 57)

     We are seeking shareholder approval of an amendment to the In Focus Systems, Inc. Restated Articles of Incorporation. The amendment would change our name to "InFocus Corporation."

REASONS FOR THE AMENDMENT (SEE PAGE 57)

     Our board of directors believes it is important to change our corporate name to better reflect our product trademark "InFocus."

RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE 57)

     Our board of directors unanimously recommends that you vote FOR the proposal to amend our Restated Articles of Incorporation to change our name to "InFocus Corporation."

                                   PROPOSAL 4

THE PROPOSED AMENDMENT (SEE PAGE 58)

     We are seeking shareholder approval of an amendment to the In Focus Systems, Inc. 1998 Stock Incentive Plan. The amendment would increase the number of shares of In Focus common stock authorized for issuance under the stock incentive plan from 1,500,000 to 4,500,000. However, even if our shareholders approve the amendment, it will not take effect unless we complete the share exchange.

     On April 10, 2000, our board of directors approved an amendment to our stock incentive plan to prohibit any re-pricing or cancellation and re-issuance of stock options granted under the plan. This amendment will become effective only if our shareholders approve the proposal to increase the number of shares authorized for issuance under our stock incentive plan.

REASONS FOR THE AMENDMENT (SEE PAGE 58)

     Our stock incentive plan is, and will continue to be, an important tool in attracting and retaining key personnel. Our board of directors approved the amendment primarily to ensure sufficient flexibility in retaining and attracting key personnel following the share exchange. To ensure that the proposed 3,000,000 share increase is competitive with the stock programs of other, similarly sized high technology companies, we engaged an independent consultant to evaluate our proposal. Highlights of that study are included in this proxy statement.

RECOMMENDATION OF OUR BOARD OF DIRECTORS (SEE PAGE 59)

     Our board of directors unanimously recommends that you vote FOR the proposal to amend our stock incentive plan to increase the number of shares of In Focus common stock authorized for issuance from 1,500,000 to 4,500,000.

                                  CHAPTER TWO

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE INFORMATION BELOW AS WELL AS ALL OTHER INFORMATION PROVIDED TO YOU IN THIS DOCUMENT IN DECIDING WHETHER TO APPROVE THE ISSUANCE OF THE COMPANY'S SHARES NECESSARY TO COMPLETE THE SHARE EXCHANGE, INCLUDING INFORMATION IN THE SECTION OF THIS DOCUMENT ENTITLED "FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE."

IF WE ARE UNABLE TO EFFECTIVELY INTEGRATE PROXIMA INTO OUR OPERATIONS, WE MAY NOT ACHIEVE THE REVENUE, EARNINGS AND BUSINESS SYNERGIES WE ANTICIPATE FROM THE BUSINESS COMBINATION.

     We will face challenges integrating In Focus and Proxima, any of which could adversely affect the revenue, earnings and business synergies we anticipate from the business combination. The distance between our respective facilities amplifies these challenges. If we are unable to effectively integrate our technology, operations and personnel in a timely and efficient manner, we may not realize the anticipated benefits of the business combination, and, as a result, our financial performance may be adversely affected. We note, in particular, the following concerns:

     - the integration process may unduly distract our management and other key personnel from their regular responsibilities;

     - our business and management culture may be incompatible with Proxima's;

     - we may experience unanticipated costs and delays in implementing common systems and procedures; and

     - we may be unable to maintain the companies' existing relationships with their respective customers, suppliers and business partners.

IF WE ARE UNABLE TO RETAIN KEY IN FOCUS AND PROXIMA PERSONNEL, OUR EFFORTS TO INTEGRATE IN FOCUS AND PROXIMA MAY BE ADVERSELY AFFECTED.

     Our success in integrating the two companies depends in part on the continued service of key In Focus and Proxima personnel, including various officers and sales and distribution employees. Despite our retention efforts, one or more of these officers or employees may refuse to work for us following the share exchange. If we cannot timely recruit adequate replacements for these individuals, our integration efforts and, ultimately, our financial performance may be adversely affected.

THE COMBINATION IS SUBJECT TO THE RECEIPT OF CONSENTS AND APPROVALS FROM VARIOUS GOVERNMENT ENTITIES, WHICH MAY JEOPARDIZE OR DELAY COMPLETION OF THE COMBINATION OR ADVERSELY AFFECT THE ANTICIPATED BENEFITS OF THE TRANSACTION.

     We cannot complete the share exchange without making certain filings with antitrust and other regulatory authorities in the U.S., including the filing of certain information and materials with the Federal Trade Commission and the Department of Justice. In addition, consents and approvals are required from regulatory authorities in various other jurisdictions, including Norwegian authorities that can review the transaction after Proxima's shareholders have tendered their shares. Any of these jurisdictions and authorities may impose conditions that delay the share exchange or adversely affect the anticipated benefits of the transaction. See "The Share Exchange -- Regulatory Filings and Approvals Required to Complete the Share Exchange."

THE SHARE EXCHANGE WILL DECREASE THE VOTING CONTROL OF OUR SHAREHOLDERS.

     The share exchange will dilute the ownership interest of our current shareholders by as much as 38%, assuming all Proxima ordinary shares are tendered in response to the exchange offer and after giving effect to the potential exercise of all assumed Proxima stock options and all of our outstanding stock options. Accordingly, our current shareholders will have reduced voting power in the combined company.

WE MAY BE REQUIRED TO PAY A SUBSTANTIAL, AND UNCERTAIN, AMOUNT OF CASH IN THE SHARE EXCHANGE.

     The exchange offer is conditioned upon, among other things, the tender of more than 90% of Proxima's outstanding ordinary shares in response to the exchange offer. We intend to acquire any untendered shares for cash through various legal procedures under Norwegian law, which would require us to use a portion of our liquid assets. The amount of cash required to complete the purchase of untendered shares is uncertain because, under Norwegian law, the eventual cash price is likely to be substantially based on the trading price of our common stock and Proxima ordinary shares immediately prior to completion of the share exchange. If Proxima's shareholders tender only the minimum required percentage of shares, the cash required to complete the purchase of untendered
shares, based on the trading price of In Focus and Proxima shares on April   ,
2000, would be approximately $               . If the trading price of our
common stock or Proxima ordinary shares is materially higher immediately prior to completion of the share exchange, the effect on our cash position would be more significant.

     In addition, the negotiation and implementation of the share exchange and business combination will result in costs and expenses that we cannot yet calculate, but which we estimate will exceed $10,000,000. Such costs and expenses have or will be diverted from other, possibly more productive uses.

THE BUSINESS COMBINATION WILL EXPAND OUR INTERNATIONAL SALES AND OPERATIONS AND INCREASE OUR EXPOSURE TO THE INHERENT RISKS OF CONDUCTING BUSINESS INTERNATIONALLY.

     International sales represented approximately 36.6% of our revenue during 1999 and, on a pro forma basis, would have represented 38.5% of our revenue during 1999 if the share exchange had been completed as of January 1, 1999. The business combination will increase our exposure to a variety of risks associated with conducting business internationally, any of which could adversely affect our financial performance. These risks include:

     - difficulties in staffing and managing international operations;

     - longer payment cycles and other problems collecting accounts receivable;

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

     - recessionary environments in foreign economies;

     - uncertainties relative to regional, political and economic circumstances; and

     - increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY TRANSACTION LOSSES.

     Following the share exchange, we will conduct a larger portion of our business in foreign currencies. Despite efforts to manage foreign exchange risk, our hedging activities may not adequately protect us against the risks associated with foreign currency fluctuations. As a consequence, we may incur losses in connection with fluctuations in foreign currency exchange rates.

THE BUSINESS COMBINATION COULD HARM OUR RELATIONSHIPS WITH EXISTING CUSTOMERS, SUPPLIERS AND OTHER THIRD-PARTIES.

     Our existing customers and suppliers, as well as other third-parties with whom we have business relationships, may react unfavorably to the business combination or have significant concerns regarding the consequent uncertainties of the business combination. As a result, these parties may delay purchasing decisions or modify pricing or payment terms, as the case may be, or take other action that adversely affects our business.

IF WE ARE UNABLE TO ACCOUNT FOR THE SHARE EXCHANGE AS A POOLING OF INTERESTS, OUR FINANCIAL PERFORMANCE WOULD BE SIGNIFICANTLY HARMED.

     The combination is intended to be treated for accounting purposes as a pooling of interests. If, however, this expected accounting treatment does not occur and we nevertheless consummated the share exchange, we will be required to account for the share exchange as a purchase of Proxima's assets, including goodwill and other intangible assets. Purchase accounting would negatively affect our earnings, as goodwill and other intangible assets would be amortized over a period of years and reduce earnings for each quarter during those years. Although we expect to receive a letter from our independent public accountants concurring with our management that the share exchange will qualify for pooling of interests accounting treatment, the opinion would not be binding on the SEC and would not take into account transactions that may occur subsequent to the share exchange that would disallow pooling of interests accounting.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.

     This proxy statement and the documents we have incorporated by reference include various statements about us, Proxima, the share exchange and the combined company after the share exchange that are forward-looking and do not address historical facts. These statements constitute "forward-looking statements" within the meaning of the safe harbor set forth in Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. We believe such statements are covered by the Private Securities Litigation Reform Act of 1995.

     Forward-looking statements include and address such matters as:

     - financial projections and estimates;

     - plans, objectives and expectations with respect to future operations, products and services;

     - synergies resulting from the share exchange;

     - future economic performance;

     - assumptions underlying projections, estimates and performance; and

     - the estimated size and growth of relevant markets.

     Forward-looking statements often include such words as "anticipates," "believes," "expects," "intends," "estimates," "plans," and similar expressions. However, we do not intend the absence of such words in a particular statement to suggest that the statement is not forward-looking.

     When we make forward-looking statements, we do so on the basis of what we believe are reasonable assumptions. However, numerous risks, uncertainties and other important factors, most of which are difficult to predict and generally are beyond our control, may cause actual results to differ materially from those suggested in forward-looking statements. These include:

     - matters discussed or identified from time to time in our public filings with the Securities and Exchange Commission;

     - specific risks or uncertainties associated with our expectations regarding our business, Proxima's business or the share exchange, such as:

      - the timing, completion or tax status of the share exchange;

      - the accounting treatment of the share exchange;

      - the fairness of the exchange ratio;

      - growth prospects;

      - distribution channels;

      - the impact of technological change;

      - risks associated with international operations, including foreign exchange rate fluctuations;

      - earnings per share;

      - anticipated cost savings;

      - anticipated revenue enhancements;

      - demand for our combined product offerings;

      - competition; and

      - pricing.

     - general economic conditions such as:

      - changes in interest rates and market fluctuations;

      - changes in domestic and foreign laws, regulations and taxes;

      - changes in competition and pricing environments;

      - regional or general changes in asset valuations;

      - the occurrence of significant natural disasters; and

      - general market conditions.

     Our actual results following the share exchange could differ materially from those expressed in, or implied by, these forward-looking statements. Accordingly, we cannot assure that any of the events anticipated by the forward-looking statements will occur, or if they do, what impact they will have on our results of operations and financial condition.

                                 CHAPTER THREE

                             FINANCIAL INFORMATION

                       NATURE OF PROXIMA'S TRADING MARKET

     Proxima ordinary shares are traded on the Oslo Stock Exchange under the symbol "PRX." There is no established trading market for Proxima ordinary shares in the U.S. As of March 31, 2000, approximately 886,993 Proxima ordinary shares were held of record by approximately 26 U.S. shareholders.

     The following table summarizes the high and low quarterly sales prices for Proxima ordinary shares, as reported on the Oslo Stock Exchange, during the current year and the preceding two years. The per share price of Proxima ordinary shares has been converted into U.S. dollars based on the currency exchange rate in effect on the date of each high and low quarterly price.

                                                                 PROXIMA           PROXIMA
                                                                  (NOK)             (USD)
                                                              --------------    -------------
                                                              HIGH      LOW     HIGH     LOW
                                                              -----    -----    -----    ----
1998
  1st Quarter...............................................  96.00    58.00    12.69    7.71
  2nd Quarter...............................................  92.00    48.50    11.94    6.39
  3rd Quarter...............................................  62.00    30.00     8.03    3.77
  4th Quarter...............................................  53.00    30.50     7.02    4.07
1999
  1st Quarter...............................................  59.00    44.50     7.90    5.70
  2nd Quarter...............................................  54.00    40.70     6.92    5.21
  3rd Quarter...............................................  55.50    42.90     7.10    5.44
  4th Quarter...............................................  62.00    47.00     7.83    6.06
2000
  1st Quarter...............................................  94.50    48.50    11.20    6.05

                           COMPARATIVE PER SHARE DATA

     The following table sets forth selected historical per share data of In Focus and Proxima and combined per share data on an unaudited pro forma basis, after giving effect to the share exchange on a pooling of interests accounting basis. The pro forma equivalent data for Proxima are based on historical amounts per share multiplied by the exchange ratio of 0.3615. This data is derived from and should be read in conjunction with the In Focus Selected Financial Data, the Proxima Selected Financial Data and the separate historical combined financial statements of In Focus and Proxima contained elsewhere in this proxy statement or incorporated herein by reference. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the years presented and should not be construed as representative of future operations. During the periods presented, In Focus did not declare any cash dividends with respect to its common stock and Proxima did not declare any cash dividends with respect to its ordinary shares.

                                                                    DECEMBER 31,
                                                              ------------------------
                                                              1999      1998     1997
                                                              -----    ------    -----
                                                                  (AMOUNTS IN USD)
In Focus Common Stock
  Net income (loss) per share:
     Historical:
       Basic................................................  $1.20    $(0.03)   $0.93
       Diluted..............................................   1.13     (0.03)    0.90
     Pro forma combined
       Basic................................................   1.16      0.18     0.88
       Diluted..............................................   1.12      0.18     0.87
  Book value per share at year-end:(1)
     Historical.............................................   7.41
     Pro forma combined.....................................   7.29
Proxima Ordinary Shares
  Net income per share:
     Historical (U.S. GAAP):
       Basic................................................   0.40      0.18     0.29
       Diluted..............................................   0.40      0.18     0.29
     Historical (Norwegian GAAP):
       Basic................................................   0.42      0.33     0.38
       Diluted (Fully)(2)...................................   0.41      0.32     0.38
       Diluted (Treasury Stock Method)(3)...................   0.42      0.33     0.38
     Pro forma equivalent
       Basic................................................   0.42      0.07     0.32
       Diluted..............................................   0.40      0.07     0.31
  Book value per share at year-end:(1)
     Historical (U.S. GAAP).................................   7.10
     Pro forma equivalent...................................   2.64

---------------

(1) Included for specified year only, in accordance with SEC rules.

(2) Includes dilutive effect using all shares subject to outstanding options (on a weighted average basis) for the period.

(3) Includes dilutive effect using the treasury stock method as prescribed by SFAS 128.

                        IN FOCUS SELECTED FINANCIAL DATA

     The table below sets forth selected historical financial information regarding In Focus for, and as of the end of, each of the five years ended December 31, 1999, all of which was derived from our audited financial statements. This information is only a summary, and you should read it in conjunction with our historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which we incorporate by reference into this proxy statement.

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                1999       1998       1997       1996       1995
                                              --------   --------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenue...................................  $390,691   $306,663   $315,761   $258,475   $202,821
  Cost of product sales.....................   275,368    242,123    230,503    185,313    126,148
                                              --------   --------   --------   --------   --------
     Gross profit...........................   115,323     64,540     85,258     73,162     76,673
  Operating expenses:
     Marketing and sales....................    48,213     40,561     32,726     30,152     25,265
     Engineering............................    21,013     20,153     18,222     18,545     11,882
     General and administrative.............    10,299      7,226      7,852      7,535      6,585
                                              --------   --------   --------   --------   --------
       Income (loss) from operations........    35,798     (3,400)    26,458     16,930     32,941
  Other income..............................     2,339        952      1,817      1,824      1,593
                                              --------   --------   --------   --------   --------
  Income (loss) before income taxes.........    38,137     (2,448)    28,275     18,754     34,534
  Provision for (benefit from) income
     taxes..................................    11,250     (1,777)     8,225      5,622     11,842
                                              --------   --------   --------   --------   --------
  Net income (loss).........................  $ 26,887   $   (671)  $ 20,050   $ 13,132   $ 22,692
                                              ========   ========   ========   ========   ========
  Basic net income (loss) per share.........  $   1.20   $  (0.03)  $   0.93   $   0.60   $   1.04
                                              ========   ========   ========   ========   ========
  Diluted net income (loss) per share.......  $   1.13   $  (0.03)  $   0.90   $   0.58   $   0.99
                                              ========   ========   ========   ========   ========
BALANCE SHEET DATA
  Working capital...........................  $148,218   $119,487   $112,402   $ 93,109   $ 81,414
  Total assets..............................   234,595    171,931    189,908    138,250    127,303
  Long-term debt, less current portion......        --         --         --        738         --
  Shareholders' equity......................   169,763    135,601    133,029    107,960     97,527

                        PROXIMA SELECTED FINANCIAL DATA

     The table below sets forth selected historical financial information regarding Proxima for, and as of the end of, each of the five years ended December 31, 1999, all of which was derived from Proxima's audited financial statements. This information is only a summary, and you should read it in conjunction with Proxima's historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, contained elsewhere in this proxy statement.

     Proxima's audited financial statements were prepared in accordance with Norwegian GAAP, which differ in certain respects from U.S. GAAP. A summary of the principal differences between Norwegian and U.S. GAAP and a reconciliation to U.S. GAAP are set forth in the notes to Proxima's audited financial statements.

                                                              YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------
                                                  1999        1998       1997      1996      1995
                                                ---------   ---------   -------   -------   -------
                                                     (IN NOK THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1)
  Sales revenue...............................  2,323,335   1,575,582   604,321   324,616   219,169
  Cost of goods sold..........................  1,613,547   1,077,890   348,357   162,870   128,558
  Salaries....................................    192,005     143,091    63,650    37,516    29,936
  Other operating expenses, including
     amortization of goodwill and ordinary
     depreciation.............................    323,962     202,262    65,305    50,311    28,685
                                                ---------   ---------   -------   -------   -------
  Operating profit............................    193,821     152,339   127,009    73,919    31,990
  Net financial items.........................     18,667       2,820     8,452     1,341    (1,285)
                                                ---------   ---------   -------   -------   -------
  Income before income taxes..................    212,488     155,159   135,461    75,260    30,705
  Provision for income taxes..................     77,250      54,522    37,418    25,229     9,183
                                                ---------   ---------   -------   -------   -------
  Net income..................................    135,238     100,637    98,043    50,031    21,522
                                                =========   =========   =======   =======   =======
  Basic net income per share..................       3.27        2.48      2.69      1.40      0.65
                                                =========   =========   =======   =======   =======
  Diluted net income per share................       3.16        2.43      2.67      1.40      0.65
                                                =========   =========   =======   =======   =======
  Diluted net income per share, using Treasury
     Stock Method.............................       3.25        2.48      2.67      1.40      0.65
                                                =========   =========   =======   =======   =======
  U.S. GAAP net income(2).....................    129,631      55,024    75,721    41,266    23,083
  U.S. GAAP basic earnings per share..........       3.13        1.36      2.08      1.16      0.70
  U.S. GAAP diluted earnings per share........       3.12        1.36      2.08      1.16      0.70
BALANCE SHEET DATA(3)
  Working capital.............................    584,333     402,905   277,842   101,535    49,471
  Total assets................................  1,389,731   1,307,413   410,052   167,057    92,565
  Long-term debt, less current portion........        251       5,558       103        --       147
  Shareholders' equity........................    901,931     729,962   290,151   113,190    55,184
  U.S. GAAP total assets(3)...................  1,339,274   1,254,377   413,631   170,209    94,126
  U.S. GAAP shareholders' equity(3)...........    852,199     685,077   302,242   140,287    56,745

---------------
(1) Statement of operations data for 1995 and 1996 have not been restated in accordance with the Norwegian Accounting Act of 1998.

(2) U.S. GAAP amounts have been restated to be on a consistent basis for all years.

(3) Balance sheet data for 1995, 1996 and 1997 have not been restated in accordance with the Norwegian Accounting Act of 1998.

                                 EXCHANGE RATES

     The following table sets forth, for the periods and dates indicated, the average, high, low and end of period exchange rates for Norwegian kroner into U.S. dollars. In accordance with SEC regulations, the exchange rates used are the noon buying rates in New York City for cable transfers payable in Norwegian kroner as announced for customs purposes by the Federal Reserve Bank of New York.

            FISCAL YEAR ENDED DECEMBER 31,               AVERAGE(A)    HIGH     LOW     END OF PERIOD
            ------------------------------               ----------   ------   ------   -------------
1995...................................................    6.3355     6.8110   6.1265      6.3210
1996...................................................    6.4594     6.6160   6.3100      6.3750
1997...................................................    7.0857     7.7564   6.3420      7.3740
1998...................................................    7.5521     8.3200   7.3130      7.5800
1999...................................................    7.8071     8.0970   7.3970      8.0100
2000 (through March 31, 2000)..........................    8.3723     8.4660   7.9340      8.4350

---------------
(A) The average of the exchange rates on the last trading day of each calendar month during the period.

     On April 7, the most recent practicable date prior to the filing of this proxy statement, the exchange rate for Norwegian kroner into U.S. dollars was
8.4820. Fluctuations in the exchange rate between the U.S. dollar and the Norwegian kroner will not affect the exchange ratio in the share exchange.

                PROXIMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Proxima prepared the following discussion and analysis of its financial condition and results of operations for inclusion in this proxy statement. The historical financial information is drawn from Proxima's audited financial statements, which were prepared in accordance with Norwegian GAAP. A summary of the differences between U.S. GAAP and Norwegian GAAP and a reconciliation to U.S. GAAP are set forth in the notes to Proxima's audited financial statements, beginning on page F-17 of this proxy statement. The explanatory and forward-looking statements herein reflect Proxima's analysis of its financial performance and known trends and uncertainties. We believe, but cannot provide any assurance, that such statements are accurate in all material respects.

1999 COMPARED TO 1998

     Total revenue increased approximately NOK 747.7 million, or 48%, to NOK 2,323.3 million in 1999, compared to NOK 1,575.6 million in 1998. The increase in total revenue is primarily attributable to Proxima's acquisition of its U.S. subsidiary, Proxima Corporation, and the increased level of unit sales. Even though there was a limited supply of sourced products, reduced availability of components, and quality issues with certain purchased components towards the end of 1999, the revenue reported is the highest in Proxima's history.

     The geographical split of the revenue was 63% from the Americas, 28% from Europe, and 9% from Asia in 1999, compared to 55% from the Americas, 38% from Europe, and 7% from Asia in 1998. Revenue in the Americas increased NOK 604.4 million, or 70%, to NOK 1,466.2 million in 1999 compared to NOK 861.8 million in 1998. The shift toward a larger American share was primarily due to, and a significant factor in Proxima's American revenue growth was, the inclusion of Proxima's U.S. subsidiary in its operations throughout 1999, compared to 1998 when the U.S. subsidiary's operations were included for less than three quarters. Revenue in Europe increased NOK 57.5 million, or 10%, to NOK 658.2 million in 1999 compared to NOK 600.7 million in 1998. Revenue in Asia increased NOK 85.8 million, or 76%, to NOK 198.9 million in 1999 compared to NOK 113.1 million in 1998.

     During 1999 Proxima introduced the PROXIMA UltraLight SV1/ASK C1 and PROXIMA Ultralight LX1/ASK C5. These projectors have won several awards and helped drive demand for Proxima's products. As average unit prices have gradually declined, demand has increased. The largest revenue increase comes from the ultra portable product segment which made up 41% of total sales in the fourth quarter of 1999. Additionally, Proxima introduced ePresenter.com as the first "one stop shopping" Internet store in the market for sales of projectors and other presentation products via the Internet. The revenue generated by ePresenter.com is not yet significant to Proxima. However, Proxima expects it to become an important sales channel in the future.

     Gross margin increased approximately NOK 212.1 million, or 43%, to NOK
686.6 million in 1999, compared to NOK 497.7 million in 1998. The increase is primarily due to the increased revenue. Gross margin as a percentage of sales decreased slightly to 30.6% in 1999 from 31.6% in 1998. Gross margin is defined for Norwegian GAAP purposes using cost of goods sold that includes only material costs and not direct labor.

     Other operating costs, including salaries and other personnel costs, increased approximately NOK 162.4 million, or 55%, to NOK 481.5 million in 1999, compared to NOK 319.1 million in 1998. The increase was primarily a result of higher sales and marketing expenditures from increased sales activity and higher volumes. Additionally, Proxima's U.S. subsidiary was included for a full year in 1999, but for less than three quarters in 1998. Proxima reports its expenses in its income statement based on the type of cost, rather than the function.

     Amortization of goodwill increased approximately NOK 7.1 million or 49% to NOK 21.5 million in 1999 from NOK 14.4 in 1998. The increase is due to the inclusion of a full year of goodwill amortization in 1999 relating to Proxima's U.S. subsidiary, compared to less than three quarters in 1998. The goodwill relates to Proxima's acquisition of its U.S. subsidiary, effective April 14, 1998. Goodwill was reduced to NOK 194.6 million as of December 31, 1999 compared to NOK 290.0 million as of December 31, 1998. In addition to amortization and effects of currency fluctuation, Proxima reclassified NOK 85.9 million of goodwill as deferred tax assets. The reclassification relates to the revaluation of the tax position of Proxima's U.S. subsidiary at the end of 1999 and its ability to take advantage of loss carryforwards. The reclassification was made effective December 31, 1999 and does not have any effect on Proxima's 1999 income statement. Beginning in 2000 the reclassification will reduce amortization of goodwill by approximately NOK 6.5 million annually.

     Depreciation increased approximately NOK 1.0 million, or 8%, to NOK 12.9 million in 1999, compared to NOK 11.9 million in 1998. This increase is primarily due to further investments in fixed assets, particularly related to new production equipment in Fredrikstad and information technology investments.

     Financial income increased approximately NOK 21.0 million, or 78%, to NOK
48.1 million in 1999, compared to NOK 27.1 million in 1998. Financial income in 1999 was comprised of interest income of NOK 11.7 million, a currency gain of NOK 24.3 million, and a gain of approximately NOK 12.1 million from the sale of shares, compared to interest income of NOK 6.2 million, a currency gain of NOK
20.9 million, and no gain from the sale of shares in 1998. Interest income increased primarily due to higher average cash holdings. The gain from the sale of shares in 1999 represents the profit Proxima realized when it sold all of its shares in Laser Power Corporation.

     Financial expenses increased by approximately NOK 5.2 million, or 21%, to NOK 29.5 million in 1999, compared to NOK 24.3 million in 1998. Financial expenses in 1999 included a currency loss of NOK 21.8 million and other financial expenses of approximately NOK 7.7 million, compared to a currency loss of NOK 16.5 million and other financial expenses of NOK 7.8 million in 1998. The net effect of Proxima's currency transactions was a gain of NOK 2.5 million.

     Profit before taxes increased to NOK 212.5 million (9.1% of revenue) in 1999 from NOK 155.2 million (9.9% of revenue) in 1998. The increase was primarily the result of increased sales.

     Income tax expense was approximately NOK 77.3 million in 1999, compared to approximately NOK 54.5 million in 1998. Proxima's effective tax rate was approximately 36.4% in 1999, compared to approximately 35.1% in 1998.

     Net income increased approximately NOK 34.6 million or 34% to NOK 135.2 million in 1999, compared to NOK 100.6 million in 1998.

EFFECT OF U.S. GAAP

     Proxima's financial statements are presented according to Norwegian GAAP. Had the financials been prepared according to U.S. GAAP, Proxima's net income would have been approximately NOK 129.6 million, which is approximately NOK 5.6 million less than Proxima's reported net income according to Norwegian GAAP. Cost of goods sold is higher under U.S. GAAP because direct labor, logistics and procurement, warranty costs and outbound freight are elements of cost of goods sold under U.S. GAAP, but are included in salaries and other operating expenses in Proxima's Norwegian GAAP financial statements. Additional compensation costs would be recorded under U.S. GAAP as a result of electing to apply APB 25 to the stock options issued. Proxima has expensed certain investments that would have been capitalized and depreciated according to U.S. GAAP. Amortization of goodwill would have been lower under U.S. GAAP because the recorded goodwill would have been lower due to differences in accounting for business combinations. Proxima's gain on the sale of shares would have been smaller under U.S. GAAP because the securities would have been recorded as a marketable security available for sale, and not written down as part of the purchase accounting of Proxima's U.S. subsidiary. For more information about the reconciliation from Norwegian GAAP to U.S. GAAP, see note 17 to Proxima's financial statements.

     Inflation has not had a significant effect on Proxima's operating results in 1999 or 1998.

1998 COMPARED TO 1997

     Total revenue increased approximately NOK 971.3 million or 161% to NOK 1,575.6 million in 1998, compared to NOK 604.3 million in 1997. The increase in total revenue is primarily attributable to Proxima's acquisition of its U.S. subsidiary, Proxima Corporation, as well as a large increase in unit sales. The acquisition of Proxima Corporation was effective April 14, 1998 and Proxima Corporation is included in the Proxima Group's results from the effective date. The inclusion of Proxima Corporation in Proxima's financial statements contributed NOK 892,4 million of revenue in 1998. The growth in the number of units sold is stronger than the growth measured in value due to lower average sales prices.

     The geographical split of the revenue was 55% from the Americas, 38% from Europe, and 7% from Asia in 1998, compared to 16% from the Americas, 69% from Europe, and 15% from Asia in 1997. Revenue in the Americas increased NOK 765.1 million or 791% to NOK 861.8 million in 1998 compared to NOK 96.7 million in 1997. The increased share of and revenue generated by Proxima's American operations was primarily due to the inclusion of the Proxima's U.S. subsidiary in its financial statements from April 14, 1998. Revenue in Europe increased NOK
183.7 million or 44% to NOK 600.7 million in 1998 compared to NOK 417.0 million in 1997. Revenue in Asia increased NOK 22.5 million or 24.8% to NOK 113.1 million in 1998 compared to NOK 90.6 million in 1997.

     During 1998 Proxima introduced the ASK A4 Compact and the PROXIMA PRO AV 9310. Both products received a favorable market response. The ASK A4 Compact product marked a breakthrough in ultraportable projectors with its small dimensions and low weight. The PROXIMA PRO AV 9310 marked a new achievement for polysilicon technology and has an output of over 2,000 lumens. A total of 13 new or improved projectors were introduced in 1998.

     Gross margin increased NOK 241.7 million, or 94%, to NOK 497.7 million in 1998, compared to NOK 256.0 million in 1997. Gross margin as a percentage of sales revenue decreased from 42.4% in 1997 to 31.6% in 1998. The decrease in the gross margin percentage was primarily a result of the inclusion in the financial statements of Proxima's U.S. subsidiary beginning April 14, 1998. The structure of Proxima's U.S. subsidiary is slightly different than Proxima's structure, as the U.S. subsidiary primarily sells products manufactured by strategic partners. Therefore, instead of incurring engineering and development expenses, such costs typically are passed-on by the manufacturers as part of the sales price. This business model typically results in a lower gross margin than a business model that focuses on selling self-manufactured products. Gross margin is defined for Norwegian GAAP purposes using cost of goods sold that includes only material costs and not direct labor.

     Other operating costs, including salaries and other personnel costs, increased approximately NOK 194.4 million, or 189%, to NOK 319.1 million in 1998, compared to NOK 124.7 million in 1997. The increase was primarily a result of additional expenses from Proxima's U.S. subsidiary and expenses due to higher sales and increased activity in marketing, sales, engineering and development.

     Amortization of goodwill increased to NOK 14.4 million in 1998. Proxima did not record any goodwill in 1997. All of Proxima's goodwill amortization in 1998 resulted from Proxima's April 14, 1998 acquisition of Proxima Corporation, a distribution company with the bulk of its operations in the U.S. Proxima consummated the acquisition through a public cash tender offer made through its wholly-owned subsidiary, BD Acquisition Corp. BD Acquisition Corp. and Proxima Corporation merged immediately after the acquisition, with the surviving company retaining the name Proxima Corporation and continuing as a wholly-owned subsidiary of Proxima. Proxima accounted for the acquisition using purchase accounting.

     Depreciation increased approximately NOK 7.6 million, or 177%, to NOK 11.9 million in 1998, compared to NOK 4.3 million in 1997. This increase is primarily due to additional fixed assets obtained through the acquisition of Proxima's U.S. subsidiary and Proxima's additional investments in fixed assets. The warehouse operations in Fredrikstad moved into a new 2,500 square meter site early in the year requiring additional investments.

     Financial income increased approximately NOK 8.8 million, or 48%, to NOK
27.1 million in 1998, compared to NOK 18.3 million in 1997. Financial income was comprised of interest income of NOK

6.2 million and a currency gain of approximately NOK 20.9 million in 1998, compared to interest income of NOK 2.9 million and a currency gain of NOK 15.4 million in 1997. Interest income increased primarily due to higher average cash holdings.

     Financial expenses increased approximately NOK 14.4 million, or 146%, to NOK 24.3 million in 1998, compared to NOK 9.9 million in 1997. Financial expenses in 1998 were comprised of a currency loss of NOK 16.5 million and other financial expenses of approximately NOK 7.8 million, compared to a currency loss of NOK 9.4 million and other financial expenses of NOK 0.5 million in 1997. Financial expenses increased in 1998 primarily as a result of borrowing costs related to Proxima's acquisition of its U.S. subsidiary. The net effect of Proxima's currency transactions in 1998 was a gain of NOK 4.4 million.

     Profit before taxes increased to NOK 155.1 million (9.8% of revenue) in 1998 from NOK 135.5 million (22.4% of revenue) in 1997. The increase was primarily the result of increased sales. The lower profit as a percentage of revenue is primarily due to lower margins for Proxima's U.S. subsidiary, which it acquired in April 1998.

     Income tax expense was approximately NOK 54.5 million in 1998, compared to approximately NOK 37.4 million in 1997. Proxima's effective tax rate was approximately 35.1% in 1998, compared to approximately 27.6% in 1997. Proxima's U.S. subsidiary made a profit for the year after the acquisition on April 14, 1998, which has resulted in a higher tax rate for the group. The higher tax is also due to tax conditions linked to deferred tax benefits, goodwill from the acquisition, and a higher combined state and federal tax rate in California, the location of Proxima's U.S. subsidiary.

     Net income increased approximately NOK 2.6 million or 3% to NOK 100.6 million in 1998, compared to NOK 98.0 million in 1997.

EFFECT OF U.S. GAAP

     Proxima's financial statements are presented according to Norwegian GAAP. Had the financials been prepared according to U.S. GAAP, Proxima's net income would have been approximately NOK 55.0 million, which is approximately NOK 45.6 million less than Proxima's reported net income according to Norwegian GAAP. A major part of this lower net income under U.S. GAAP is due to restructuring costs and differences in fair value allocation in relation to Proxima's acquisition of its U.S. subsidiary in April 1998. A portion of these costs would qualify to be capitalized as part of the purchase according to Norwegian GAAP, but would be treated as period cost according to U.S. GAAP. Cost of goods sold is higher under U.S. GAAP because direct labor, logistics and procurement, warranty costs and outbound freight are elements of cost of goods sold under U.S. GAAP, but are included in salaries and other operating expenses in Proxima's Norwegian GAAP financial statements. Additional compensation costs would be recorded under U.S. GAAP as a result of electing to apply APB 25 to the stock options issued. Proxima would have recorded a loss on investment under U.S. GAAP because the investment in shares of Laser Power Corporation would have been recorded as a marketable security available for sale, and not written down as part of the purchase accounting of Proxima's U.S. subsidiary. This security had a decline in value which was defined as other than temporary. For more information about the reconciliation from Norwegian GAAP to U.S. GAAP, see note 17 to Proxima's consolidated financial statements.

     Inflation did not have a significant effect on Proxima's operating results in 1998 or 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital was approximately NOK 584.3 million at December 31, 1999 compared to NOK 402.9 million at December 31, 1998. Working capital included cash of NOK 330.1 million and NOK 321.6 million in 1999 and 1998, respectively. The increase in working capital of approximately NOK 181.5 million is primarily attributable to a decrease in the short term portion of interest bearing debt of NOK 165.6 million or 97% to 5.6 million at December 31, 1999, compared to NOK
171.2 million at December 31, 1998. Proxima generated NOK 172.9 million in cash from operations in 1999. The cash flow from operations enabled Proxima to pay down on its interest bearing debt. The interest bearing debt relates to Proxima's acquisition of its U.S. subsidiary. The remaining interest bearing debt will be redeemed during the first six months of 2000.

     Inventories increased approximately NOK 6.7 million to NOK 211.6 million at December 31, 1999 compared to NOK 204.9 million at December 31, 1998. The increase in inventories is due to higher volumes, offset by large demand and limited availability of components at the end of the year.

     Accounts receivable increased approximately NOK 123.2 million to NOK 505.5 million at December 31, 1999 compared to NOK 382.3 million at December 31, 1998. The increase in accounts receivable is primarily attributable to increase in sales levels. Collection efforts have increased. Days sales outstanding has decreased to 78 days at December 31, 1999 compared to 87 days at December 31, 1998. At December 31, 1999, 60% of Proxima's accounts receivable were current, 13% were 30 days or less past due and 27% were beyond 30 days past due. At December 31, 1998, 62% of Proxima's accounts receivable were current, 15% were 30 days or less past due and 23% were beyond 30 days past due.

     Goodwill fell to NOK 194.6 million as of December 31, 1999, compared to NOK
290.0 million as of December 31, 1998. In addition to amortization and the effects of currency fluctuation, Proxima reclassified NOK 89.5 million of goodwill as deferred tax assets in 1999. The reclassification relates to the revaluation of the tax position of Proxima's U.S. subsidiary at the end of 1999 and its ability to take advantage of net operating loss carryforwards. The reclassification, which was effective December 31, 1999, was made in accordance with Norwegian GAAP and does not have any effect on Proxima's 1999 income statement. Beginning in 2000 the reclassification will reduce amortization of goodwill by approximately NOK 6.5 million annually. Deferred tax assets increased to NOK 88.7 million as of December 31, 1999 from NOK 15.2 million as of December 31, 1998, primarily due to the reclassification. Proxima's goodwill relating to the acquisition of its U.S. subsidiary is recorded in U.S. dollars because the subsidiary officially merged with a wholly-owned U.S. subsidiary of Proxima. The currency fluctuation on goodwill is material due to an increase in the exchange rate between U.S. dollars and Norwegian Kroner from 7.61 at December 31, 1998 to 8.05 at December 31, 1999.

     Fixed assets increased approximately NOK 16.5 million to NOK 34.0 million as of December 31, 1999 compared to NOK 17.5 million as of December 31, 1998. Approximately NOK 25.5 million in cash was invested in fixed assets in 1999. The capital expenditures for fixed assets primarily relates to purchase of production equipment and investment in infrastructure. The new production plant in Fredrikstad became operational during 1999. Proxima is leasing all its buildings and therefore has no capital tied up in real estate.

     Shareholders equity increased approximately NOK 171.9 million or 24% to NOK
901.9 million as of December 31, 1999 compared to NOK 730.0 million as of December 31, 1998. The increase is a result of net income for the year of NOK
135.2 million, currency effects of NOK 26.1 million and capital increase of NOK
10.6 million due to exercise of stock options.

     Proxima's working capital requirements over the next year are expected to be met from existing cash and cash flow from operations.

EFFECT OF U.S. GAAP

     Proxima's financial statements are presented according to Norwegian GAAP. Had the financials been prepared according to U.S. GAAP there would have been material differences in goodwill, property and equipment, investment in shares, inventory, accrued expenses, deferred tax assets and shareholders equity. The significant variance relates to Proxima's acquisition of its U.S. subsidiary. Refer to the discussion of results of operations for U.S. GAAP differences. Under U.S. GAAP, total assets would have been approximately NOK 1,339.0 million in 1999 and NOK 1,254.0 million in 1998 which is approximately NOK 51.0 million and NOK 53 million less than what was reported under Norwegian GAAP for 1999 and 1998, respectively. Under U.S. GAAP shareholders' equity would have been approximately NOK 852.0 million in 1999 and NOK 685.0 million in 1998, which is approximately NOK 50.0 million and NOK 45.0 million less than what was reported under Norwegian GAAP for 1999 and 1998, respectively.

For more information about the reconciliation from Norwegian GAAP to U.S. GAAP, see note 17 to Proxima's consolidated financial statements.

YEAR 2000

     Proxima has not experienced any significant year 2000 problems with its products, information systems, suppliers or resellers. Proxima does not expect to incur any material additional cost related to year 2000 issues.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 137"). SFAS 133 is an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for all derivative instruments. SFAS 133 is effective for fiscal years beginning after June 15, 2000. Proxima does not currently have any material derivative instruments and, accordingly, does not expect the adoption of SFAS 133 to have an impact on its financial position or results of operations.

                               SELECTED UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

     The following table sets forth selected unaudited pro forma combined statement of operations data for each of the years in the three year period ended December 31, 1999, and unaudited pro forma combined balance sheet data as of December 31, 1999, giving pro forma effect to the proposed combination of In Focus Systems, Inc. and Proxima ASA on a pooling-of-interests accounting basis. The pro forma financial data should be read in conjunction with the accompanying financial information with respect to Proxima ASA and our financial information incorporated by reference in this proxy statement. See "Additional Information for Shareholders -- Where You Can Find More Information."

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1999          1998          1997
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenue...................................................   $688,519      $515,412      $401,333
  Cost of sales.............................................    500,669       401,090       286,500
                                                               --------      --------      --------
     Gross profit...........................................    187,850       114,322       114,833
  Operating expenses:
     Marketing and sales....................................     76,643        62,309        38,238
     Research and development...............................     28,317        25,852        21,295
     General and administrative.............................     22,414        11,954        13,995
                                                               --------      --------      --------
       Income from operations...............................     60,476        14,207        41,305
  Other income (expense)....................................      4,173        (2,112)        3,014
                                                               --------      --------      --------
  Income before income taxes................................     64,649        12,095        44,319
  Provision for income taxes................................     21,145         5,476        13,547
                                                               --------      --------      --------
  Net income................................................   $ 43,504      $  6,619      $ 30,772
                                                               ========      ========      ========
  Basic net income per share................................   $   1.16      $   0.18      $   0.88
                                                               ========      ========      ========
  Diluted net income per share..............................   $   1.12      $   0.18      $   0.87
                                                               ========      ========      ========
BALANCE SHEET DATA
  Working capital...........................................   $231,514
  Total assets..............................................    401,189
  Long-term debt, less current portion......................         --
  Shareholders' equity......................................    276,492

                                  CHAPTER FOUR

                    THE SPECIAL MEETING AND SHARE OWNERSHIP

                    INFORMATION ABOUT THE MEETING AND VOTING

WHEN AND WHERE THE SPECIAL MEETING WILL BE HELD

     Our board of directors is furnishing this proxy statement in connection its solicitation of proxies from In Focus shareholders for use at the special
meeting. The special meeting will be held on May   , 2000, beginning at
               a.m., Pacific Daylight Time, at the following location:

              ---------------

              ---------------

              ---------------

PURPOSE OF THE SPECIAL MEETING

     The purpose of the special meeting is to consider and vote upon the following matters:

     1. Consider and vote upon a proposal to authorize the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby, as described in this proxy statement and the Business Combination Agreement;

     2. Consider and vote upon a proposal to amend the In Focus Systems, Inc. Restated Articles of Incorporation to increase the number of shares of common stock authorized for issuance thereunder from 50,000,000 to 150,000,000;

     3. Consider and vote upon a proposal to amend the In Focus Systems, Inc. Restated Articles of Incorporation to change our name to "InFocus Corporation";

     4. Consider and vote upon a proposal to amend the In Focus Systems, Inc. 1998 Stock Incentive Plan to increase the number of shares of common stock available for issuance from 1,500,000 to 4,500,000; and

     5. Consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

     Even if our shareholders approve proposal 1, we cannot, and will have no obligation to, complete the share exchange unless our shareholders also approve proposal 2. If our shareholders approve proposal 4, the amendment to our stock incentive plan will take effect only if we complete the share exchange.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors unanimously approved the Business Combination Agreement and share exchange, and unanimously recommends that you vote FOR each of the proposals described in this proxy statement.

RECORD DATE AND OUTSTANDING SHARES

     You are entitled to vote at the special meeting if you owned shares of our common stock as of the close of business on April 21, 2000, the record date. At
the close of business on the record date,                shares of our common
stock were outstanding and entitled to vote at the special meeting. You are entitled to one vote at the special meeting for each share of our common stock that you owned as of the record date.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Broker non-votes and shares held by persons abstaining from voting will be counted for purposes of determining whether a quorum is present at the special meeting. If a quorum is not present at the special meeting, our board of directors will likely adjourn or postpone the meeting to solicit additional proxies.

     Abstentions are not counted as votes cast "for" or "against" a proposal and are not counted in determining the number of votes cast on a proposal. Therefore, abstentions will have the same effect as a vote against proposal 4, but will not affect proposals 1, 2 and 3.

     A broker non-vote occurs when a nominee holding stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to the matter and has not received voting instructions from the beneficial owner. At the special meeting, absent instructions from the beneficial owners, brokers who hold shares of In Focus common stock as nominees will not have discretionary authority to vote such shares on proposals 1 and 4. Broker non-votes are not counted as votes "for" or "against" proposals 1, 2, 3 and 4 and are not counted in determining the number of votes cast on these proposals. In addition, broker non-votes are not entitled to vote on proposal 4. Accordingly, broker non-votes will have no effect on proposals 1, 2, 3 and 4.

VOTES REQUIRED TO APPROVE THE PROPOSALS

     Assuming a quorum is present at the special meeting, the following votes are required to approve the proposals:

     - proposal 1, to authorize the issuance of up to 15,825,000 shares of In Focus common stock, as described in this proxy statement and the Business Combination Agreement, will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal in person or by proxy at the special meeting;

     - proposal 2, to amend our Restated Articles of Incorporation by increasing the number of authorized shares of In Focus common stock from 50,000,000 to 150,000,000, will be approved if the number of votes cast for the proposal exceed the number of shares cast against it;

     - proposal 3, to amend our Restated Articles of Incorporation by changing our name to "InFocus Corporation," will be approved if the number of votes cast for the proposal exceed the number of shares cast against it; and

     - proposal 4, to amend our stock incentive plan by increasing the number of shares of In Focus common stock authorized for issuance under the plan from 1,500,000 to 4,500,000, will be approved if it receives the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote.

PROXIES; PROXY VOTING

     Our board of directors is soliciting proxies for the special meeting to enable you to vote upon the proposals described above, whether or not you attend the special meeting in person. Accordingly, we request you to complete, sign and date the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to our principal executive office. All proxies that are properly executed and returned, and not subsequently revoked, will be voted at the special meeting in accordance with the instructions on the proxy. Executed but unmarked proxies will be voted in favor of each of the proposals listed above.

     Our board of directors is not aware of, and does not presently intend to bring, any business before the special meeting other than the specific proposals described in this proxy statement. If any other matters are properly brought before the meeting, our board of directors intends that all proxies, in the form enclosed, will be voted in accordance with the judgment of the person voting such proxies. Those other matters could include consideration of any motion for adjournment of the special meeting for purposes of soliciting additional votes in favor of the proposals.

     If the special meeting is postponed or adjourned for any reason, the proxy holders will vote proxies in the same manner at any subsequent reconvening of the special meeting as they would have voted at the initial meeting. However, the proxy holders will not vote any proxies that have been revoked or withdrawn before the reconvened meeting.

REVOCATION OF PROXIES

     If you submit a proxy in response to this solicitation, you may revoke the proxy at any time before the proxy is exercised by:

     - filing a revoking instrument with our Secretary; or

     - executing another proxy bearing a later date.

     You may also suspend the powers of the proxy holders with respect to your shares by attending the special meeting in person and voting or requesting the suspension. If you execute two or more proxies with respect to the same shares, the proxy bearing the most recent date will be honored if otherwise valid. Your attendance at the special meeting will not, in itself, revoke your proxy.

SOLICITATION OF PROXIES

     We will bear all costs of proxy solicitation for the special meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. We will not pay additional compensation to these directors, officers and employees for their solicitation, but may reimburse them for out-of-pocket expenses. We expect to incur nominal expenses, if any, to engage in such solicitation.

     We have retained Morrow & Co. to assist in solicitation of proxies for a fee we do not expect to exceed $10,000. We will make arrangements with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward proxy solicitation materials to the beneficial owners of the stock held of record by such persons. We may reimburse these solicitors for reasonable out-of-pocket expenses.

INDEPENDENT AUDITORS

     Representatives of Arthur Andersen LLP, our independent public accountants, are expected to attend the special meeting and be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2000, certain information furnished to us with respect to ownership of our common stock by (i) each director, (ii) the "named executive officers" (as defined under "Executive Compensation"), (iii) all persons we know are beneficial owners of more than 5 percent of our common stock, and (iv) all current executive officers and directors as a group.

                                                                      COMMON STOCK
                                                              -----------------------------
                                                              NUMBER OF   PERCENT OF SHARES
                        SHAREHOLDER                            SHARES      OUTSTANDING (1)
                        -----------                           ---------   -----------------
Lord, Abbett & Co.(2).......................................  1,711,725          7.4%
  90 Hudson Street
  Jersey City, NJ 07302
John V. Harker(3)...........................................    495,323          2.1%
Michael R. Hallman(4).......................................    139,793            *
Susan L. Thompson(5)........................................    131,380            *
Peter D. Behrendt(6)........................................    107,638            *
Gary R. Pehrson(7)..........................................     92,680            *
William D. Yavorsky(8)......................................     77,166            *
Nobuo Mii(9)................................................     57,492            *
Mark A. Pruitt(10)..........................................     23,384            *
All executive officers and directors as a group (9
  persons)(11)..............................................  1,126,356          4.7%

---------------

* Less than one percent

 (1) Applicable percentage of ownership is based on 23,062,206 shares of common stock outstanding as of March 31, 2000 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) The following information is obtained solely from a Schedule 13G filing prepared by Lord, Abbett & Co. Lord Abbett & Co. is an Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940. Lord Abbett & Co. has sole voting and dispositive power with respect to all 1,711,725 shares.

 (3) Includes 378,844 shares subject to options granted pursuant to our stock incentive plans, and exercisable within 60 days after the date of this table.

 (4) Includes 79,793 shares subject to options granted pursuant to our stock incentive plans, and exercisable within 60 days after the date of this table.

 (5) Includes 115,630 shares subject to options granted pursuant to our stock incentive plans, and exercisable within 60 days after the date of this table.

 (6) Includes 61,881 shares subject to options granted pursuant to our stock incentive plans, and exercisable within 60 days after the date of this table.

 (7) Includes 78,010 shares subject to options granted pursuant to our stock incentive plans, and exercisable within 60 days after the date of this table.

 (8) Includes 52,116 shares subject to options granted pursuant to our stock incentive plans, and exercisable within 60 days after the date of this table and 700 shares held by Mr. Yavorsky's wife in her 401(k) Plan.

 (9) Includes 35,822 shares subject to options granted pursuant to our stock incentive plans, and exercisable within 60 days after the date of this table.

(10) Includes 5,384 shares subject to options granted pursuant to our stock incentive plans, and exercisable within 60 days after the date of this table.

(11) Includes 807,480 shares subject to options granted pursuant to our stock incentive plans and exercisable within 60 days after the date of this table and 700 shares held by Mr. Yavorsky's wife in her 401(k) Plan.

                                  CHAPTER FIVE

                              BUSINESS OF PROXIMA

     Proxima prepared the following description of its business for inclusion in this proxy statement. The explanatory and forward-looking statements herein reflect Proxima's assessment of its business. We believe, but cannot provide any assurance, that such statements are accurate in all material respects.

INTRODUCTION

     Proxima ASA, a company organized under the laws of the Kingdom of Norway, was founded in 1984. Proxima's ordinary shares began trading on the Oslo Stock Exchange in 1996 under its then corporate name, ASK ASA. ASK acquired all of the outstanding common stock of Proxima Corporation, a Delaware corporation, through a cash tender offer that closed on April 14, 1998. ASK changed its name to Proxima ASA on December 23, 1999.

     Proxima develops, manufactures and markets innovative multimedia projection products worldwide. Proxima's products utilize liquid crystal display ("LCD") and Digital Light Processing(TM) ("DLP") technologies to present output from personal computers and other electronic devices. References to "Proxima" in this document include Proxima ASA and its consolidated subsidiaries Proxima Corporation, Mediavision Prasentationsysteme AG, ASK AS and Proxima Norge AS. Proxima's primary offices are located in Fredrikstad, Norway and San Diego, California.

PRODUCTS

     Proxima develops, manufactures and markets multimedia projection products that present video, audio, graphics and data from personal computers, workstations, VCRs and DVD players. Proxima's products are used by businesses, educational institutions and government agencies for training sessions, meetings, sales presentations, technical seminars, group collaborations and other applications that involve the sharing of computer-generated and/or video information with an audience. Proxima's products are compatible with all major personal computers and most video sources used in business and education. Important characteristics of Proxima's products include brightness, weight and resolution. Resolution is defined by using standard industry terms SVGA, XGA and SXGA, which define the number of pixels in a display.

     Proxima offers two major product segments designed to meet the diverse projection requirements of particular audiences: Mobile Projectors and System Projectors. Mobile Projectors are intended for the mobile presenter who places a premium on reduced size and weight in a presentation solution. System Projectors are intended for conference room and auditorium environments that require a superior image and brightness, and may require a fixed presentation solution and sophisticated connectivity alternatives.

  Mobile Projectors

     Proxima recently announced the industry's first complete family of DLP-based products designed to offer excellent performance while minimizing size and weight. This product family includes the following:

     - Proxima DX3/ASK M5, XGA, 1100 Lumens, 5 lbs.;

     - Proxima DX2, XGA, 700 Lumens, 5 lbs.; and

     - Proxima DS2, SVGA, 700 Lumens, 5 lbs.

     Proxima expects to begin shipping these projectors in May 2000.

     Proxima also offers a broad range of projectors that offer significant versatility to end-users. These projectors combine features, such as image quality, durability and affordability, to deliver a projector well-suited for both the mobile professional or for use in small conference rooms. This product family includes the following:

     - UltraLight LX2, XGA, 1200 Lumens, 8.6 lbs.;

     - UltraLight LX1/ASK C6, XGA, 900 Lumens, 8.1 lbs.;

     - Ultralight LX, XGA, 800 Lumens, 8.4 lbs.;

     - UltraLight LS2, SVGA, 1200 Lumens, 8.6 lbs.;

     - UltraLight SV1+/ASK C2, SVGA, 800 Lumens, 8.1 lbs.

     - UltraLight LS1, SVGA, 700 Lumens, 8.4 lbs.; and

     - ASK C1, SVGA, 700 Lumens, 8.1 lbs.

  System Projectors

     Proxima offers the following full featured, high-brightness projectors designed for every-day conference room use:

     - ASK Impression A10+, XGA, 1800 Lumens, 10.8 lbs.;

     - ASK Impression A9+, XGA, 1300 Lumens, 10.8 lbs.;

     - ASK Impression A8+, SVGA, 1500 Lumens, 10.8 lbs.;

     - DP9250+, XGA, 1900 Lumens, 14.3 lbs.;

     - DP6850, XGA, 1500 Lumens, 13.2 lbs.;

     - DP6810, XGA, 900 Lumens, 17.0 lbs.; and

     - DP5950, SVGA, 1250 Lumens, 14.3 lbs.

     Proxima's Pro AV family, which offers extensive features, maximum brightness and connectivity options, is designed for large room and auditorium installations. This product line includes the following:

     - Pro AV 9400+, SXGA, 3300 Lumens, 39.2 lbs.;

     - Pro AV 9400, SXGA, 2300 Lumens, 39.2 lbs.;

     - Pro AV 9320, XGA, 3000 Lumens, 39.2 lbs.; and

     - Pro AV 9310, XGA, 2100 Lumens, 38.1 lbs.

PRODUCT SOURCING AND TECHNOLOGY DEVELOPMENT

     Proxima has adopted a flexible product development and product sourcing model, allowing it to access a broad range of products. Proxima develops, or jointly develops with third parties, certain of its own products. These products may then be manufactured in-house or through contract manufacturers. In addition, Proxima sources completed products from certain major Japanese and Taiwanese corporations under strategic original equipment manufacturer relationships. Proxima believes that this model allows it to access the broadest range of products in the industry on a timely basis, while significantly mitigating the inherent risks and costs of internal product development.

     Proxima expended approximately NOK 63 million, NOK 46 million and NOK 25 million on research and development activities for the years ended December 31, 1999, 1998 and 1997, respectively.

MARKETING AND DISTRIBUTION

     Proxima sells its products to a large number of customers worldwide under two primary brand names: ASK and PROXIMA.

     In its Americas business unit, Proxima has devoted significant resources to develop and support a well-trained reseller network with the ability to demonstrate and sell Proxima's products. Proxima offers its products to approximately 115 authorized professional audiovisual dealers and direct resellers. In addition, Proxima sells its products through wholesale distributors including Ingram Micro, Tech Data, Merisel, Pinacor, International Computer Graphics and D&H, which in turn sell to approximately 2,000 PC resellers, online providers, catalogs and government resellers. For the year ended December 31, 1999, the Americas Business Unit generated 63% of Proxima's total revenue.

     In its Europe business unit and Asia business unit, Proxima sells its products to approximately 170 international business partners. These distributors sell Proxima's products to audiovisual dealers and distributors, PC resellers and, in some cases, directly to end-users. For the year ended December 31, 1999, the Europe and Asia Business Units generated 28% and 9%, respectively, of Proxima's total revenue.

     Additionally, Proxima sells certain of its products and services directly to end users over the Internet in the United States. Proxima launched www.ePresenter.com during the fourth quarter of 1999. ePresenter represents the industry's first one-stop-shopping Internet store offering a broad array of projectors, accessories and presentation products.

SERVICE

     Proxima services its products at facilities located in Fredrikstad, Norway; San Diego, California; and Maastricht, The Netherlands. Additionally, products are also serviced worldwide through a network of independent authorized service centers. Customers have toll-free telephone access to technical specialists who respond to applications and hardware questions. Most of Proxima's current products are covered by a two-year warranty for parts and labor from the date of sale, and extended service agreements are available for purchase.

MANUFACTURING AND SUPPLY

     The principal components of Proxima's projection products include various types of LCDs and digital micromirror devices ("DMDs"), integrated circuits, light sources, optics, plastic housing parts and electronic sub-assemblies. For Proxima manufactured products, Proxima manufactures it own printed circuit boards and electronics. Proxima procures and tests parts manufactured to its specifications and also designs and delivers certain electronic components to local sub-contractors for sub-assembly. Proxima then assembles and tests the final product.

     For products sourced from third parties under original equipment manufacturer relationships or products manufactured through contract manufacturers, Proxima works directly with the manufacturer of the product from development through manufacturing to ensure the product fully complies with its specifications. Each product is thoroughly qualified and tested before first shipments are made to customers. After qualification, quality is continuously monitored on each production lot received.

     Proxima offers products utilizing several types of display devices and generally attempts to procure components from multiple sources. Certain components, however, including certain LCDs, DMDs and plastic housing parts for the projection panels, are purchased from single or limited sources. Further, each sourced product is purchased from a single supplier, and each sourced product supplier also competes with Proxima. On manufactured products, Proxima relies on two sources for LCD panels, and both of these LCD suppliers also compete with Proxima. Proxima does not have an alternate source for the DMDs in its DMD-based products, which Proxima expects to generate a material portion of its revenues in 2000.

COMPETITION

     Proxima believes its ability to compete in the projection display market depends on its continued implementation of strong sales and marketing programs and on certain key product characteristics including: resolution, brightness, price, image quality, ease-of-use and portability. Proxima faces competition primarily from 30 to 40 manufacturers, many of which are large conglomerates many times larger than Proxima. Proxima expects continued competition as new technologies, applications and products are introduced. Principal current competitors include Epson, In Focus, NEC, Sharp and Sony.

EMPLOYEES

     As of December 31, 1999, Proxima had 446 employees. Proxima believes its employee relations are good.

PROPERTIES

     Proxima leases its primary facilities in Fredrikstad, Norway and San Diego, California under non-cancelable operating leases. Proxima leases 50,000 square feet in Fredrikstad, and these leases expire June 2002 and April 2009. Proxima leases 71,000 square feet in San Diego, and this lease expires April 1, 2004. Additionally, Proxima leases 15,000 square feet in San Diego on a month-to-month basis.

LEGAL PROCEEDINGS

     As of the date of this proxy statement, there were no material, pending legal proceedings to which Proxima or its subsidiaries are a party. From time to time, Proxima becomes involved in ordinary, routine or regulatory legal proceedings incidental to the business of Proxima.

                                  CHAPTER SIX

                                  PROPOSAL ONE

                               THE SHARE EXCHANGE

THE PROPOSAL

     We have agreed with Proxima to make a public tender offer to all Proxima shareholders, offering to exchange shares of In Focus common stock for Proxima ordinary shares. As permitted by the Business Combination Agreement, we may make the exchange offer and complete the share exchange through a subsidiary corporation. If we complete the share exchange, Proxima will become a direct or indirect wholly owned subsidiary of In Focus.

     We are seeking shareholder approval for the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby, as described in the Business Combination Agreement and this proxy statement. However, even if our shareholders approve the issuance, we cannot, and will have no obligation to, complete the share exchange unless our shareholders also approve proposal 2 to increase the number of shares of common stock we are authorized to issue.

OUR REASONS FOR THE SHARE EXCHANGE

     This section contains numerous forward-looking statements that involve risks and uncertainties. See "Risk Factors -- Forward-Looking Statements May Prove Inaccurate" for more information about forward-looking statements.

     Our board of directors carefully evaluated the merits and risks of the share exchange over a period of several months. During such time, they consulted with our management team and professional advisers, reviewed Proxima's business operations and considered the combination of the two companies. Based on this evaluation, our board of directors concluded that the share exchange is in the best interests of both In Focus and its shareholders, principally because the share exchange should:

     - fortify our position as the market leader in the data/video projection industry;

     - strengthen our ability to compete against larger market participants, such as Epson, NEC, Sharp and Sony;

     - build upon the companies' complementary sales and distribution infrastructure and enhance our visibility in key markets such as Asia, Latin America and Europe;

     - expand and focus our research and development resources and expertise, thereby shortening the time to develop new products and allowing us to pursue a broader range of opportunities;

     - improve our negotiating position with suppliers, which we believe will result in lower component costs and other cost savings;

     - add a highly trained employee base critical to meet our growth objectives;

     - increase our earnings per share and cash flow;

     - add depth to our manufacturing capabilities, particularly in Europe;

     - improve long-term competitive flexibility;

     - enhance shareholder liquidity and expand analyst coverage; and

     - reduce our combined requirements for personnel growth.

     Our board of directors instructed senior management to conduct a detailed due diligence review of Proxima, its business operations, strategies and goals, and its prospects for future performance. In addition, our board of directors sought the advice and analysis of independent financial, legal and accounting advisers regarding due diligence and the structure and fairness, from a financial point of view, of the share exchange. Our board of directors considered, among other things:

     - the extent to which the share exchange would further our long term strategies and goals;

     - strategic and financial alternatives to the share exchange;

     - detailed reports presented by management and advisers regarding Proxima's business operations, financial condition, culture, long-term strategic goals, prospects, and our integration plans and strategies;

     - current financial market conditions and historical market prices, volatility and trading information with respect to the capital stock of each company;

     - the terms and conditions of the Business Combination Agreement;

     - the expectation that the share exchange will be accounted for as a pooling of interests;

     - the opinion of our financial advisor, Salomon Smith Barney Inc., that, as of March 4, 2000, the exchange ratio was fair from a financial point of view to In Focus (see " -- Opinion of Our Financial Advisor");

     - the likely impact of the share exchange on each company's employees and customers;

     - the compatibility of In Focus's and Proxima's corporate cultures;

     - the necessity of obtaining shareholder approval to complete the share exchange;

     - the potential dilutive effect of the issuance of In Focus common stock in the share exchange;

     - the substantial costs expected to be incurred in connection with the share exchange, including the transaction expenses arising from the share exchange, cash required to purchase untendered Proxima shares and costs associated with combining the operations of the two companies; and

     - the risks identified above under "Risk Factors," beginning on page 8.

     The foregoing discussion of the information and factors our board of directors considered is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the share exchange, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

     In addition, our board of directors did not make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to their ultimate determination. In the course of its deliberations, our board of directors did not establish a range of value for Proxima. However, based on the factors outlined above, our board of directors determined that the terms of the Business Combination Agreement are fair, from a financial point of view, to In Focus, and that the share exchange is in the best interests of In Focus and its shareholders.

     Notwithstanding the foregoing, we cannot provide any assurance that any of the potential savings, synergies, or opportunities considered by our board of directors will be achieved following completion of the share exchange. See "Risk Factors," beginning on page 8 of this proxy statement, for a discussion of some of the risks relating to the share exchange and the business combination.

PROXIMA'S REASONS FOR THE SHARE EXCHANGE

     Proxima advised us that its board of directors and senior management thoroughly evaluated the merits and risks of the share exchange over a period of several months. During this time, Proxima's board of directors consulted with its management team and professional advisers, reviewed In Focus's business operations and considered the combination of the two companies. Based on this evaluation, Proxima's board of directors unanimously concluded that the share exchange is fair to Proxima and in the best interests of both Proxima and its shareholders, principally because the share exchange should:

     - enhance shareholder value and liquidity and expand analyst coverage;

     - strengthen Proxima's ability to compete against larger market participants, such as Epson, NEC, Sharp and Sony;

     - improve Proxima's negotiating position with suppliers potentially resulting in lower component costs and other cost savings;

     - build upon the companies' complementary sales, marketing and distribution infrastructure;

     - expand Proxima's manufacturing and research and development resources and expertise;

     - improve Proxima's long-term cost efficiency and competitive position;

     - enable Proxima to strengthen its ultraportable product offerings; and

     - result in additional resources becoming available to potentially pursue new and complementary markets for projection technology.

     Proxima's board of directors instructed senior management to conduct a detailed due diligence review of In Focus, its business operations, strategies and goals, and its prospects for future performance. In addition, Proxima's board of directors sought the advice and analysis of independent financial, legal and accounting advisers regarding due diligence and the structure and fairness of the share exchange. Proxima's board of directors considered, among other things:

     - the extent to which the exchange offer would improve shareholder value and liquidity;

     - the extent to which the share exchange would further Proxima's long term strategies and goals;

     - strategic and financial alternatives to the share exchange;

     - detailed reports presented by management and advisers regarding In Focus's business operations, financial condition, culture, long-term strategic goals and prospects;

     - current financial market conditions and historical market prices, volatility and trading information with respect to the capital stock of each company;

     - the terms and conditions of the Business Combination Agreement;

     - the likely impact of the share exchange on each company's employees and customers;

     - the compatibility of In Focus's and Proxima's corporate cultures;

     - the requirement that more than 90% of Proxima's shareholders accept the exchange offer;

     - the substantial costs expected to be incurred in connection with the share exchange, including the transaction expenses arising from the share exchange and costs associated with combining the operations of the two companies; and

     - various market and business risks which may impede the effectiveness of the combined companies.

     Proxima advised us that the foregoing discussion of factors considered by Proxima's board of directors is not intended to be exhaustive. In addition, Proxima's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

VOTE REQUIRED

     Assuming a quorum is present at the special meeting, proposal 1 will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal in person or by proxy at the special meeting. In the absence of contrary specifications, shares represented by proxies will be voted FOR approval of the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

     Our board of directors has unanimously approved the Business Combination Agreement and the share exchange and believes that the terms of the Business Combination Agreement are fair to, and that the share exchange is in the best interests of, In Focus and its shareholders. Therefore, our board of directors unanimously recommends that you vote FOR approval of the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby, as described in this proxy statement and the Business Combination Agreement.

BACKGROUND OF THE SHARE EXCHANGE

     John Harker, our Chairman, and Ole Fredriksen, Proxima's Chairman, met in San Diego on November 9, 1999 following an industry conference. They discussed the possibility of a combination of the two companies and some of the benefits that could result from such a transaction. Mr. Harker agreed to evaluate whether such a combination would be appropriate and beneficial for their respective companies.

     Following the meeting, Mr. Harker, together with certain of our other executive officers, reviewed Proxima's publicly available information and analyzed the potential synergies and other benefits of a possible business combination. In addition, they considered the operational and management issues that could be involved with combining the two companies. They also discussed accounting issues concerning such a combination with representatives of Arthur Andersen LLP and reviewed certain legal issues with our outside counsel.

     Mr. Harker informed our board of directors of his discussions with Mr. Fredriksen at a regularly scheduled meeting on December 15, 1999 and presented the board with general information about Proxima. Our board of directors authorized Mr. Harker to engage in further discussions with Proxima concerning a possible transaction and to retain a financial advisor to assist in this analysis. From that point on, Mr. Harker was in regular contact with all board members, apprising them of the status of discussions with Proxima.

     On December 30, 1999, we engaged Salomon Smith Barney as our financial advisor in connection with evaluating a prospective business combination with Proxima. After this date, our management regularly consulted with Salomon Smith Barney regarding the proposed transaction.

     We signed a limited confidentiality agreement with Proxima on January 5, 2000. This agreement did not provide for the exchange of confidential information but was executed for the purpose of conducting further preliminary discussions.

     Representatives of senior management of each of In Focus and Proxima met on January 14 and 15, 2000 in New York City to discuss their respective businesses, operations, strategies and corporate cultures. This meeting included discussions of the business synergies that could be realized through a combination.

     Our board of directors conducted a regularly scheduled meeting on January 20, 2000. At this meeting our management reported to the board regarding the results of its discussions with Proxima. Our management also provided the board with more detailed information about Proxima, including Proxima's business, operations and preliminary pro forma financial information. The board authorized our management to proceed with a full due diligence review and continue its evaluation of a combination with Proxima.

     Proxima engaged Deutsche Bank-Alex Brown as its financial advisor on January 27, 2000.

     Beginning in late January 2000, senior management of In Focus and Proxima communicated regularly to exchange information and conduct due diligence. In Focus and Proxima executed a nondisclosure and confidentiality agreement which permitted the exchange of certain nonpublic, confidential information on February 12, 2000. Representatives of the two companies met in Norway on February 12, 13 and 14, 2000 and in San Diego on February 28, 2000. Representatives of Proxima visited our Portland facilities on February 18, 19 and 20, 2000. This due diligence process included the senior staffs of each company, as well as their respective independent financial, accounting, tax and legal advisors.

     Following these meetings, senior management of In Focus and Proxima, including their respective financial advisors, met on February 23 and 24 in New York City to review the results of their evaluations and discuss the financial terms of a possible combination.

     Our board of directors held a regularly scheduled meeting on February 28, 2000. Management updated the board on the due diligence review and the status of negotiations with Proxima. Mr. Harker advised the board of the general terms and exchange ratio under discussion with Proxima. The board authorized management to continue negotiating the exchange ratio and other material terms of the proposed transaction and to proceed with the negotiation of a definitive agreement.

     During the due diligence process, our legal counsel prepared a draft Business Combination Agreement and discussed the material terms of the agreement with our executive officers. Following the February 28, 2000 meeting of our board of directors, a draft of the Business Combination Agreement was distributed to members of the working group for both In Focus and Proxima. During the next four days, the legal and financial advisors of both companies engaged in intensive negotiations regarding the terms of the Business Combination Agreement. In addition, senior executives of both companies met in New York City to discuss certain integration, organization and communication issues related to the proposed business combination.

     On March 4, 2000, after being advised that Proxima's board of directors had approved the Business Combination Agreement, our board of directors held a special meeting to discuss the Business Combination Agreement and financial terms of the proposed transaction with Proxima. In advance of the meeting, each director received a package of information concerning the proposed share exchange, including a draft of the Business Combination Agreement as well a draft fairness opinion presentation from Salomon Smith Barney. At this meeting, the board reviewed in detail the principal terms of the draft Business Combination Agreement. Our senior management, independent auditors and outside legal counsel reported to the board on the results of their due diligence review. In addition, Salomon Smith Barney discussed with the board its financial analysis of the exchange ratio provided for in the draft Business Combination Agreement and delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to In Focus. After discussion, the board unanimously determined that the Business Combination Agreement and the issuance of shares of In Focus common stock pursuant to the Business Combination Agreement were advisable and in the best interest of our shareholders.

     In Focus and Proxima entered into the Business Combination Agreement on March 5, 2000 and subsequently issued a joint press release announcing the transaction.

OPINION OF OUR FINANCIAL ADVISOR

     We retained Salomon Smith Barney as our financial advisor in connection with the exchange offer. As part of its engagement with us, Salomon Smith Barney rendered an opinion to our board of directors on March 4, 2000 to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, Salomon Smith Barney's experience as investment bankers, its work described below and other factors it deemed relevant, as of that date, the exchange ratio was fair, from a financial point of view, to In Focus.

     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex C to this proxy statement. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of the opinion. SHAREHOLDERS ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at its opinion, Salomon Smith Barney reviewed a draft of the Business Combination Agreement, dated March 1, 2000, and held discussions with senior officers, directors and other representatives and advisors of each of In Focus and Proxima concerning the businesses, operations and prospects of In Focus and Proxima. Salomon Smith Barney examined publicly available business and financial information relating to In Focus and Proxima as well as financial forecasts and other information and data for In Focus and Proxima which were provided to or otherwise discussed with Salomon Smith Barney by the managements of In Focus and Proxima, including certain strategic implications and operational benefits anticipated to result from the share exchange. Salomon Smith Barney reviewed the financial terms of the share exchange as set forth in the Business Combination Agreement in relation to, among other things:

     - current and historical market prices and trading statistics of In Focus common stock and Proxima ordinary shares;

     - the historical and projected earnings and other operating data of In Focus and Proxima; and

     - the historical and projected capitalization and financial condition of In Focus and Proxima.

     Salomon Smith Barney considered, to the extent publicly available, the financial terms of other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the exchange ratio and analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of In Focus and Proxima. Salomon Smith Barney also evaluated the pro forma financial impact of the share exchange on In Focus. In addition, Salomon Smith Barney conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied on the assurances of managements of In Focus and Proxima that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by the managements of In Focus and Proxima that such forecasts and other information and data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of In Focus and Proxima as to the future financial performance of In Focus and Proxima and the strategic implications and operational benefits anticipated to result from the share exchange. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney assumed, with the consent of In Focus's board of directors, that the share exchange will be treated as a tax free reorganization for U.S. federal income tax purposes and that it will qualify and will be accounted for as a pooling of interests for accounting and financial reporting purposes. Salomon Smith Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of In Focus or Proxima nor did Salomon Smith Barney make any physical inspection of the properties or assets of In Focus or Proxima. Salomon Smith Barney assumed that the final terms of the Business Combination Agreement would not vary materially from those set forth in the draft reviewed by Salomon Smith Barney. Salomon Smith Barney further assumed that the business combination will be consummated in accordance with the terms of the Business Combination Agreement, without waiver of any of the conditions to the share exchange contained in the Business Combination Agreement.

     Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the share exchange as compared to any alternative business strategies that might exist for In Focus. Salomon Smith Barney's opinion was limited to the fairness, from a financial point of view, to In Focus of the exchange ratio in the share exchange and did not address In Focus's decision to effect the share exchange. Salomon Smith Barney did not express any opinion as to what the likely trading range of In Focus's common stock would be subsequent to the share exchange. Salomon Smith Barney's opinion necessarily was based on information available to it and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney as of the date of the opinion.

     SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF IN FOCUS'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE PROPOSED SHARE EXCHANGE AND DID NOT CONSTITUTE A RECOMMENDATION OF THE SHARE EXCHANGE TO IN FOCUS OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON ANY MATTERS RELATING TO THE PROPOSED SHARE EXCHANGE.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to the In Focus board of directors on March 4, 2000, with respect to the material analyses performed by Salomon Smith Barney in evaluating the fairness, from a financial point of view, of the exchange ratio. The following is a summary of this presentation. The summary includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to February 29, 2000 and is not necessarily indicative of current or future market conditions.

     Implied Historical Exchange Ratio. Salomon Smith Barney derived implied historical exchange ratios by dividing the closing price per ordinary share of Proxima by the closing price per share of common stock of In Focus for each trading day in the twenty-four month period from February 29, 1998, through February 29, 2000 and the twelve-month period from January 1, 1999, through February 29, 2000. Salomon Smith Barney calculated that the implied exchange ratio as of February 29, 2000 was 0.241, the highest implied exchange ratios during the twenty-four month period and the twelve-month period were 1.466 and 0.967, respectively and the lowest implied exchange ratio during the twenty-four months period was 0.219. Salomon Smith Barney also calculated the average implied exchange ratios for each of the following calendar periods ending February 29, 2000:

Last 24 months..............................................  0.692
Last 12 months..............................................  0.487
Last 90 days................................................  0.295
Last 60 days................................................  0.285
Last 30 days................................................  0.263

     Comparable Company Trading Multiples. Salomon Smith Barney compared certain financial, operating and stock market information and forecasted financial information, for each of In Focus and Proxima, with the same publicly available information for selected publicly traded companies that operate in the computer peripherals and networking and communication devices industries.

     The forecasted financial information used by Salomon Smith Barney for the selected comparable companies in the course of these analyses was based on information published by certain investment banking firms as well as information published by Industrial Brokers Estimate System (I/B/E/S) and First Call Corporation as of February 29, 2000. I/B/E/S is a data service that monitors and publishes compilations of earning estimates by selected research analysts regarding companies of interest to institutional investors. First Call Corporation compiles summaries of financial forecasts published by various investment banking firms. With respect to In Focus and Proxima, the forecasted financial information used by Salomon Smith Barney was based on information provided by management. Calculations were made based on the closing price per common share of each company on February 29, 2000, which was $33.50 for In Focus and US$8.10 for Proxima.

     The selected comparable companies considered by Salomon Smith Barney were:
Cybex Computer Products; Troy Group, Inc.; Media 100, Inc.; Hauppauge Digital Inc.; and MicroTouch Systems, Inc. For In Focus, Proxima and each of the selected comparable companies considered in the analysis, Salomon Smith Barney derived and compared, among other things:

     - the ratio of the closing price per common share of each company on February 29, 2000 to (a) its actual earnings per share (EPS) for 1999,
       (b) its estimated EPS for 2000 and (c) its estimated EPS for 2001;

     - the ratio of each company's firm value as of February 29, 2000 to (a) its revenue for the last twelve-month period for which financial results were available, (b) its earnings before taking into account interest expense, taxes, depreciation and amortization (EBITDA) for the last twelve-month period for which results are available and (c) its earnings before taking into account interest expense and taxes (EBIT) for the last twelve-month period for which results were available; and

     - the estimated price earnings ratio for 2000 over earnings growth.

     Firm value was calculated as the sum of the value of:

     - all common shares (at the closing price on February 29, 2000) assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus

     - non-convertible indebtedness; plus

     - minority interests; plus

     - non-convertible preferred stock; plus

     - out-of-the-money convertible securities; minus

     - investments in unconsolidated affiliates and cash.

     The following table sets forth the results of these analyses.

                                               COMPARABLE COMPANIES AT       IN FOCUS AT        PROXIMA
                                                  FEBRUARY 29, 2000          FEBRUARY 29,   AT FEBRUARY 29,
                                                    CLOSING PRICE                2000            2000
                                           -------------------------------     CLOSING          CLOSING
                                               RANGE        MEAN    MEDIAN      PRICE            PRICE
                                           --------------   -----   ------   ------------   ---------------
RATIO OF CLOSING COMMON OR ORDINARY SHARE
  PRICE TO:
  (a) Actual EPS for 1999................  11.6x -  71.4x   43.9x   46.4x       29.6x           20.9x
  (a) Estimated EPS for 2000.............  14.9x - 103.4x   49.9x   46.0x       20.3x           14.3x
  (c) Estimated EPS for 2001.............  10.8x -  69.0x   37.5x   32.9x       15.5x           10.9x
RATIO OF FIRM VALUE TO:
  (a) Revenues for the last twelve-month
     period..............................   0.5x -   8.0x    5.4x    7.0x        2.0x           1.1x
  (b) EBITDA for the last twelve-month
     period..............................   4.4x - 113.4x   47.8x   36.7x       17.1x           11.0x
  (c) EBIT for the last twelve month
     period..............................   6.3x -  48.6x   29.0x   32.0x       21.7x           12.9x
ESTIMATED PRICE EARNINGS RATIO FOR 2000
  OVER EARNINGS GROWTH...................   1.0x -   1.5x    1.3x    1.3x        1.0x       Not Available

     Salomon Smith Barney noted that for each ratio derived, the result for In Focus and Proxima were below the mean and the median for the selected comparable companies.

     Precedent Merger and Acquisition Transaction Analysis. Salomon Smith Barney reviewed publicly available information for thirteen merger or acquisition transactions in the computer peripherals industry announced since May 20, 1996 in which two publicly traded companies were involved. The precedent transactions considered by Salomon Smith Barney were the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second): (i) IBM Corp./Sequent Computer Sys. Inc.; (ii) S3 Inc./Diamond Multimedia Sys. Inc.; (iii) 3Dfx Interactive Inc./STB Systems Inc.;

(iv) HBO & Co./Eltron International Inc.; (v) Parametric Technology Corp./Computer Vision Corp.; (vi) Comverse Technology Inc./Boston Technology Inc.; (vii) Axiohm SA/DH Technology Inc.; (viii) CDSI Holding Corp./Control Data Systems Inc.; (ix) Intel Corp./Chips and Technologies Inc.; (x) Raab Karcher AG (Veba AG)/Wyle Electronics; (xi) GTE Corp./BBN Corp.; (xii) Compaq Computer Corp./Microcom Inc. and (xiii) General Electric Capital/AmeriData Technologies Inc.

     For each precedent transaction, Salomon Smith Barney derived the following:

     - the ratio of the firm value of the acquired company based on the consideration paid in the transaction to (a) the sales of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available, (b) EBIT of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available and (c) EBITDA of the acquired company for the last twelve-month period prior to the announcement of the transaction for which financial results were available; and

     - the premium paid in the transaction to the firm value of the acquired company one week prior to the announcement of the transaction.

     With respect to certain financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information available in public documents and the Securities Data Company database.

     The following table sets forth the results of these analyses:

                                                    COMPARABLE COMPANIES          PROXIMA AT IMPLIED
                                              ---------------------------------        BUSINESS
                                                  RANGE         MEAN     MEDIAN   COMBINATION PRICE
                                              --------------    -----    ------   ------------------
RATIO OF FIRM VALUE TO:
  (a) Acquired company's sales for the last
     twelve-month period prior to
     announcement...........................     0.3x - 3.6x     1.5x     1.0x           1.7x
  (b) Acquired company's EBIT for the last
     twelve-month period prior to
     announcement...........................    7.6x - 45.8x    24.5x    22.3x          20.4x
  (c) Acquired company's EBITDA for the last
     twelve-month period prior to
     announcement...........................    5.6x - 23.8x    15.1x    15.5x          17.3x
PREMIUM OF TRANSACTION PRICE TO ACQUIRED
  COMPANY'S FIRM VALUE 1WEEK PRIOR TO
  ANNOUNCEMENT:.............................   16.2% - 91.2%     43.2%    32.6%          49.6%

     Salomon Smith Barney noted that in each case shown above, the ratio derived for Proxima based on the implied price per share to be paid in the share exchange was lower than the upper limit of the range derived for the precedent transactions and was lower than the mean and median ratios of firm value to acquired company's EBIT for the last twelve-month period prior to announcement of the transaction, derived for the precedent transactions.

     Accretion/Dilution Analysis. Salomon Smith Barney performed an analysis of the impact of the business combination on the future EPS of In Focus. Salomon Smith Barney made pro forma adjustments to estimated combined operating earnings of the merged entity assuming that the share exchange would be considered a pooling of interests for financial reporting purposes and using share prices as of February 29, 2000. Future EPS for In Focus and Proxima were based on management projections. In performing this analysis, Salomon Smith Barney assumed a forward NOK/USD exchange rate of 7.95, an exchange ratio of 0.3615 and synergies in 2000 and 2001 as a result of the share exchange.

     Based upon the foregoing analysis, the share exchange would be accretive to In Focus's estimated EPS in 2000 and 2001.

     Contribution Analysis. Salomon Smith Barney analyzed the relative contribution of each of In Focus and Proxima to the pro forma merged entity with respect to certain market and financial data. Data for 1999 was derived from In Focus's and Proxima's financial statements. Firm value was calculated as the sum of the value of all shares of common stock (or all ordinary shares), assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus non-convertible indebtedness. In performing this analysis, Salomon Smith Barney did not assume any anticipated cost savings, revenue enhancements or other potential effects of the business combination. In performing this analysis, Salomon Smith Barney assumed a forward exchange rate of 7.95 NOK to the USD in 2000 and 2001. Based on each company's relative contribution in each category, Salomon Smith Barney also derived an approximate implied exchange ratio for that category based on all fully diluted common stock or ordinary shares outstanding. Salomon Smith Barney compared each derived percentage contribution to the estimated pro forma 62% ownership stake holders of In Focus common stock would have in the combined entity based on the exchange ratio and share prices as of February 29, 2000. Salomon Smith Barney also compared each implied exchange ratio to the exchange ratio of 0.3615. The following table sets forth the results of Salomon Smith Barney's contribution analysis.

                                                                                APPROXIMATE IMPLIED
                                                         IN FOCUS    PROXIMA      EXCHANGE RATIO
                                                         --------    -------    -------------------
MARKET CAPITALIZATION..................................    69.5%      30.5%           0.263x
FIRM VALUE.............................................    72.1%      27.9%           0.236x
REVENUES
(a) actual for 1999....................................    56.7%      43.3%           0.441x
(b) estimated for 2000.................................    57.8%      42.2%           0.424x
(c) estimated for 2001.................................    57.7%      42.3%           0.426x
EBITDA
(a) actual for 1999....................................    60.8%      39.2%           0.377x
(b) estimated for 2000.................................    63.2%      36.8%           0.343x
(c) estimated for 2001.................................    63.5%      36.5%           0.338x
NET INCOME
(a) actual for 1999....................................    60.8%      39.2%           0.387x
(b) estimated for 2000.................................    62.1%      37.9%           0.367x
(c) estimated for 2001.................................    62.6%      37.4%           0.359x

     Discounted Cash Flow Valuation. Using a discounted cash flow (DCF) methodology, Salomon Smith Barney valued In Focus and Proxima by estimating the present value of future free cash flows available to debt and equity holders if each of In Focus and Proxima were to perform on a standalone basis in accordance with management forecasts and estimates through 2005. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. Salomon Smith Barney estimated a weighted average cost of capital (WACC) of 12.6% and aggregated the present value utilizing WACC ranging from 10.0% to 14.0% of the free cash flow with the present value of the range of terminal values described below without assuming any synergies. The range of terminal values was calculated by applying multiples ranging from 10.0x to 14.0x to each of In Focus and Proxima's EBITDA. The DCF analysis resulted in a range of standalone equity values of $44.83 to $71.63 per In Focus share of common stock and NOK141.90 to NOK223.77 per ordinary share of Proxima, respectively (assuming a forward NOK/USD exchange rate of 7.95).

     The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the In Focus board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the In Focus board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies analyses summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size and similarity of the line of business; however, no company utilized as a comparison in these analyses, and no transaction utilized as a comparison in the comparable transaction analyses summarized above, is identical to In Focus or Proxima or the share exchange. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies and transactions to which In Focus and Proxima and the share exchange are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to In Focus, Proxima, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of In Focus and Proxima. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of In Focus, Proxima, the In Focus board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio in the share exchange and were provided to the In Focus board of directors in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the In Focus board of directors in making its determination to approve the Business Combination Agreement and the share exchange. See "-- Our Reasons for the Share Exchange" for a more detailed discussion of the reasons our board of directors approved the share exchange.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In Focus selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with In Focus. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of both In Focus and Proxima for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in these securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with In Focus and Proxima and their respective affiliates.

     Pursuant to Salomon Smith Barney's engagement letter, In Focus agreed to pay Salomon Smith Barney the following fees for its services rendered in connection with the share exchange: (i) $100,000, that became payable upon execution of the engagement letter, (ii) $750,000, that became payable upon delivery of Salomon Smith Barney's fairness opinion, plus (iii) an additional fee equal to $3,000,000 (less any amounts described in clauses (i) and (ii) above), that will become payable upon completion of the share exchange. In Focus has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against specific liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE

     None of our shareholders should recognize gain or loss under U.S. federal income tax laws solely as a result of the share exchange. In addition, neither we nor Proxima should recognize gain or loss under U.S. federal income tax laws solely as a result of the share exchange. HOWEVER, TAX MATTERS ARE VERY COMPLICATED. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE WHETHER THE SHARE EXCHANGE, UNDER YOUR SPECIFIC CIRCUMSTANCES, MAY HAVE TAX CONSEQUENCES UNDER APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

APPRAISAL RIGHTS

     Our shareholders are not entitled to appraisal rights in connection with the share exchange. Proxima shareholders have the rights described below under "The Business Combination Agreement -- Compulsory Acquisition."

ACCOUNTING TREATMENT OF THE SHARE EXCHANGE

     We intend for the share exchange to qualify as a pooling of interests for accounting and financial reporting purposes. This method of accounting permits us to restate our financial and accounting information to include Proxima's financial information as if the companies had been combined since inception. The recorded assets and liabilities of In Focus and Proxima will be carried forward to the combined company at their recorded amounts, income of the combined company will include income of In Focus and Proxima for the entire fiscal year in which the share exchange occurs, and the reported income or loss of In Focus and Proxima for prior periods will be combined and restated as income of the combined company. Neither company will record goodwill in the business combination.

     Our obligation to complete the share exchange is conditioned, in part, on our receipt of a letter from Arthur Andersen LLP, our independent public accountants, stating that it is appropriate to account for the share exchange as a pooling of interests under generally accepted accounting principles and applicable SEC rules and regulations.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE SHARE EXCHANGE

     Antitrust Review. We believe the proposed share exchange promotes competition and is in the public interest in part because the combined company will be able to compete more effectively with the larger companies in our markets. However, we cannot provide any assurances that the antitrust review process will move rapidly or that a challenge to the share exchange on antitrust grounds will not be made.

     U.S. Antitrust Review. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder, the share exchange may not be consummated until notifications have been given and certain information and materials have been furnished to and reviewed by the Department of Justice and the Federal Trade Commission. In addition, the specified waiting period requirements must have been satisfied. On March 15, 2000, In Focus and Proxima filed the pre-merger notification forms required by the Hart-Scott-Rodino Act with the Department of Justice and the Federal Trade Commission, and the applicable waiting period under the Hart-Scott-Rodino Act will expire at midnight on April 14, 2000. The waiting period for the submission on behalf of a Proxima shareholder relative to his acquisition of In Focus common stock in the share exchange will expire at midnight on April 27, 2000. At any time prior to or after the consummation of the share exchange, the Department of Justice or the Federal Trade Commission could take action under the federal antitrust laws, including an action to enjoin the share exchange or place conditions thereon. State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the share exchange or impose conditions.

     Approval Under the Norwegian Acquisition of Business Undertakings Act. The Norwegian Acquisition of Business Undertakings Act of 23 December 1994, No. 79, provides for a general authorization procedure upon the acquisition of more than one-third of the shares in a Norwegian company. Until the Norwegian Ministry of Trade and Industry approves the acquisition, usually by inaction within 30 days from notification, the acquirer can exercise only limited ownership rights in the target company. However, the Ministry may subject the transaction to closer examination and condition or withhold its approval as it deems appropriate in furtherance of the public interest. In accordance with Norwegian law, the earliest date we may file the required report is when Proxima's shareholders have tendered more than 90% of Proxima's outstanding ordinary shares in response to the exchange offer.

     Norwegian Antitrust Law. No filings are necessary under the Norwegian Competition Act. However, Norwegian Competition authorities may decide to review the transaction, in which they could impose certain conditions.

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

     Norwegian Tax Exemption. Without Proxima's consent, we may not commence the exchange offer until Proxima secures an unconditional commitment from the Norwegian Ministry of Finance to the effect that:

     - the holders of Proxima ordinary shares who are Norwegian residents will not be subject to tax in Norway as a result of the share exchange; and

     - the holders of outstanding Norwegian stock options granted by Proxima will not be subject to tax as a result of our assumption of such options.

     Other Approvals. In Focus and Proxima each conduct business outside of the U.S. and Norway. The share exchange may require the review and approval of regulatory bodies in certain of these countries.

LISTING OF IN FOCUS COMMON STOCK ON THE NASDAQ NATIONAL MARKET

     Our common stock is currently listed for trading on the Nasdaq National Market System. We have agreed to use commercially reasonable efforts to cause all shares of In Focus common stock issued in the share exchange, and all shares issuable upon the exercise of assumed Proxima stock options, to be authorized for listing on the Nasdaq National Market System.

LISTING OF IN FOCUS COMMON STOCK ON THE OSLO STOCK EXCHANGE

     Proxima ordinary shares are currently listed for trading on the Oslo Stock Exchange, but will be delisted upon completion of the share exchange. We have agreed to prepare and file all documents necessary for In Focus common stock to be approved for secondary listing on the Oslo Stock Exchange, subject to official notice of issuance, and have agreed to exercise reasonable best efforts to cause such approval to be granted.

                       THE BUSINESS COMBINATION AGREEMENT

STRUCTURE OF THE EXCHANGE OFFER

     For liability and U.S. federal income tax purposes, we may conduct the exchange offer and complete the share exchange through a subsidiary corporation. We would, in such case, assign to the subsidiary all of our rights, interests and obligations under the Business Combination Agreement, including the right to consummate the share exchange and purchase all or any portion of the Proxima ordinary shares tendered in response to the exchange offer. However, such assignment would not relieve us of any liability under the Business Combination Agreement.

THE EXCHANGE OFFER

     We will make the exchange offer pursuant to a prospectus/offer document prepared and submitted to Proxima's shareholders in accordance with Norwegian law. We anticipate mailing the prospectus/offer document to Proxima's
shareholders on or about May   , 2000, shortly after the date on which we expect
the Oslo Stock Exchange to approve the document. The initial exchange offer expiration date will be approximately fourteen calendar days thereafter. However, without Proxima's consent, we may not commence the exchange offer until we obtain an unconditional commitment from Norwegian tax authorities to the effect that:

     - the holders of Proxima ordinary shares who are Norwegian residents will not be subject to tax in Norway as a result of the share exchange; and

     - the holders of outstanding Norwegian stock options granted by Proxima will not be subject to tax as a result of our assumption of such options.

     We have appointed Den norske Bank ASA, Verdipapirservice to act as exchange agent for the exchange offer. Proxima shareholders desiring to accept the exchange offer must tender a form of

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

acceptance to the exchange agent on or before the exchange offer expiration date. Such acceptance, once submitted, is irrevocable.

COMPLETION OF THE SHARE EXCHANGE

     We must close the share exchange at the earliest practicable time after the exchange offer expiration date, provided we are legally able to do so and all conditions precedent have been fully satisfied or waived. Based on the anticipated initial exchange offer expiration date, we expect to complete the share exchange on or before June 30, 2000. However, we have the right to extend the exchange offer expiration date, in our sole discretion and without Proxima's consent, at any time and from time to time up to September 30, 2000. In addition, if any of the conditions precedent to our obligation have not been satisfied or waived, we must, upon Proxima's written request submitted not later than the exchange offer expiration date, extend the deadline until a date not later than September 30, 2000.

CONSIDERATION

     Exchange Offer. We are offering to exchange 0.3615 shares of In Focus common stock for each Proxima ordinary share. Our offer is conditioned upon, among other things, the tender of more than 90% of the issued and outstanding Proxima ordinary shares in response to the exchange offer. As of the date of this proxy statement, 42,021,181 Proxima ordinary shares are issued and outstanding. Therefore, after accounting for the effects of rounding fractional shares, we expect to issue a minimum of approximately 13,675,000 shares, and a maximum of approximately 15,200,000 shares, of In Focus common stock in the share exchange, excluding shares issuable upon the exercise of Proxima stock options that we assume.

     Treatment of Proxima Stock Options. Proxima maintains a stock option plan under U.S. law for employees of its U.S. subsidiary and has entered into individual stock option agreements with other employees in accordance with general authorizations obtained at shareholder meetings. Upon completion of the share exchange, we will assume all outstanding options granted under Proxima's U.S. stock option plan, the terms of which permit such assumption without the consent of any option holder. Proxima's other option agreements do not contain a similar assumption provision. Therefore, we are offering to assume each individual stock option agreement granted outside of Proxima's U.S. stock option plan.

     The terms of all assumed Proxima stock options will be the same as originally granted, except that the options will be exercisable for In Focus common stock and the number of shares and exercise price per share will be adjusted to reflect the exchange ratio. As of the date of this proxy statement, options to purchase an aggregate of 1,504,179 Proxima ordinary shares were issued and outstanding. If we assume all such options, we would be obligated to issue approximately 545,000 shares of In Focus common stock upon the exercise thereof.

     No Fractional Shares. We will not issue any fractional shares to Proxima stockholders in the exchange offer. Instead, fractional shares will be rounded up to the nearest whole number. For example, if a Proxima shareholder owns 1,000 ordinary shares, such shareholder would receive 362 shares of In Focus common stock in the share exchange (1,000 ordinary shares multiplied by 0.3615, the product of which is rounded up to the nearest whole number).

MANDATORY OFFER

     We may obtain the tender of more than 90% of all outstanding Proxima shares and complete the share exchange, but acquire less than all outstanding Proxima ordinary shares. In this case, Norwegian law would require us to commence a "mandatory offer" to purchase all remaining Proxima ordinary shares. We must commence the mandatory offer without undue delay, and in no event later than four weeks after completing the share exchange.

     The mandatory offer must be in cash and at a price per share equal to the higher of the market price for Proxima ordinary shares at the time we become obligated to commence the mandatory offer and the cash value of the exchange offer. The procedure and filing requirements for a mandatory offer are much

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

the same as for the exchange offer. Specifically, we must prepare a prospectus/offering document, submit the document for approval by the Oslo Stock Exchange, and mail the document to Proxima's remaining shareholders, all in accordance with applicable Norwegian law. The mandatory offer must be open for at least four weeks, but no more than six weeks, after we mail the prospectus/offer document to Proxima's shareholders. Settlement must take place as soon as possible, and in no event later than fourteen days, after expiration of the offer period.

COMPULSORY ACQUISITION

     If any Proxima shareholders fail to tender their shares in response to the exchange offer or the mandatory offer, we intend to initiate a "compulsory acquisition" under Section 4-25 of the Norwegian Public Limited Companies Act. The purpose and effect of a compulsory acquisition is to force the remaining Proxima shareholders to sell their Proxima ordinary shares to us at a fair cash price, which may be determined by a Norwegian court.

     To commence a compulsory acquisition, our board of directors must first formally decide to take such action and establish a price per share. In most instances the price per share will be the same price offered in the mandatory offer. We would then submit the offer in writing to all Proxima shareholders and publish the offer in the Norwegian Legal Gazette, in each case stating the deadline for submitting objections to the offer. The deadline cannot be earlier than two months after publication of the compulsory acquisition offer in the Norwegian Legal Gazette. To avoid a protracted process, Norwegian law permits us to include a compulsory acquisition offer in the same materials we prepare for the mandatory offer. Thus, we effectively commence the compulsory acquisition process by publishing the required notice immediately upon expiration of the mandatory offer. At the same time, we would also deposit the aggregate offering price with a financial institution authorized to do business in Norway, whereupon we would be deemed the holder of all outstanding Proxima ordinary shares and the remaining Proxima shareholders would lose their status as such and have only a claim for compensation against us.

     A Proxima shareholder who does not raise objections before the specified deadline is deemed to have accepted the compulsory acquisition offer. We will attempt to reach an agreement with any Proxima shareholders who submit timely objections. However, to the extent we are unable to reach such an agreement, a Norwegian court will determine what constitutes fair compensation.

COMPOSITION OF OUR BOARD OF DIRECTORS; CO-CHAIRS OF IN FOCUS

     Effective upon completion of the share exchange, our board of directors will increase its size from four to seven members and appoint the following persons to fill the three new vacancies: Ole J. Fredriksen, Svein S. Jacobsen and Einar J. Greve. Mr. Fredriksen currently serves as Proxima's President and Chief Executive Officer and Messrs. Jacobsen and Greve currently serve on Proxima's board of directors. Pursuant to Oregon law and our bylaws, these new directors will serve until the next meeting of In Focus shareholders at which directors are elected.

     Also effective upon completion of the share exchange, our board of directors will create two new officer positions, each with the title "Co-Chair." Mr. Fredriksen will be appointed to fill one of the new positions and Mr. John
V. Harker, our President, CEO and Chairman of the board of directors, will be appointed to fill the other new position.

REPRESENTATIONS AND WARRANTIES

     In Focus and Proxima have each made a number of representations and warranties in the Business Combination Agreement, none of which will survive the completion of the share exchange. These representations and warranties relate to:

     - corporate existence, qualification to conduct business, corporate standing and power and similar matters regarding the parties' subsidiaries;

     - capital structure;

     - authorization, execution, delivery, performance and enforceability of the Business Combination Agreement and other matters;

     - the absence of conflicts under certificates of incorporation, bylaws or other organic documents, required consents or approvals and violations of any instruments or law as a result of the share exchange;

     - documents filed with the SEC or the OSE and the accuracy of information contained therein;

     - the absence of certain specified material adverse changes, material litigation and material undisclosed liabilities;

     - tax, labor and employee benefit matters;

     - the accuracy of information supplied to the other party for inclusion or incorporation by reference in the Norwegian prospectus/offer document, this proxy statement, and any other any other filings with the SEC or the OSE;

     - direct or indirect ownership, by the representing party or its affiliates, of capital stock in the other party and related matters;

     - environmental matters;

     - title to properties and certain intellectual property matters;

     - the absence of any circumstances that would preclude the share exchange from being accounted for as a pooling of interests;

     - compliance with all applicable laws and governmental orders;

     - In Focus's receipt of a fairness opinion from Salomon Smith Barney, Inc.;

     - the absence of any financial advisors, brokers, agents or finders other than Salomon Smith Barney, Inc., in the case of In Focus, and Deutsche Bank Alex Brown, in the case of Proxima; and

     - the due authorization and issuance of In Focus common stock in the share exchange.

CONDUCT PENDING COMPLETION OF THE SHARE EXCHANGE

     Conduct by Proxima. At all times after signing the Business Combination Agreement until completion of the share exchange, Proxima has agreed, as to itself and its subsidiaries, to conduct their business in the ordinary course in substantial compliance with applicable law, and to use reasonable efforts to:

     - preserve intact their present business organizations and reputation;

     - keep available the services of their present officers and employees;

     - maintain the assets and properties in good working order and condition, ordinary wear and tear excepted;

     - maintain insurance on their tangible assets and businesses in such amounts and against such risks as are currently in effect;

     - preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with them; and

     - comply in all material respects with all applicable laws.

     In addition, Proxima specifically agreed that neither it nor any of its subsidiaries would, without our prior written consent:

     - adopt or amend in any material respect any benefit or compensation plan, agreement or arrangement relating to its directors, officers or employees;
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

     - incur debt outside the ordinary course of business;

     - make capital expenditures or expend funds for research and development outside the ordinary course of business;

     - sell, lease or otherwise encumber or dispose of any of its material assets outside the ordinary course of business;

     - declare or pay dividends or modify its capital structure;

     - issue, deliver, pledge, dispose of or otherwise encumber its securities, other than issuance upon the exercise of Proxima stock options outstanding on the date of the Business Combination Agreement;

     - amend its organizational documents or alter through merger, liquidation, reorganization or in any other fashion the corporate structure or ownership of any of its subsidiaries;

     - acquire or agree to acquire in any manner any business entity or division thereof;

     - settle or agree to settle any material claim or litigation, whether relating to the share exchange or otherwise;

     - make or rescind any material tax election or settle any material tax liability;

     - materially modify, amend or terminate any material contract or waive, release or assign any material rights or claims, except in the ordinary course of business;

     - fail to pay trade accounts payable in the ordinary course of business, other than amounts being disputed in good faith, or alter the terms or scheduled payment dated of any trade accounts payable; or

     - take or agree to take any action that would make any of its representations and warranties inaccurate at, or as of any time prior to, the completion of the share exchange, or omit or agree to omit to take any action necessary to prevent any such representation and warranty from being inaccurate at any such time.

     Proxima has also agreed to confer with us on a regular and frequent basis regarding its business and operations and other matters relevant to the exchange offer. They must also advise us promptly, both orally and in writing, of any change or event that may reasonably be expected to have a material adverse effect on Proxima and its subsidiaries as a whole or on Proxima's ability to complete the transactions contemplated by the Business Combination Agreement.

     Conduct by In Focus. We agreed that, at all times after execution of the Business Combination Agreement through completion of the share exchange, we and our subsidiaries would use reasonable efforts to:

     - preserve intact our present business organizations and reputation;

     - keep available the services of our present officers and employees;

     - maintain our assets and properties in good working order and condition, ordinary wear and tear excepted;

     - maintain insurance on our tangible assets and businesses in such amounts and against such risks and losses as are currently in effect;

     - preserve our relationships with customers, suppliers, licensors, licensees, distributors and others with whom we have business relationships; and

     - comply in all material respects with all applicable laws.

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

NO SOLICITATIONS

     Each party has agreed that, prior to completion of the share exchange, neither it nor any of its subsidiaries will, nor shall it or any of its subsidiaries authorize or permit any officer, director, employee or agent to:

     - take any action to knowingly solicit, initiate, continue, facilitate or encourage any acquisition proposal other than the transactions contemplated by the Business Combination Agreement; or

     - engage in negotiations, discussions or communications regarding or disclose any information relating to the parties or any of their subsidiaries, or afford access to the properties, books and records of the parties or any of their subsidiaries, to any person, group or entity that has made or is considering making an acquisition proposal.

     An acquisition proposal includes any offer or proposal for a merger, consolidation or other business combination involving In Focus, Proxima or any of their subsidiaries, any proposal to acquire shares of any class of securities of In Focus, Proxima or any of their subsidiaries, and any proposal to acquire a substantial portion of the assets of In Focus, Proxima, or any of their subsidiaries. However, we are not prohibited from initiating, negotiating, and consummating a transaction in which we issue shares constituting less than 20% of our outstanding common stock. In addition:

     - Proxima may participate in negotiations and discussions and furnish information regarding an acquisition proposal, and may modify or withdraw its approval of the exchange offer, provided such proposal is superior to the exchange offer and Proxima's board of directors determines, and is advised by its outside legal counsel that, failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties; and

     - We may participate in negotiations and discussions and furnish information regarding an acquisition proposal, and our board of directors may modify or withdraw its approval of the exchange offer, if our board of directors determines that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties.

CONDITIONS TO THE SHARE EXCHANGE

     Our obligation to complete the share exchange is subject to a number of conditions, any one or more of which we may waive in our sole discretion. These conditions include:

     - holders of more than 90% of Proxima's issued and outstanding ordinary shares must tender their shares in response to the exchange offer;

     - holders of a sufficient number of Proxima's outstanding Norwegian stock options, as necessary for the share exchange to be accounted for as a pooling of interests, shall have agreed to permit us to assume their stock options;

     - our shareholders must have approved the issuance of In Focus common stock in the share exchange;

     - our shareholders must have approved the increase in the number of shares of common stock that we are authorized to issue;

     - any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any applicable competition laws of any Non-U.S. jurisdiction, shall have expired or been terminated;

     - no change shall have occurred, and no condition, event or development involving a prospective change shall have occurred that would have a material adverse effect on Proxima;

     - Proxima's representations and warranties must be true and correct at and as of the completion of the share exchange, except where the failure to be true and correct would not have a material adverse effect on Proxima;

     - Proxima shall have performed and complied, in all material respects, with all of its obligations, covenants and agreements under the Business Combination Agreement;

     - we must have received a letter from Arthur Andersen, LLP stating that accounting for the share exchange as a pooling of interests is appropriate under generally accepted accounting principles and SEC rules and regulations;

     - all governmental consents, approvals, actions, filings and notices necessary for the completion of the share exchange shall have been obtained or made, in form and substance satisfactory to us; and

     - no governmental entity shall have entered, enacted, promulgated, enforced or issued any judgment, order, decree, statute, law ordinance, rule or regulation that would prevent completion of the share exchange or that would reasonably be likely to have a material adverse effect on us or Proxima.

ADDITIONAL AGREEMENTS

     Access to Information; Confidentiality. Each party has agreed to afford the other party and the other party's officers, employees and agents reasonable access during normal business hours to its properties, books and records. Each party must also furnish to the other party:

     - a copy of each document it files pursuant to the requirements of U.S. federal or state securities laws or Norwegian securities laws; and

     - all other information concerning its business, properties and personnel as the other party may reasonably request.

     Each party has also agreed to hold, and to cause its officers, directors, employees and agents to hold, in strict confidence all non-public information disclosed by or otherwise obtained from the other party.

     In Focus Shareholders' Meeting; Preparation of Proxy Statement. We agreed to call and hold a special meeting of our shareholders as soon as reasonably practicable after the public announcement of the Business Combination Agreement, for the purpose of obtaining such approvals as are necessary to complete the share exchange. We also agreed to prepare and file, in consultation with Proxima, this proxy statement soliciting proxies for use at the special meeting. We were obligated to use commercially reasonable efforts to respond to and have cleared any SEC comments regarding the proxy statement. Proxima was obligated to provide such information regarding its shareholders, business, financial statements and affairs as was reasonably required or appropriate for inclusion in this proxy statement.

     Regulatory and Other Approvals. Before we can complete the share exchange, we must satisfy all regulatory requirements and obtain the approval of all regulatory agencies having jurisdiction over the share exchange. To facilitate the regulatory review and approval process, each party has agreed to make all necessary filings promptly and use commercially reasonable efforts to take all actions necessary to complete the share exchange. Without limiting this general obligation, each party specifically agreed to:

     - take promptly all actions necessary to make all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and under comparable merger notification or competition laws of non-U.S. jurisdictions;

     - comply at the earliest practicable date with any request for additional information from the Federal Trade Commission, the Antitrust Division of the Department of Justice or the authorities of such other jurisdictions;

     - cooperate with the other party in connection with such party's filings and any investigation or other inquiry concerning the exchange offer or the other matters contemplated by the Business Combination Agreement;

     - use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to any of the transactions contemplated by the Business Combination Agreement by the Federal Trade

       Commission, the Department of Justice, state attorneys general or the regulatory authorities of any non-U.S. jurisdiction; and

     - cooperate to contest and resist the institution of any administrative, judicial or legislative action or proceeding that challenges any of the transactions contemplated by the Business Combination Agreement.

     Expenses. Except for the termination fee described below, pending completion of the share exchange each party is solely responsible for its own costs and expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby. However, the parties will share all expenses incurred in connection with the filing, printing and mailing of the Norwegian prospectus/offer documents and related materials.

     Nasdaq and Oslo Stock Exchange Listings. We have agreed to use commercially reasonable efforts to cause all In Focus common stock issued in the share exchange and upon the exercise of all assumed Proxima stock options to be authorized for listing on the Nasdaq National Market System. We have also agreed to file an application for a secondary listing of In Focus common stock on the Oslo Stock Exchange and to use reasonable best efforts to cause such application to be approved.

     Form S-8. We have agreed to file a Registration Statement on Form S-8 covering shares of In Focus common stock issuable upon the exercise of the stock options we assume under Proxima's U.S. stock option plan, to the extent that the shares are eligible for registration on Form S-8. We must make the filing no later than ten days after completion of the share exchange. We are not required to file a Form S-8 with respect to Proxima's Norwegian stock options that we assume.

     Proxima Affiliate Agreements. Proxima has agreed to use reasonable best efforts to cause all shareholders who might be considered affiliates of Proxima under applicable securities laws to execute and deliver to us certain agreements not less than 30 days prior to completion of the share exchange. The purpose of these agreements is to comply with the requirements of certain federal securities laws and pooling of interests accounting with respect to such stockholders' ability to dispose of In Focus common stock received in the share exchange. A form of these affiliate agreements is attached as Annex B to this proxy statement.

TERMINATION OF THE BUSINESS COMBINATION AGREEMENT

     Termination by Either Party. Either party may terminate the Business Combination Agreement and abandon the share exchange at any time prior to completion of the share exchange:

     - by mutual written consent of both In Focus and Proxima;

     - if the share exchange is not completed by September 30, 2000, provided the terminating party has not breached its obligations under the Business Combination Agreement and thereby prevented completion on or before such date;

     - if our shareholders do not approve the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby, as described in this proxy statement and the Business Combination Agreement;

     - if our shareholders do not approve the increase in the number of shares of common stock that we are authorized to issue;

     - if a court order or other governmental ruling permanently prohibiting completion of the share exchange becomes final and nonappealable, provided the terminating party has used reasonable best efforts to avoid or remove such prohibition;

     - if the other party enters into, or publicly announces its intention to enter into, an agreement or agreement in principal with respect to any business combination or similar transaction other than the share exchange;

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

     - if the other party's board of directors or any committee thereof withdraws its approval or recommendation of the exchange offer or the Business Combination Agreement, or modifies its approval or recommendation in a manner adverse to the terminating party; or

     - if the other party's board of directors or any committee thereof makes any recommendation with respect to a business combination or similar transaction by any person, other than In Focus, other than a recommendation rejecting or against such transaction.

     Termination by In Focus. We may terminate the Business Combination Agreement and abandon the share exchange at any time prior to completion of the share exchange:

     - if any representation or warranty Proxima makes is not true and correct in all material respects, provided the failure to be true and correct has a material adverse effect on Proxima and, if the defect can be cured within 30 days following notice to Proxima, it is not cured within such 30-day period;

     - if Proxima commits a material breach of any covenant or agreement in the Business Combination Agreement, provided the breach is incapable of cure or is not cured within 30 days following notice to Proxima of such breach; or

     - the exchange offer expires or terminates without our purchasing any Proxima ordinary shares due to the failure of any condition precedent to our obligation to complete the share exchange.

     Termination by Proxima. Proxima may terminate the Business Combination Agreement and abandon the share exchange at any time prior to completion of the share exchange:

     - if any representation or warranty we make is not true and correct in all material respects, provided the failure to be true and correct has a material adverse effect on us and, if the defect can be cured within 30 days following notice to us, it is not cured within such 30-day period; or

     - if we commit a material breach of any covenant or agreement in the Business Combination Agreement, provided the breach is incapable of cure or is not cured within 30 days following notice to us of such breach.

FEES PAYABLE UPON TERMINATION OF THE BUSINESS COMBINATION AGREEMENT

     If either party terminates the Business Combination Agreement for the reasons specified below, the non-terminating must pay to the other party a termination fee of $3,500,000 immediately upon notice of such termination. The fee is triggered by termination for any of the following reasons:

     - the non-terminating party enters into, or publicly announces its intention to enter into, an agreement or agreement in principal with respect to any business combination or similar transaction other than the share exchange;

     - the non-terminating party's board of directors or any committee thereof withdraws its approval or recommendation of the exchange offer or the Business Combination Agreement, or modifies its approval or recommendation in a manner adverse to the terminating party; or

     - the non-terminating party's board of directors or any committee thereof makes any recommendation with respect to a business combination or similar transaction by any person, other than In Focus, other than a recommendation rejecting or against such transaction.

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

                                 CHAPTER SEVEN

                                OTHER PROPOSALS

                                   PROPOSAL 2

THE PROPOSAL

     Our board of directors has unanimously approved an amendment to Article III of our Restated Articles of Incorporation to increase the number of authorized shares of In Focus common stock from 50,000,000 shares to 150,000,000 shares. As amended, Article III would read as follows:

     ARTICLE III. The aggregate number of shares which the Corporation shall have authority to issue is 150,000,000 shares of Common Stock.

REASONS FOR THE AMENDMENT

     As of March 31, 2000, 23,062,206 shares of our common stock are issued and outstanding, and an additional 15,738,983 shares have been reserved for future issuance under our stock incentive plans and shareholder rights plan. We anticipate issuing a maximum of approximately 15,761,000 shares of In Focus common stock in the share exchange and related transactions, which would also require the reservation of up to an additional 7,880,500 shares of common stock under our shareholder rights plan. Thus, following completion of the share exchange and assuming shareholder approval of proposal 4, up to approximately 65,442,689 shares of our common stock would either be issued and outstanding or reserved for issuance. This number exceeds the number of shares we are presently authorized to issue. CONSEQUENTLY, OUR SHAREHOLDERS MUST APPROVE AN INCREASE IN OUR AUTHORIZED SHARES IN ORDER FOR US TO COMPLETE THE SHARE EXCHANGE. Even if we do not complete the share exchange, our board of directors believes the increase is appropriate to provide sufficient flexibility in furtherance of general corporate purposes.

VOTE REQUIRED

     Assuming a quorum is present at the special meeting, proposal 2 will be approved if the number of votes cast for the proposal exceed the number of votes cast against it. In the absence of contrary specifications, shares represented by proxies will be voted FOR approval of the amendment to our Restated Articles of Incorporation.

BOARD RECOMMENDATION

     Our board of directors unanimously recommends that you vote FOR approval of the proposal to amend our Restated Articles of Incorporation to increase the number of authorized shares of In Focus common stock from 50,000,000 to 150,000,000.

DESCRIPTION OF IN FOCUS CAPITAL STOCK

     Our authorized capital stock consists of 50,000,000 of common stock, no par value. If the share exchange is completed and proposal two is approved, this number will increase to 150,000,000. As of March 31, 2000, 23,062,206 shares of In Focus common stock were outstanding and held of record by 214 shareholders. Following the share exchange, we estimate that between 36,737,206 and 38,262,206 shares of In Focus common stock will be outstanding, depending upon the number of Proxima shareholders who accept the exchange offer.

     Common Stock. The holders of our common stock are entitled to:

     - one vote per share at all shareholder meetings;

     - receive dividends ratably, if, as and when declared by our board of directors; and

     - participate ratably in any distribution of property or assets upon any liquidation, winding up, or dissolution of In Focus.

     None of our common stock has cumulative voting rights, preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

  Shareholder Rights Plan.

     Our board of directors implemented a shareholder rights plan on July 16, 1997 to assure that all of our shareholders receive fair and equal treatment in the event of a proposed takeover of In Focus and to guard against partial tender offers, open market accumulations and other abusive tactics designed to gain control of In Focus without paying a control premium. For the reasons described below, the rights will cause substantial dilution to a person or group that acquires 20% or more of our stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination, such as the share exchange, approved by our board of directors in advance.

     Under the plan, we declared a dividend of one common share purchase right for each outstanding share of our common stock at the close of business on July 31, 1997. We issued, and will continue to issue, an additional right with each share of common stock issued subsequent to such date, including all shares issued in the share exchange. Each two rights entitles the registered holder thereof to purchase from us one share of common stock at a price of $65.00 per share, which price is subject to certain anti-dilution adjustments. Until the earlier to occur of:

     - ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of our common stock (an "Acquiring Person"), or

     - ten business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 20% or more of our common stock,

(the earlier of the two events being called the "Distribution Date"), the rights will be evidenced by our common stock certificates. The rights may be transferred with and only with shares of our common stock until the Distribution Date or earlier redemption, termination or expiration of the rights. As soon as practicable following the Distribution Date, separate certificates evidencing the rights will be mailed to record holders of our common stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the rights.

     If a person becomes an Acquiring Person, or if we were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and our common stock was not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the Acquiring Person (which rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of the right. If, after a person has become an Acquiring Person, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, proper provision shall be made so that each holder of a right shall thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

     At any time after a Person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of our then outstanding common stock, our board of directors may cause us to exchange the rights (other than rights owned by an Acquiring Person which have become void), in whole or in part, for our common stock at an exchange rate of one share of common stock per right (subject to adjustment).

     Our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right at any time prior to the close of business on the tenth day following the first date of public announcement that a person has become an Acquiring Person. Our board of directors may extend the period during which the rights are redeemable beyond the ten days following the first date of public announcement that a person has become an Acquiring Person. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will receive the redemption price.

     The rights will expire on July 16, 2007 (unless earlier redeemed, exchanged or terminated). ChaseMellon Shareholders Services, L.L.C. is the rights agent.

     The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (a) in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock, (b) upon the grant to holders of our common stock of certain rights or warrants to subscribe for or purchase common stock or convertible securities at less than the current market price of our common stock or (c) upon the distribution to holders of our common stock of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in common stock (which dividends will be subject to the adjustment described in clause (a) above)) or of subscription rights or warrants (other than those referred to above).

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of In Focus beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.

     Our board of directors may amend any of the provisions of the rights plan for so long as the rights are then redeemable, and after the rights are no longer redeemable, we may amend or supplement the rights plan in any manner that does not adversely affect the interests of rights holders.

     Oregon Control Share and Business Combination Statutes. Oregon law may restrict the ability of significant shareholders of In Focus to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in that person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by:

     - a majority of the outstanding voting shares, including the acquired shares; and

     - the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation's officers and inside directors.

     This law is construed broadly and may apply to persons acting as a group.

     The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in the transaction subject to this law.

     We are also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of that person, for a period of three years from the date the person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:

     - a merger or plan of share exchange;

     - any sale, lease, mortgage, or other disposition of 10% or more of the assets of the corporation; and

     - transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.

     The general prohibition does not apply, however, if:

     - the 15% shareholder, as a result of the transaction in which the person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation;

     - the board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation's outstanding voting stock; or

     - the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction after the shareholder acquires 15% or more of the corporation's voting stock.

     Oregon Constituency Provision. Oregon law provides that our board of directors may consider the following factors in determining whether a proposed acquisition is in the best interests of In Focus:

     - the social, legal and economic effects of the proposed transaction on our employees, customers and suppliers and on the communities and geographical areas in which we operate;

     - the economy of the state of the nation;

     - the long-term as well as short-term interests of In Focus and its shareholders, including the possibility that these interests may be best served by the continued independence of In Focus; and

     - other relevant factors.

     This provision allows our board of directors to consider other interests other than those of the majority of independent shareholders in determining whether an acquisition is in our best interests.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is ChaseMellon Shareholders Services, L.L.C.

     Listing. Our common stock is listed for trading on the Nasdaq National Market System under the symbol "INFS." We have agreed with Proxima to use commercially reasonable efforts to cause all shares of In Focus common stock we issue in the share exchange to be authorized for listing on the Nasdaq National Market System. We also agreed to use reasonable best efforts to cause all shares of In Focus common stock we issue in the share exchange to be approved for secondary listing on the Oslo Stock Exchange.

                                   PROPOSAL 3

THE PROPOSAL

     Our board of directors has unanimously approved an amendment to Article I of our Restated Articles of Incorporation to change our name to "InFocus Corporation." As amended, Article I would read as follows:

     ARTICLE I. The name of the Corporation shall be INFOCUS CORPORATION and its duration shall be perpetual.

     The proposed amendment would not affect shareholders' rights, would not necessitate any exchange of outstanding stock certificates, and would not affect our Nasdaq National Market System ticker symbol.

REASONS FOR THE AMENDMENT

     The purpose of the name change is to cause our corporate name to better reflect our product trademark, "InFocus."

VOTE REQUIRED

     Assuming a quorum is present at the special meeting, proposal 3 will be approved if the number of votes cast for the proposal exceed the number of votes cast against it. In the absence of contrary specifications, shares represented by proxies will be voted FOR approval of the amendment to our Restated Articles of Incorporation

BOARD RECOMMENDATION

     Our board of directors unanimously recommends that you vote FOR approval of the proposal to amend our Restated Articles of Incorporation to change our name to "InFocus Corporation."

                                   PROPOSAL 4

THE PROPOSAL

     Our board of directors has approved an amendment to the In Focus Systems, Inc. 1998 Stock Incentive Plan to increase the number of shares of In Focus common stock available for issuance from 1,500,000 to 4,500,000. However, notwithstanding shareholder approval of this amendment, it will not be effective unless we complete the share exchange. For information regarding the material features of our stock incentive plan, see "Summary Description of Our Stock Incentive Plan" below.

REASONS FOR THE AMENDMENT

     Our stock incentive plan is, and will continue to be, an important tool in attracting and retaining key personnel. As of March 31, 2000, we had issued options to purchase an aggregate of 819,876 of the 1,500,000 shares authorized and reserved for issuance under the stock incentive plan, leaving 680,124 shares available for future option grants or restricted stock awards. Our board of directors desires to increase the number of shares authorized for issuance under the stock incentive plan, principally to ensure sufficient flexibility in retaining and attracting key personnel following the share exchange.

     The high technology industry is highly competitive for executive, management, and technical talent. The competition is especially extreme in the area of stock options or grants. It is unlikely that we will be able to attract or retain the necessary human resources to grow and enhance shareholder value without the availability of significant stock-based incentives.

     Our board of directors sought the assistance of a recognized, independent research firm to consider this need. It retained the services of Strategic Compensation Research Associates ('SCRA') to evaluate our stock incentive plan and the available shares compared to an objectively determined comparable group of companies. SCRA has been widely identified in corporate governance and business media for its analysis of shareholder reactions to stock incentive plans across a broad cross section of the market.

     SCRA based its analysis on the fact that In Focus is included in two relevant indices, the Russell 2000 Index (and the Russell 2000 Tech Index) and the Bloomberg Oregon Index. From those indices, as well as other relevant peer companies, SCRA selected a group of 24 companies to compare the availability of stock compensation for competitive compensation.

     According to SCRA's independent report to the board, In Focus would be at a severe recruiting disadvantage following the share exchange without the benefit of the additional shares. Specifically, while the Russell 2000 computer peripheral companies and the high tech Oregon companies have average dilution from stock compensation plans of 18.7% of shares outstanding, In Focus would be trying to compete with only 11.2% of shares outstanding.

     The proposed amendment is necessary, and conservative. With the additional authority of 3,000,000 shares, the level of stock compensation availability would rise to 17.0%.

     Our stock incentive program is, and will continue to be, an important tool in attracting and retaining key personnel and in providing the motivation of a common interest with the shareholders. It is also important in protecting our assets since the plan provides that options may be immediately terminated for unauthorized disclosure of confidential information or other violation of other written agreements regarding ownership of inventions.

PROHIBITION ON RE-PRICING AND CANCELING AND RE-ISSUING STOCK OPTIONS

     On April 10, 2000, our board of directors approved an amendment to our stock incentive plan prohibiting any re-pricing or cancellation and re-issuance of stock options granted under the plan. The amendment prohibiting re-pricing or cancellation and re-issuance will become effective only if our shareholders approve the proposal to increase the number of shares authorized for issuance under our stock incentive plan.

VOTE REQUIRED

     The affirmative vote of the holders of at least a majority of the shares of In Focus common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the amendment. In the absence of contrary specifications, shares represented by proxies will be voted FOR approval of the amendment to the stock incentive plan.

BOARD RECOMMENDATION

     Our board of directors unanimously recommends that you vote FOR approval of the amendment to the stock incentive plan.

SUMMARY DESCRIPTION OF OUR STOCK INCENTIVE PLAN

     Background. Our board of directors adopted the stock incentive plan in December 1997, and our shareholders approved the stock incentive plan on April 22, 1998. The stock incentive plan provides for the grant of incentive stock options ("ISOs"), non qualified stock options ("NQSOs") and restricted stock awards covering an aggregate of up to 1,500,000 shares of In Focus common stock. The proposed amendment would increase this number to 4,500,000 shares.

     Eligibility. We may grant ISOs to our officers and employees and NQSOs and restricted stock awards to our employees, officers, directors and consultants. As of March 31, 2000, the persons eligible to participate in our stock incentive plan included six officers, three non-employee directors and approximately 570 employees.

     Administration. The stock incentive plan provides for administration by our board of directors or a committee appointed by, and consisting of two or more members of, our board of directors. The plan administrator has full authority to administer the stock incentive plan in accordance with its terms and to determine all questions arising in connection with the interpretation and application of the stock incentive plan. In selecting the plan administrator, our board of directors must consider, with respect to any persons subject to
Section 16 of the Exchange Act, the provisions regarding "outside directors" as contemplated by Section 162(m) of the Internal Revenue Code of 1986, as amended, and "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act.

     Shares Subject to the Plan. The stock incentive plan presently covers a total of 1,500,000 shares of In Focus common stock. The proposed amendment would increase this number to 4,500,000 shares. Not more than 400,000 shares of common stock may be made subject to awards under the stock incentive plan to any one individual in the aggregate in one fiscal year, except we may make additional one-time grants of up to 1,000,000 shares to a newly hired individual. This limitation must be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Internal Revenue Code.

     Minimum Option Price. The exercise prices of ISOs and NQSOs granted under the stock incentive plan must equal or exceed the fair market value of In Focus common stock on the date of grant, or 110% of the fair market value in the case of employees who hold 10% or more of the voting power of our common stock. As defined in the stock incentive plan, "fair market value" means the last reported sales price of In Focus common stock on the Nasdaq National Market System on the date of grant.

     Duration of Options. Subject to earlier termination as a result of termination of employment, death or disability, each option granted under the stock incentive plan shall expire on the date specified by the plan administrator. However, in no event will an option terminate more than:

     - ten years from the date of grant in the case of ISOs generally; or

     - five years from the date of grant in the case of ISOs granted to an employee who holds 10% or more of the voting power of our common stock.

     Means of Exercising Options. An option holder exercises his or her option by delivering written notice to us, which notice must be accompanied by full payment of the purchase price therefor. The purchase price must be submitted in cash or by certified check, or at the discretion of the plan administrator:

     - through delivery of shares of In Focus common stock, either actual or by attestation, having a fair market value equal to the cash exercise price of the option

     - by delivery of instructions to a broker for a cashless exercise whereby shares acquired upon exercise are sold to pay the option exercise price;

     - by delivery of the optionee's personal recourse promissory note in the amount of the cash exercise price of the option;

     - by delivering such other consideration as the plan administrator may permit; or

     - by any combination of the above as permitted by the plan administrator.

     Grant of Stock Awards. The plan administrator is authorized to make awards of common stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the company or the achievement of performance goals related to operating profit as a percentage of revenues, revenue and profit growth, profit-related return ratios, such as return on equity, or cash flow, where such goals may be stated in absolute terms or relative to comparison companies), as the plan administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the award ("Stock Award"). The terms, conditions and restrictions that the plan administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture or restricted stock shall occur by reason of termination of the holder's services.

     Term and Amendment of the Plan. The stock incentive plan has no fixed expiration date, but ISOs may not be granted after December 17, 2007. The board of directors may terminate or amend the stock incentive plan at any time, provided, however, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, the following actions will not become effective without approval of the shareholders obtained within 12 months before or after the Board adopts a resolution authorizing such action:

     - increasing the total number of shares that may be issued under the stock incentive plan (except by adjustment under the Plan);

     - modifying the class of persons eligible to receive grants; or

     - modifying terms that otherwise require shareholder approval under any applicable law or regulation.

     Transferability. Except as indicated in the following, no option shall be transferable or exercisable by any person other than the optionee to whom such option was originally granted. Any option exercisable at the time of the optionee's death may be exercised to the extent of the number of shares purchasable at the date of death, by any person to whom such rights have passed under applicable laws of descent and distribution at any time, or from time to time, within one year after the date of death, but in no event later than the remaining term of the option. The plan administrator may, in its discretion, authorize all or a portion of the NQSOs granted to an optionee to be on terms that permit transfer by such optionee to (i) the spouse, children or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (a) there may be no consideration for any such transfer, (b) the stock option agreement pursuant to which such options are granted must be approved by the plan administrator and must expressly provide for transferability and (c) subsequent transfers of transferred options are prohibited.

     Federal Tax Effects of ISOs. We intend for ISOs granted under the stock incentive plan to qualify as ISOs under Section 422 of the Code. An optionee acquiring stock pursuant to an ISO receives favorable tax treatment in that the optionee does not recognize any taxable income at the time of the grant of the ISO or upon exercise. The tax treatment of the disposition of ISO stock depends upon whether the stock is disposed of within the holding period, which is the later of two years from the date the ISO is granted or one year from the date the ISO is exercised. If the optionee disposes of ISO stock after completion of the holding period, the optionee will recognize as capital gains income the difference between the amount received in such disposition and the basis in the ISO stock, i.e. the option's exercise price. If the optionee disposes of ISO stock before the holding period expires, it is considered a disqualifying disposition and the optionee must recognize the gain on the disposition as ordinary income in the year of the disqualifying disposition. Generally, the gain is equal to the difference between the option's exercise price and the stock's fair market value at the time the related stock is sold. While the exercise of an ISO does not result in taxable income, there are implications with regard to the alternative minimum tax ("AMT"). When calculating income for AMT purposes, the favorable tax treatment granted ISOs is disregarded and the difference between the option exercise price and the fair market value of the related common stock on the date of exercise (the "bargain purchase element") will be considered as part of AMT income. Just as the optionee does not recognize any taxable income on the grant or exercise of an ISO, the Company is not entitled to a deduction on the grant or exercise of an ISO. Upon a disqualifying disposition of ISO stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount generally equal to the amount that the optionee recognizes as ordinary income due to the disqualifying disposition.

     Federal Tax Effects of NQSOs. If an option does not meet the statutory requirements of Section 422 of the Code and therefore does not qualify as an ISO, the difference, if any, between the option's exercise price and the fair market value of the stock on the date the option is exercised is considered compensation and is taxable as ordinary income to the optionee in the year the option is exercised, and is deductible by the Company for federal income tax purposes in such year.

     The foregoing summary of federal income tax consequences of stock options does not purport to be complete, nor does it discuss the provisions of the income tax laws of any state or foreign country in which the optionee resides.

     Director and Executive Stock Ownership Guidelines. In January 1998, our board of directors approved ownership objectives for our executive officers and outside directors. One of the purposes of the stock incentive plan is to provide a means for our executive officers and outside directors to achieve the following objectives:

       POSITION                   OWNERSHIP GUIDELINE              DATE TO BE ACCOMPLISHED
-----------------------  --------------------------------------  ----------------------------
Chief Executive Officer  5 times annual salary in stock value    1/1/01 or 5 years from hire
                                                                 date, whichever is later
Senior Vice President    3 times annual salary in stock value    1/1/01 or 5 years from hire
                                                                 date, whichever is later
Vice President           2 times annual salary in stock value    1/1/01 or 5 years from hire
                                                                 date, whichever is later
Outside Directors        4 times annual retainer in stock value  1/1/03 or 5 years from appointment date, whichever
                                                                 is later

     Participation in the Stock Incentive Plan. All option grants to executive officers under the stock incentive plan are subject to the discretion of the plan administrator. As of the date of this proxy statement, the plan administrator has not made any determination with respect to future option grants or restricted stock awards. Therefore, except for automatic option grants to certain non-employee directors, future awards are not determinable.

                                 CHAPTER EIGHT

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (herein referred to as the "named executive officers") for the fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                               ANNUAL COMPENSATION           ----------------------------
                                        ----------------------------------     RESTRICTED
                                                              OTHER ANNUAL     SECURITIES     SECURITIES     ALL OTHER
                                        SALARY      BONUS     COMPENSATION       STOCK        UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   ($)(A)     ($)(A)        ($)(B)      AWARDS ($)(D)    OPTIONS (#)      ($)(C)
  ---------------------------    ----   -------   ---------   ------------   --------------   -----------   ------------
John V. Harker.................  1999   418,470   1,064,058          --          97,815              --         9,954
  Chairman of the Board,         1998   381,933       7,625       1,050         144,706         237,690         4,574
  President and Chief            1997   345,971     230,888       1,450              --              --         3,978
  Executive Officer
Gary R. Pehrson(E).............  1999   251,077     205,069         425          71,971              --        11,496
  Senior Vice President,         1998   242,308     206,324     119,519           7,141         100,000         1,156
  Worldwide Operations and
    Customer Support             1997    21,231          --          --              --         200,000            --
William D. Yavorsky............  1999   209,231     188,729          --         102,815              --         2,167
  Vice President,                1998   197,692       5,795          --          24,820          82,560           446
  Worldwide Sales                1997   145,757      48,585          --              --              --           461
Susan L. Thompson..............  1999   209,231     150,808          --          41,126          80,000         4,024
  Vice President,                1998   197,692       5,795          --          27,930          49,720           349
  Corporate Resources            1997   155,962      53,789          --              --              --           165
Mark A. Pruitt(F)..............  1999   209,231     146,513          --         102,815              --         5,327
  Vice President,                1998    99,231     101,777      64,351           4,563         130,000         1,033
  Research and Development       1997        --          --          --              --              --            --

---------------

(A) Amounts shown include cash compensation earned in each respective year. Unless otherwise indicated, amounts under the Bonus column include an annual bonus in 1999 and 1997 and 401(k) matching payments and quarterly profit sharing in all years.

(B) Unless otherwise indicated, Other Annual Compensation represents the cost of income tax advice provided by a third party.

(C) Unless otherwise indicated, amounts included in this column represent life insurance premiums paid by the Company for the benefit of the named executive.

(D) Restricted stock held by each of the named executive officers and the value thereof, calculated by multiplying the number of shares by the closing price of In Focus common stock on December 31, 1999, $23.19, is as follows:

                   NAME                      SHARES HELD    VALUE
                   ----                      -----------   --------
John V. Harker.............................    23,493      $544,802
Gary R. Pehrson............................     4,890       113,399
William D. Yavorsky........................     8,350       193,637
Susan L. Thompson..........................     5,250       121,748
Mark A. Pruitt.............................     6,000       139,140

(E) The 1998 Bonus amount for Mr. Pehrson includes a $200,075 signing bonus and Other Annual Compensation in 1998 is related to relocation assistance. All Other Compensation in 1999 includes

    $9,954 of imputed interest on an interest free note payable by Mr. Pehrson to In Focus related to his relocation.

(F) 1998 Salary for Mr. Pruitt includes salary earned from the time he joined us in July 1998. The 1998 Bonus amount includes a $100,000 signing bonus and Other Annual Compensation is related to relocation assistance.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under our stock incentive plan to the named executive officers in 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS (A)                          POTENTIAL
                                ------------------------------------------------------     REALIZABLE VALUE
                                  NUMBER                                                   AT ASSUMED ANNUAL
                                    OF        % OF TOTAL                                 RATES OF STOCK PRICE
                                SECURITIES     OPTIONS                                     APPRECIATION FOR
                                UNDERLYING    GRANTED TO                                    OPTION TERM (B)
                                 OPTIONS     EMPLOYEES IN     EXERCISE      EXPIRATION   ---------------------
             NAME                GRANTED     FISCAL YEAR    PRICE ($/SH.)      DATE       5% ($)     10% ($)
             ----               ----------   ------------   -------------   ----------   --------   ----------
John V. Harker................        --           --              --              --          --           --
Gary R. Pehrson...............        --           --              --              --          --           --
William D. Yavorsky...........        --           --              --              --          --           --
Susan L. Thompson.............    80,000         15.5%         $18.44        09/09/09    $927,645   $2,350,834
Mark A. Pruitt................        --           --              --              --          --           --

---------------

(A) Options granted in 1999 vest as to 25% of the options granted on each of the first through fourth anniversaries of the grant date, with full vesting occurring on the fourth anniversary date. Under the terms of the plan, the Administrative Committee of the board of directors retains discretion, subject to plan limits, to modify the terms of outstanding options.

(B) These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.

(C) Options held by all executive officers become immediately exercisable, without regard to any contingent vesting provision to which such option may otherwise be subject, upon the occurrence of a change-in-control.

OPTION EXERCISES AND HOLDINGS

     The following table provides information concerning the exercise of options during 1999 and unexercised options held as of the end of the fiscal year, with respect to the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING
                                                                  UNEXERCISED         VALUE OF UNEXERCISED
                                                                    OPTIONS           IN-THE-MONEY OPTIONS
                                SHARES ACQUIRED    VALUE         AT FY-END (#)         AT FY-END ($) (B)
                                  ON EXERCISE     REALIZED       EXERCISABLE/             EXERCISABLE/
             NAME                     (#)         ($) (A)        UNEXERCISABLE           UNEXERCISABLE
             ----               ---------------   --------   ---------------------   ----------------------
John V. Harker................      15,000        $126,067     337,338 /205,352      $3,747,830 /$2,462,247
Gary R. Pehrson...............      46,990         501,358      78,010 /175,000          633,783 /2,227,925
William D. Yavorsky...........      50,936         602,041       38,976 /89,686          466,481 /1,129,398
Susan L. Thompson.............      19,000         274,778     110,275 /127,715        1,330,654 /1,073,960
Mark A. Pruitt................      27,116         394,905        5,384 /97,500           89,848 /1,676,288

---------------

(A) Market value of the underlying securities at exercise date, minus exercise price of the options.

(B) Market value of the underlying securities at December 31, 1999, $23.19 per share, minus exercise price of the unexercised options.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table provides information concerning the grant of restricted stock pursuant to our stock incentive plan during 1999 with respect to the named executive officers. We use restricted stock grants as a vehicle to aid officers and directors in achieving certain ownership guidelines.

                                                            NUMBER OF       PERIOD UNTIL
                          NAME                            SHARES (#) (A)   MATURATION (B)
                          ----                            --------------   --------------
John V. Harker..........................................      5,000           3 years
Gary R. Pehrson.........................................      3,500           3 years
William D. Yavorsky.....................................      5,000           3 years
Susan L. Thompson.......................................      2,000           3 years
Mark A. Pruitt..........................................      5,000           3 years

---------------

(A) Shares were issued based on a ratio of one share for every two shares purchased during 1999 up to a maximum of 5,000 shares per person for qualifying purchases made during any one calendar year.

(B) Each share of restricted stock vests at the end of a three-year period of continuous service as an elected or appointed officer or director, beginning with the date of the qualifying purchase. However, if the shares held or purchased that resulted in the restricted shares being issued are sold prior to the end of the three-year vesting period, a proportionate number of restricted shares as the shares sold will vest at the end of a nine-year period of continuous service as an elected or appointed officer or director. Any unvested restricted stock will become fully vested immediately prior to a consummation of a reorganization resulting in a change-in-control.

                             DIRECTOR COMPENSATION

     During 1999, our non-employee directors received an $18,000 annual retainer and $2,500 for each board meeting attended. The non-employee directors were also reimbursed for their expenses in attending meetings of our board of directors. In addition, the Directors' Plan, as amended, provides that each "Eligible Director" shall be granted an option to purchase 20,000 shares of our common stock upon becoming an Eligible Director and, so long as he or she remains an Eligible Director, he or she will be granted an option to purchase 10,000 shares of our common stock on each date that he or she is re-elected to the board of directors at our annual shareholders' meeting. Eligible Directors also received restricted stock grants based on a ratio of one share for every two shares of our common stock purchased during 1999. We pay no additional remuneration to employees who serve as directors.

     The following table summarizes option grants and restricted stock awards during 1999 for our Eligible Directors:

                                                                              # OF RESTRICTED   VALUE OF RESTRICTED
                                     # OF SHARES COVERED   PRICE OF OPTIONS       SHARES          SHARES GRANTED
               NAME                      BY OPTIONS            GRANTED            GRANTED               (A)
               ----                  -------------------   ----------------   ---------------   -------------------
Peter Behrendt.....................        10,000               $9.97                -(B)             $    --
Michael Hallman....................        10,000                9.97              5,000               49,375
Nobuo Mii..........................        10,000                9.97              5,000               72,500

---------------

(A) Calculated based on the number of shares issued multiplied by the closing value of our common stock on the day of issue.

(B) Mr. Behrendt made a qualifying purchase in December 1999. The associated grant of 5,000 restricted shares was made in January 2000.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     We have two severance pay plans that provide for severance benefits to employees of In Focus and its subsidiaries. Persons employed by Proxima as of the date we complete the share exchange will be eligible to participate in these plans.

     One of the severance plans, the Executive Severance Pay Plan, provides for the payment of severance benefits to persons currently serving as executives of In Focus. Under the Executive Plan, covered executives are entitled to receive severance benefits in the event we terminate their employment without cause. In addition, a covered executive is entitled to severance benefits in the event the executive terminates his/her employment for "good reason." In general, an executive has "good reason" to terminate employment if, within 18 months after a "change of control," one of the following occurs: substantial alteration of the executive's duties or responsibilities; material reduction of the executive's pay or benefits; relocation of the executive's place of employment by more than 35 miles; or failure to pay the executive's compensation within 10 days of the date it is due.

     For executives holding Vice President or Senior Vice President titles, the amount of severance pay payable under the Executive Plan is 12 months of salary continuation. For executives holding Chief Executive Officer and/or President titles, the period of salary continuation is 24 months. In addition to salary continuation, the executives receive a lump sum payment covering the cost of continuing the executive's health insurance during the period of salary continuation, as well as outplacement services for the salary continuation period. The amount of severance pay is subject to reduction in the event any portion of the payment would be subject to the excise tax imposed under the so-called "Golden Parachute" provisions of the Internal Revenue Code.

     In order to receive severance benefits, covered executives must sign a release of any claims against us. In addition, severance payments may be immediately terminated in the event the executive discloses any of our confidential information or violates the noncompetition provisions included in the Executive Plan.

     Certain Proxima executives have agreements with Proxima providing for severance benefits. In order to be eligible for benefits under the Executive Plan, a Proxima executive must make an election within 90 days after completion of the share exchange of their initial eligibility under the plan to cancel any existing agreement. The Executive Plan in no way alters the terms and conditions of the Proxima executives' stock options that we assume.

     As an incentive to continue their employment with In Focus after completion of the share exchange, eligible executives of In Focus will be provided Retention Benefits arrangements effective upon completion of the share exchange. Eligible executives who remain employed with In Focus for a minimum of 6 months after completion of the share exchange will receive severance payments if, within 18 months after completion of the share exchange, they resign with "good reason." "Good reason" is defined as the substantial alteration of the executive's duties or responsibilities; material reduction of the executive's pay or benefits; relocation of the executive's place of employment of more than 35 miles; or failure to pay the executive's compensation within 10 days of the date it is due.

     For executives holding Vice President or Senior Vice President titles, the amount of severance pay payable under the Retention Benefits arrangement is 12 months of salary continuation. For executives holding Chief Executive Officer and/or President titles, the period of salary continuation is 24 months. In addition to salary continuation, executives receive a lump sum payment covering the cost of continuing the executive's health insurance during the period of salary continuation, as well as outplacement services for the salary continuation period. The amount of severance pay is subject to reduction in the event any portion of the payment would be subject to the excise tax imposed under the so-called "Golden Parachute" provisions of the Internal Revenue Code.

     In order to receive Retention Benefits, covered executives must sign a release of any claims against us. In addition, payments may be immediately terminated in the event the executive discloses any of our confidential information or violates certain noncompetition provisions.

     In April 1997, our board of directors approved amendments to the stock option agreements of all of our executive officers to provide that all options held by such persons shall become immediately exercisable, without regard to any contingent vesting provision to which such option may otherwise be subject, in the event of the occurrence of a change-in-control. In addition, any unvested restricted stock will become fully vested immediately prior to a consummation of a reorganization resulting in a change-in-control.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee of our board of directors was comprised of Messrs. Behrendt (Committee Chair), Hallman and Mii during 1999. All members of the compensation committee are non-employee, outside directors. Although Mr. Harker, our chief executive officer, served on our board of directors in 1999 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation.

                                  CHAPTER NINE

                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of out outstanding shares of common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of In Focus common stock and our other equity securities. To our knowledge, based solely on review of the copies of such reports furnished to us or otherwise in our files and on written representations from our directors, executive officers and 10% shareholders that no other reports were required, during the fiscal year ended December 31, 1999, our officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

     We must receive any shareholder proposals intended to be presented at our 2001 annual meeting of shareholders at our principal executive office no later than February 26, 2001, in order to be included in our 2000 Proxy Statement. Our Amended and Restated Bylaws require shareholders to deliver proposals they intend to present at our 2001 annual meeting to our principal executive office no later than sixty calendar days and no earlier than ninety calendar days prior to the first anniversary of our 2000 Annual Meeting.

TRANSACTION OF OTHER BUSINESS

     As of the date of this proxy statement, our board of directors is not aware of any other matters that may come before the special meeting. The persons named in the enclosed proxy intend to vote the proxy in accordance with their best judgment if any other matters do properly come before the meeting. Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to insure that you will be represented at this important meeting.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these materials at the public reference facilities maintained by the SEC at:

Judiciary Plaza              Citicorp Center              Seven World Trade Center
Room 1024                    500 West Madison Street      13th Floor
450 Fifth Street, N.W.       Suite 1400                   New York, New York 10048
Washington, D.C. 20549       Chicago, Illinois 60661

     You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You can also find our SEC filings at the SEC's website at www.sec.gov.

     Reports, proxy statements and other information concerning In Focus may also be inspected at: The National Association Securities Dealers, 1735 K Street, N.W. Washington, D.C. 20006.

     The SEC's rules and regulations allow us to "incorporate by reference" the information contained in documents that they filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. Information in this proxy statement supersedes information incorporated by reference that we have filed with the SEC prior to the date of this proxy statement, while information that we file later with the SEC will automatically update and, in some cases, supersede the information in this proxy statement.

     All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and before the date of the special meeting are incorporated by reference into and deemed to be a part of this proxy statement from the date those documents are filed.

     The following documents, which we filed with the SEC, are incorporated by reference into this proxy statement:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

     - Current Report on Form 8-K, filed March 7, 2000

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

       In Focus Systems, Inc.
       27700B S.W. Parkway Avenue
       Wilsonville, Oregon 97070
       1-800-999-9206

     We will provide delivery by first class mail or another equally prompt method. If you wish to receive copies of any of our documents listed above, you should make your request no later than five days before the special meeting, or
May   , 2000, to ensure delivery prior to your special meeting.

     You should rely only on the information contained in this proxy statement or that we have referred you to. We have not authorized anyone to provide you with information that is different. We provided all information concerning us, and Proxima provided all information concerning Proxima, contained in this proxy statement.

     Our website is located at http:\\www.infocus.com. Information contained on our web site does not constitute, and shall not be deemed to constitute, part of this proxy statement.

                                  CHAPTER TEN

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PROXIMA ASA
  Report of Independent Accountants.........................   F-2
  Balance Sheets as of December 31, 1998 and 1999...........   F-3
  Statements of Income for each of the three years ended
     December 31, 1999......................................   F-5
  Statements of Cash Flows for each of the three years ended
     December 31, 1999......................................   F-6
  Notes to Financial Statements.............................   F-7
IN FOCUS SYSTEMS, INC. PRO FORMA COMBINED FINANCIAL
  STATEMENTS (UNAUDITED)
  Balance Sheet as of December 31, 1999.....................  F-22
  Statements of Operations for the year ended December 31,
     1999...................................................  F-23
  Statements of Operations for the year ended December 31,
     1998...................................................  F-24
  Statements of Operations for the year ended December 31,
     1997...................................................  F-25
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................  F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Proxima ASA

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and cash flows present fairly, in all material respects, the financial position of Proxima ASA and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles in Norway. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards ("GAAS") in Norway, which are substantially the same as GAAS in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     Generally accepted accounting principles vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected net income for each of the three years in the period ended December 31, 1999 and shareholders' equity as at December 31, 1999 and 1998 to the extent summarized in Note 17 to the consolidated financial statements

PRICEWATERHOUSECOOPERS DA

Oslo, Norway
February 15, 2000, except for Note 17
and Note 18, which is as of April 5, 2000

                                 PROXIMA GROUP

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                    FIGURES IN NOK 1,000                      NOTE     1999        1998*
                    --------------------                      ----   ---------   ---------
ASSETS
Fixed Assets:
  Intangible assets
     Deferred tax assets....................................    6       88,733      15,189
     Goodwill...............................................    7      194,617     290,002
                                                                     ---------   ---------
          Total intangible assets...........................           283,350     305,191
                                                                     ---------   ---------

  Tangible fixed assets:
     Property and equipment.................................    8       34,006      17,484
                                                                     ---------   ---------
          Total tangible fixed assets.......................            34,006      17,484
                                                                     ---------   ---------

  Long-term financial assets:
     Long-term receivables..................................               493         222
     Investment in shares...................................                         9,718
                                                                     ---------   ---------
          Total long-term financial assets..................               493       9,940
                                                                     ---------   ---------

            Total Fixed Assets..............................           317,849     332,615
                                                                     ---------   ---------

Current Assets:
  Inventory.................................................    9      211,590     204,845
                                                                     ---------   ---------

  Receivables
     Trade accounts receivable..............................           505,537     382,294
     Other receivables......................................            24,665      66,021
                                                                     ---------   ---------
          Total receivables.................................           530,202     448,315
                                                                     ---------   ---------

  Cash and cash equivalents.................................   10      330,090     321,638
                                                                     ---------   ---------

          Total Current Assets..............................         1,071,882     974,798
                                                                     ---------   ---------

          Total Assets......................................         1,389,731   1,307,413
                                                                     =========   =========

---------------
* The financial statements have been restated in accordance with the new Accounting Act of 1998.

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXIMA GROUP

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                    FIGURES IN NOK 1,000                      NOTE     1999        1998*
                    --------------------                      ----   ---------   ---------
EQUITY AND LIABILITIES
Shareholders' Equity:
  Paid-in capital
  Share capital.............................................            83,122      82,654
     Additional paid-in capital.............................            35,064
                                                                     ---------   ---------
          Total paid-in capital.............................           118,186      82,654
                                                                     ---------   ---------
Retained earnings:
  Other equity..............................................           783,745     647,308
                                                                     ---------   ---------
     Total retained earnings................................           783,745     647,308
                                                                     ---------   ---------

          Total Equity......................................   11      901,931     729,962
                                                                     ---------   ---------

Liabilities:
  Provision for commitments
  Pension liabilities.......................................   13          251         231
                                                                     ---------   ---------
          Total provision for commitments...................               251         231
                                                                     ---------   ---------

  Other long-term liabilities:
     Debts to financial institutions........................                         5,327
                                                                     ---------   ---------
          Total other long-term liabilities.................                 0       5,327
                                                                     ---------   ---------

  Short-term liabilities:
     Debts to financial institutions........................             5,635     171,225
     Accounts payable.......................................           310,174     263,846
     Taxes payable..........................................    6       46,149      40,143
     Employee taxes and social security costs...............            20,219       9,384
     Other short-term liabilities...........................           105,372      87,295
                                                                     ---------   ---------
          Total short-term liabilities......................           487,549     571,893
                                                                     ---------   ---------

          Total Liabilities.................................           487,800     577,451
                                                                     ---------   ---------

          Total Equity and Liabilities......................         1,389,731   1,307,413
                                                                     =========   =========

---------------
* The financial statements have been restated in accordance with the new Accounting Act of 1998.

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXIMA GROUP

                                INCOME STATEMENT
                         FOR THE YEAR ENDED DECEMBER 31

                   FIGURES IN NOK 1,000                     NOTE     1999        1998*      1997*
                   --------------------                     ----   ---------   ---------   -------
Sales revenue.............................................    4    2,323,335   1,575,582   604,321

Cost of goods sold........................................         1,613,547   1,077,890   348,357
Salaries..................................................    5      192,005     143,091    63,650
Amortization of goodwill..................................    7       21,523      14,350         0
Depreciation..............................................    8       12,918      11,935     4,251
Other operating expense...................................   16      289,521     175,977    61,054
                                                                   ---------   ---------   -------

Operating profit..........................................           193,821     152,339   127,009
                                                                   ---------   ---------   -------
Financial income..........................................    3       48,128      27,074    18,340
Financial expenses........................................    3       29,461      24,254     9,888
                                                                   ---------   ---------   -------

Income before income taxes................................           212,488     155,159   135,461
                                                                   ---------   ---------   -------

Taxes.....................................................    6       77,250      54,522    37,418
                                                                   ---------   ---------   -------

Net income for the year...................................           135,238     100,637    98,043
                                                                   ---------   ---------   -------

Basic EPS (NOK)...........................................              3.27        2.48      2.69
Diluted EPS (NOK).........................................              3.16        2.43      2.67

---------------
* The financial statements have been restated in accordance with Norway's new Accounting Act of 1998.

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXIMA GROUP

                            STATEMENT OF CASH FLOWS
                         FOR THE YEAR ENDED DECEMBER 31

                   FIGURES IN NOK 1,000                        1999        1998       1997
                   --------------------                      --------    --------    -------
Cash flows from operating activities:
  Net income before taxes..................................   212,488     155,159    135,461
  Tax paid in the period...................................   -58,680     -42,423    -25,119
  Loss/profit on sale of fixed assets......................   -12,273
  Depreciation and amortization............................    34,441      26,285      4,251
  Write-down of fixed assets...............................                 1,294          0
  Change in inventory......................................     1,210       9,327    -31,552
  Change in accounts receivable............................  -107,785      54,000    -98,789
  Change in accounts payable...............................    35,600     -16,378     38,943
  Change in other assets and liabilities...................    67,836     -15,367     -4,360
  Changes in pension liabilities...........................        20         128        405
                                                             --------    --------    -------
     Net cash provided by operating activities.............   172,857     172,025     19,240
                                                             --------    --------    -------

Cash flows from investing activities:
  Proceeds from sale of fixed assets.......................       315
  Payments for purchase of property and equipment..........   -25,519     -19,001     -5,298
  Payments/proceeds on loan................................      -271        -180        126
  Proceeds from sale of shares.............................    22,329
  Purchase of shares in subsidiary.........................              -489,831
                                                             --------    --------    -------
     Net cash used in investing activities.................    -3,146    -509,012     -5,172
                                                             --------    --------    -------

Cash flows from financing activities:
  Proceeds from share issuances............................    10,668     325,217     83,822
  Payments received on long term liabilities...............                 5,327
  Repayment of short term liabilities......................  -181,125
  Payments received on short-term liabilities..............               170,986
                                                             --------    --------    -------
     Net cash provided by (used in) financing activities...  -170,457     501,530     83,822
                                                             --------    --------    -------

Net change in cash for the year............................      -746     164,543     97,890
                                                             --------    --------    -------

Cash and cash equivalents at the beginning of the period...   321,638     157,095     59,205
Effect of foreign exchange on cash and cash equivalents....     9,198
                                                             --------    --------    -------
Cash and cash equivalents at the end of the period.........   330,090     321,638    157,095
                                                             --------    --------    -------

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXIMA GROUP

                         NOTES TO FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1999

NOTE 1 -- ACCOUNTING PRINCIPLES AND THE EFFECT OF CHANGES MADE TO THE ACCOUNTING PRINCIPLES

     The annual accounts have been drawn up in accordance with the Accounting Act of 1998 and have been prepared according to Norwegian accounting standards. Several accounting principles have been changed in accordance with the Accounting Act. These changes are described below.

BASIS OF CONSOLIDATION

     The group accounts cover the parent company Proxima ASA and all companies in which it controls more than 50% of the voting rights, whether directly or indirectly. The group accounts show the overall financial performance and overall financial position when the parent company and the subsidiaries are presented as a financial entity. Therefore, shares in subsidiaries, internal claims and debts as well as intercompany transactions have been eliminated when preparing the group accounts. Unrealized gains in inventory that are derived from internal deliveries are eliminated in the group's inventory. The foreign subsidiary's balance sheet is translated at the exchange rates on the balance sheet date. The income statement has been translated at average rates for the year. All translation differences are included directly in equity.

     As of December 31, 1999, the group comprised the following companies:

Proxima ASA.................................................  Parent company
Proxima Corporation, USA....................................  100%
ASK AS, Norway..............................................  100%

     In April 1998, Proxima ASA set up a subsidiary in the USA under the name BD Acquisition Corporation. The company purchased all the shares in Proxima Corporation, a distribution company with the bulk of its operations in the U.S. These companies merged immediately after the acquisition. The merged company acquired the name Proxima Corporation. The accounts for 1998 contain income and costs in Proxima Corporation from April 14, 1998. With effect from January 21, 1999, ASK LCD Inc., the wholly-owned subsidiary, was merged with Proxima Corporation.

     The accounts have been prepared using the purchase method for the acquired subsidiary. In conjunction with the acquisition, a detailed assessment of actual value of various asset and debt items was carried out. As a result of a planned coordination of the operations of Proxima Corporation and Proxima ASA, a provision for planned restructuring costs was also made. The cost price for shares that could not be allocated to specific asset or debt items has been classified as goodwill in the consolidated balance sheet. The goodwill amount is amortized on a straight-line basis over 15 years. Amortization over more than five years is justified by the fact that the company is a distribution company with a strong brand name.

     In connection with the finalization of the purchase price allocation, certain reclassifications to the balance sheet were recorded as of December 31, 1999.

     There is no activity in the Norwegian subsidiary ASK AS.

CLASSIFICATION

     Assets determined for permanent use and receivables that fall due later than one year after the financial year-end are classified as fixed assets. All other assets are classified as current assets. The same basis for classification has been used for liabilities.

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

VALUATION PRINCIPLES

  Use of Estimates

     Preparation of the consolidated accounts in accordance with generally accepted accounting principles requires that the board and management of the company make estimates and establish conditions which have an influence on the value of assets and liabilities in the balance sheet and reported income and costs for the financial year. The final values realized may deviate from these estimates.

  Recognition of Revenue

     All sales are taken to income on the delivery date. Sales are gross sales less commissions, discounts and any other price reductions.

  Accounts Receivable

     Trade accounts receivable and other receivables are entered in the balance sheet at face value less a provision to cover bad debts. A provision for bad debts is made on the basis of an individual assessment of each claim.

  Transactions and Reserves in Foreign Currencies

     Income statement items are entered in the individual accounts at the exchange rate on the transaction date. Current assets, accounts receivable and accounts payable in foreign currencies are translated at the exchange rates on the balance sheet date. Realized/unrealized currency gain and realized/unrealized currency loss are classified as financial items in the income statement.

  Inventory

     Inventory is valued at the lower of cost and net realizable value on a first-in/first-out basis. For raw materials and work in progress net realizable value is calculated as the realizable value of finished goods less remaining manufacturing costs and sales costs. The cost price of manufactured goods comprises direct materials, direct wages and allocated indirect manufacturing costs.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Property and Equipment

     Tangible fixed assets are reported at historical cost less accumulated depreciation. Depreciation is charged on a straight-line basis over the estimated life of each asset. When fixed assets are sold or disposed of, gains/losses are included as operating income/cost.

  Pension Costs

     The parent company provides its employees with a collective (secured) pension plan, which gives fixed future pension benefits based on the number of years of service and the expected salary upon retirement. The parent company also provides an unsecured pension plan for some of its employees. These pension commitments are paid using the company's own funds and the liabilities are subject to provisions. For secured pensions, overall liabilities are valued against overall pension funds in the pension plan. When valuing pension funds and pension commitments, the estimated value at year-end is used. In the balance sheet, secured and unsecured pension liabilities are shown combined under long-term liabilities. Pension

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

costs are recorded in the accounts in accordance with the accounting standards governing pension costs. The main principle is that the pension liabilities are charged against income when they occur, i.e. as they are earned through employment. When calculating them, a straight-line earning profile is used, and the expected final salary is used as the earnings basis. Net pension costs are recorded in the income statement under "Salaries". Employers' contributions are accrued for unsecured pensions. For secured pensions, employers' contributions are charged against income based on pension premiums paid.

     Proxima Corporation provides a contributory pension plan. The premium for this is charged against income on an ongoing basis.

  Stock-Based Compensation

     The group records its stock-based compensation plans in the accounts according to guidelines published by the Oslo Stock Exchange. Accompanying notes provide pro forma information of the effects these plans would have on net income and profit per share if they were recorded at actual value.

  Earnings per Share

     Earnings per share are calculated on the basis of the time-weighted average of the number of outstanding shares in the company in the period. Diluted earnings per share are based on the time-weighted average of the number of outstanding shares in the company taking into consideration the diluting effect of potential shares in the company.

     The following table shows the basis for calculations of earnings per share and diluted earnings per share:

                 FIGURES IN NOK 1,000                       1999          1998          1997
                 --------------------                    ----------    ----------    ----------
Net income for the year................................     135,238       100,637        98,043
Average number of shares in the company................  41,341,551    40,637,481    36,471,620
Average number of potential diluting shares:
Stock options..........................................   1,424,407       801,834       307,490
Average number of shares in the company taking into
  consideration the diluting effect of potential shares
  in the company.......................................  42,765,958    41,439,315    36,779,110

  Taxes

     Taxes are expensed as incurred, i.e. the tax cost is linked to the income before taxes for accounting purposes. In principle, the tax cost consists of payable taxes and changes in deferred tax assets and liabilities. Deferred tax assets in the balance sheet are calculated on the basis of net temporary differences between accounting and tax values. In conjunction with the acquisition of Proxima Corporation, this company had substantial net tax-reducing temporary differences and losses to carry forward. The possible deferred tax assets linked to these temporary differences are included in goodwill in the acquisition balance sheet. The tax assets utilized in 1999 were reclassified from goodwill to deferred tax assets in the balance sheet.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash, cash equivalents and investments which fall due within three months of the time of making the investments.

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

  Warranty Expenses

     Estimated future warranty obligations related to the group's products are provided by charges to operations in the period in which the related revenue is recognized.

AMENDMENTS TO ACCOUNTING PRINCIPLES

     Proxima ASA introduced new accounting principles in accordance with the Accounting Act of 1998 to take effect on December 31, 1996.

  Deferred Tax Assets

     In accordance with previous acts, it was not permitted to enter net deferred tax assets in the balance sheet.

  Long-Term Items in Foreign Currencies

     In accordance with previous acts, long-term items in foreign currencies were entered at the lowest/highest value's principle, as the case might be, for assets and liabilities. According to the new Accounting Act, all items in foreign currencies are entered at the exchange rate on the balance sheet date.

     The amendments to the accounting principles were included in shareholders' equity in the accounts as of December 31, 1996. We refer to note 11 where the effect of shareholders' equity is given in detail.

CORRESPONDING FIGURES

     The corresponding figures in the balance sheet and the income statement are restated according to principles in the new Accounting act.

NOTE 2 -- FINANCIAL MARKET RISK

     Financial instruments which are subject to credit and currency risk consist mainly of cash and cash equivalents and accounts receivable. Cash and cash equivalents are principally administered by two financial institutions. The main part of accounts receivable are not collateralized, but some are collateralized by use of Letter of Credit. The group assesses the creditworthiness of its customers on an ongoing basis and makes an accrual for possible bad debts. As at December 31,1999 and 1998, no customers accounted for more than 10% of total accounts receivable.

     The group is exposed to changes in exchange rates through large quantities of the materials used in production being bought from abroad, principally Asia. Similarly, a large percentage of the company's sales income is received in foreign currencies. Exposure to changes in foreign currency is to some extent covered by hedging with forward contracts. As at December 31, 1999, two transactions were in effect, totaling USD 4 million at an exchange rate of NOK 7.97, both falling due Q 1 2000. Unrealized profit/loss on forward contracts in foreign currencies were valued on the basis of the market exchange rate at the end of the year. The group has a foreign currency loan in USD which is being paid off on an ongoing basis via income in the same currency.

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

NOTE 3 -- SINGLE TRANSACTIONS AND MERGED ITEMS

     In 1999, the group sold its shares in Laser Power Corporation. The sale made a gain of NOK 12.0 million which is recorded as income under financial income.

                  FIGURES IN NOK 1,000                      1999      1998      1997
                  --------------------                     ------    ------    ------
Financial Income
Interest income..........................................  11,748     6,156     2,881
Currency gain............................................  24,331    20,918    15,459
Gain from sales of shares................................  12,049        --        --
                                                           ------    ------    ------
Total financial income...................................  48,128    27,074    18,340
                                                           ------    ------    ------
Financial Expenses
Currency loss............................................  21,813    16,500     9,413
Other financial expenses.................................   7,648     7,754       475
                                                           ------    ------    ------
Total financial expenses.................................  29,461    24,254     9,888
                                                           ------    ------    ------

NOTE 4 -- SALES REVENUE

     Based on guidelines issued by Norsk Regnskapsstiftelse (the Norwegian Institute of Accounting), the group has defined its activities as falling within one segment. Sales are geographically distributed as follows:

              SALES GEOGRAPHICALLY DISTRIBUTED                1999    1998    1997
              --------------------------------                ----    ----    ----
America.....................................................   63%     55%     16%
Europe......................................................   28%     38%     69%
Asia........................................................    9%      7%     15%
                                                              ---     ---     ---
Total.......................................................  100%    100%    100%
                                                              ---     ---     ---

     No single customer accounted for more than 10% of turnover in the financial years ending in 1999, 1998 and 1997.

NOTE 5 -- SALARIES

                 FIGURES IN NOK 1,000                     1999       1998       1997
                 --------------------                    -------    -------    ------
Salaries...............................................  165,532    128,995    56,330
Social security costs..................................   20,025     10,248     4,973
Pension costs..........................................    4,650      2,280     1,232
Other benefits.........................................    1,798      1,568     1,115
                                                         -------    -------    ------
Total..................................................  192,005    143,091    63,650
                                                         -------    -------    ------

Average number of employees............................      405        321       161

     Auditing fees for 1999 charged against income amounted to NOK 1,145,400. Additional fees for other services totaled NOK 923,650.

NOTE 6 -- TAXES

     Taxes for the group are distributed as follows:

                  FIGURES IN NOK 1,000                      1999      1998      1997
                  --------------------                     ------    ------    ------
Norway...................................................  36,837    39,550    37,418
Other countries..........................................  40,413    14,972        --
                                                           ------    ------    ------
Total....................................................  77,250    54,522    37,418
                                                           ------    ------    ------

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

    The difference between the nominal tax rate in Norway and the group's effective tax rate is as follows:

Income before taxes.......................................  212,488   155,159   135,461

Nominal tax rate in Norway (28%)..........................   59,497    43,445    37,929
Permanent differences.....................................      806       265        74
Higher tax rates abroad...................................   10,921     5,186        --
Tax effect of non-deductible goodwill amortization........    6,026     4,879        --
Other.....................................................       --       747      -585
                                                            -------   -------   -------
Effective taxes...........................................   77,250    54,522    37,418
                                                            -------   -------   -------
Specification of Basis for Deferred Tax Assets:
Net Timing Differences
Fixed assets..............................................    2,494     9,835      -745
Current assets............................................  198,181   195,444    32,048
Liabilities...............................................   13,061    10,232     8,846
Tax losses to be carried forward..........................   65,076    83,800        --
                                                            -------   -------   -------
TOTAL.....................................................  278,812   299,311    40,149
                                                            -------   -------   -------
Deferred tax assets.......................................  101,553   111,887    11,242

Non-recognized deferred tax assets........................  -12,820   -96,698        --
                                                            -------   -------   -------
DEFERRED TAX ASSETS RECORDED IN THE BALANCE SHEET.........   88,733    15,189    11,242
                                                            -------   -------   -------

     Deferred tax assets are recorded in the balance sheet to the extent it is probable such assets are realizable in the future.

     In 1998 and 1997 respectively, NOK 11.5 million and NOK 2.6 million in tax assets were linked to tax-deductible share issue expenses included in shareholders' equity in Proxima ASA.

NOTE 7 -- INTANGIBLE ASSETS (GOODWILL)

                    FIGURES IN NOK 1,000                       1999
                    --------------------                      -------
Acquisition cost as of 01.01.99.............................  304,453
Acquisitions for the year...................................        0
Reclassification............................................  -89,468
Currency translation difference.............................   17,603
                                                              -------
Acquisition cost as of 12.31.99.............................  232,588
                                                              -------

Amortization as of 12.31.99 incl. currency translation
  difference................................................   37,971
                                                              -------

Value recorded in the balance sheet as of 12.31.99..........  194,617
                                                              -------

Amortization for the year...................................   21,523
                                                              -------

  Goodwill

     Goodwill has increased following the acquisition of Proxima Corporation. The goodwill amount is amortized on a straight-line basis over the estimated life of 15 years. Goodwill resulting from the acquisition contains possible tax assets for tax-reducing temporary differences in conjunction with the acquisition. In 1999, NOK 89.5 million was reclassified from goodwill to deferred tax assets.

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

  Product Research and Development

     During the fiscal year, the group completed the following research and development projects:

     - The COMPACT series projectors, consisting of C1, C2, C5 and C6.

     - The IMPRESSION series projectors were upgraded through launching A8+, A9+ and A10+.

     - The ASK M5 projector.

     A total of NOK 62.8 million in research and development costs were expensed in 1999.

     NOTE 8 -- PROPERTY AND EQUIPMENT

                    FIGURES IN NOK 1,000
                    --------------------
Acquisition costs as of 01.01.99............................
                                                                    129,880
Acquisitions for the year...................................
                                                                     25,519
Sales for the year..........................................
                                                                    -53,889
Currency translation difference.............................
                                                                      6,420
Value recorded in the balance sheet as of 12.31.99..........
                                                                    107,930
                                                              -------------

Accumulated depreciation as of 12.31.99 incl. currency
  translation difference....................................
                                                                     73,924
                                                              -------------

Value recorded in the balance sheet as of 12.31.99..........
                                                                     34,006
                                                              -------------

Depreciation for the year...................................
                                                                     12,918
                                                              -------------

Economic lifetime
  Depreciation plan.........................................
                                                                  3-5 years
                                                              Straight line

     Operating lease expense amounted to 5,942 in 1999 and 3,384 in 1998.

NOTE 9 -- INVENTORY

                    FIGURES IN NOK 1,000                       1999      1998
                    --------------------                      -------   -------
Raw materials...............................................   88,267    46,464
Work in progress............................................   12,724     8,001
Finished goods..............................................  110,599   150,380
                                                              -------   -------
Total inventory.............................................  211,590   204,845
                                                              -------   -------

NOTE 10 -- CASH EQUIVALENTS, ETC.

                    FIGURES IN NOK 1,000                      1999    1998
                    --------------------                      -----   -----
Restricted bank deposits....................................  3,658   3,493
                                                              -----   -----

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

NOTE 11 -- SHAREHOLDERS' EQUITY

                                                                                                     TOTAL
                                                                  ADDITIONAL                     SHAREHOLDERS'
             FIGURES IN NOK 1,000               SHARE CAPITAL   PAID-IN CAPITAL   OTHER EQUITY       EQUITY
             --------------------               -------------   ---------------   ------------   --------------
Shareholders' equity 12.31.96.................     11,925           41,163           60,102         113,190
Effect of new Accounting Act:
  Recording of deferred tax assets in the
     balance sheet............................         --               --            4,349           4,349
  Introduction of current market value for
     long-term receivables....................         --               --              180             180
                                                   ------           ------          -------         -------
Revised shareholders' equity 12.31.96.........     11,925           41,163           64,631         117,719
                                                   ------           ------          -------         -------

Shareholders' equity 12.31.97.................     75,254            8,470          217,657         301,381
                                                   ------           ------          -------         -------
Change in shareholders' equity for the year
  Issue of shares.............................      7,400           24,662          304,638         336,700
  Share issue expenses, net after taxes.......         --           -8,268               --          -8,268
  Income for the year.........................         --               --          100,637         100,637
  Currency translation differences............         --               --             -488            -488
                                                   ------           ------          -------         -------
Shareholders' equity 12.31.98.................     82,654           24,864          622,444         729,962
                                                   ------           ------          -------         -------
Change in shareholders' equity for the year
  Issue of shares.............................        468           10,200               --          10,668
  Income for the year.........................         --               --          135,238         135,238
  Currency translation differences............         --               --           26,063          26,063
                                                   ------           ------          -------         -------
Shareholders' equity 12.31.99.................     83,122           35,064          783,745         901,931
                                                   ------           ------          -------         -------

NOTE 12 -- STOCK OPTION PLAN

     The board has been granted authorization by a resolution of the general meeting to expand the share capital (with no pre-emption rights for shareholders) to employees, board members and advisors in the group via a stock option plan of in all 2,450,000 shares. 1,950,000 options apply for the period until ordinary general meeting in 2001 and 500,000 until November 2001.

     At present, the group has three stock option plans:

     - A two-year program in Proxima ASA where, as of December 31, 1999, a total of 575,000 stock options were distributed after adjustments for cancellations. 50% could be exercised after January 1, 1999 and the remaining 50% after January 1, 2000. The stock options will expire on March 10, 2000. As of December 31, 1999, 192,500 stock options had been exercised.

     - A three-year program in Proxima ASA where, as of December 31, 1999, a total of 486,000 stock options were distributed after adjustments for cancellations. The options vest 1/3 per year and can be exercised for the first time 12 months after the allotment. Options not exercised can be accumulated until the end of the option plan period. As of December 31, 1999 40,000 options were exercised.

     - A five-year program for Proxima Corporation. Adjusted for cancellations 763,134 stock options were originally issued in 1998 and, as of December 31, 1999, 855,585 stock options had been issued adjusted for cancellations. The options vest 1/3 per year over the first three years and can be exercised for the first time 12 months after the allotment. Options not exercised can be accumulated until the end of the option plan period. As of December 31, 1999, approximately 2,000 options had been exercised.

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

     The subscription price is the original market rate at the time of issue with an additional 1% increase per month (the addition does not apply to employees of Proxima Corporation). In November 1998, previously issued stock options were repriced. The original subscription price was NOK 41.67 per share for 700,000 shares and NOK 50.00 per share for 1,250,000 shares before the repricing at NOK 40.00 per share with an additional 1% increase per month which took place in November 1998 (the addition does not apply to employees of Proxima Corporation). The repricing was regarded as a one-time event and was undertaken because of the general fall in the stock market. As the repricing was in accordance with the current stock market price on that day, the repricing did not result in an expense for the company that had to be recorded in the accounts.

     The following table summarizes the stock option activity of the aforementioned plans:

                                        1999                        1998                        1997
                              -------------------------   -------------------------   -------------------------
                                              WEIGHTED                    WEIGHTED                    WEIGHTED
                                               AVERAGE                     AVERAGE                     AVERAGE
                                              EXERCISE                    EXERCISE                    EXERCISE
FIGURES IN NOK 1,000, EXCEPT    NUMBER OF       PRICE       NUMBER OF       PRICE       NUMBER OF       PRICE
       PER SHARE DATA         STOCK OPTIONS   (NOK/SH.)   STOCK OPTIONS   (NOK/SH.)   STOCK OPTIONS   (NOK/SH.)
----------------------------  -------------   ---------   -------------   ---------   -------------   ---------
Number of shares as of
  01.01....................     1,638,550       40.41         630,000       44.17              0           --
Issued.....................       318,451       51.63       1,063,550       40.00        630,000        41.67
Exercised..................       234,149       45.56               0          --              0           --
Cancelled..................        40,416       40.00          55,000       46.67              0           --
Number of shares as of
  12.31....................     1,682,436       44.44       1,638,550       40.41        630,000        44.17
Vested at the end of the
  year.....................       416,896       42.47               0          --              0           --

     Weighted average remaining life of stock options in the company on December 31, 1999 is 2.48 years.

     The group has calculated pro forma information for income for the year as if the group had entered the stock-based compensation plans in the accounts at their actual value. In the following pro forma statement, the actual value of the stock options has been calculated and charged over the period until the stock options can be exercised.

       FIGURES IN NOK 1,000, EXCEPT PER SHARE DATA              1999         1998         1997
       -------------------------------------------            ---------    ---------    ---------
Reported income for the year..............................      135,238      100,637       98,043
Earnings per share (NOK)..................................         3.27         2.48         2.69
Pro forma income for the year.............................      128,894       68,331       92,125
Pro forma earnings per share (NOK)........................         3.12         1.68         2.53
Weighted average actual value per stock option issued for
  the year (NOK)..........................................        19.92        19.72         9.39

Actual value of the stock options are calculated by use of the Black-Scholes model with the following assumptions:

Estimated yearly volatility as an average, when issued....           45%          80%          42%
Risk-free interest when issued............................    4.7 - 5.8%   5.5 - 5.6%         3.3%
Estimated lifetime in years, provided further approval
  from the board..........................................    2.9 - 5.0    1.3 - 5.0    2.7 years
                                                                  years        years

Estimated dividend........................................            0%           0%           0%

NOTE 13 -- PENSION PLAN

     Proxima ASA has a collective pension plan with an insurance company for its employees (secured scheme). The scheme is a defined benefit plan, i.e. the company bears the financial responsibility for ensuring that its employees receive the agreed benefits. The liability covers 135 employees, compared with 68 employees in 1998. The company also provides an unsecured pension plan for some of its employees.

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

Proxima Corporation also provides a pension plan for its employees. This plan is a defined contribution plan. When the company has provided the contribution to the pension plan, it has no other obligations. The annual cost is thus equal to the contribution, and no entry is made in the balance sheet. Actuarial calculations for Proxima ASA are made each year on the basis of information from the company.

     The following conditions form the basis of calculations:

                                                              1999   1998   1997
                                                              ----   ----   ----
Discount rate...............................................  6.0%   6.0%   5.0%
Estimated return pension funds..............................  7.0%   7.0%   8.0%
Estimated salary increase...................................  3.5%   3.5%   3.5%
Estimated increase of base amount...........................  3.5%   3.5%   3.5%
Pension adjustments.........................................  3.0%   3.0%   3.0%
Average estimated voluntary retirement......................  2.5%   2.5%   2.5%

     Based upon these assumptions the pension liabilities, pension funds and pension costs are calculated as follows:

                    FIGURES IN NOK 1,000                       1999     1998
                    --------------------                      ------   ------
Calculated pension liabilities..............................  -7,990   -5,281
The market value of the pension funds.......................   5,705    3,853
                                                              ------   ------
= Estimated Net pension liabilities.........................  -2,285   -1,428
Non-realized changes of estimates...........................   2,034    1,197
                                                              ------   ------
Net pension liabilities.....................................    -251     -231

     Specification of pension costs:

                    FIGURES IN NOK 1,000                      1999    1998    1997
                    --------------------                      -----   -----   -----
Pensions earned during the year.............................  1,932     932   1,085
Interest cost from pension liabilities......................    338     243     178
Expected return on pension funds............................   -310    -216    -163
Realized deviations and changes of estimates................     82      46     132
                                                              -----   -----   -----
Pension cost................................................  2,042   1,005   1,232
Contribution to pension plan in Proxima Corporation.........  2,608   1,275       0
                                                              -----   -----   -----
Total pension costs in the group............................  4,650   2,280   1,232
                                                              -----   -----   -----

     Estimate changes and deviations are amortized over the estimated remaining service period provided they exceed 10% of the largest of the pension liabilities and pension funds (corridor).

NOTE 14 -- LEASING COMMITMENTS

     The group is responsible for leasing buildings under leasing agreements that will expire on June 30, 2002, March 31, 2004 and April 30, 2009, respectively.

     As of December 31, 1999, future-leasing liabilities in accordance with agreements entered into will be as follows:

2000......................................................   NOK 10.9 million
2001......................................................   NOK 11.1 million
2002......................................................   NOK 10.9 million
2003......................................................   NOK 10.5 million
2004......................................................   NOK  5.4 million
Following years, total....................................   NOK 16.0 million
                                                            -----------------

Total lease commitments...................................   NOK 64.8 million
                                                            -----------------

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

NOTE 15 -- LEGAL CLAIMS AND OTHER CONTINGENCIES

     From time to time Proxima becomes involved in ordinary, routine or regulatory legal proceedings incidental to the business. The management's judgment is that these contingent liabilities do not have significant influence on the group's financial position, results or cash flow.

NOTE 16 -- OTHER OPERATING EXPENSES

                   FIGURES IN NOK 1,000                      1999      1998      1997
                   --------------------                     -------   -------   ------
Marketing expenses........................................   79,767    56,793   15,230
Rental....................................................   12,440     8,036    3,126
Loss on debtors...........................................    7,911    -4,370    3,332
Other operating expenses..................................  189,403   115,518   39,366
                                                            -------   -------   ------
Total other operating expenses............................  289,521   175,977   61,054
                                                            -------   -------   ------

NOTE 17 -- UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The consolidated financial statements have been prepared under Norwegian generally accepted accounting (N GAAP), which differs in certain respects from United States generally accepted accounting principles (U.S. GAAP). The principal differences between the Group's accounting principles under N GAAP and U.S. GAAP are set out below:

RECONCILIATION OF NET INCOME FROM N GAAP TO U.S. GAAP

                                                            YEAR END DECEMBER 31,
                                                     ------------------------------------
            AMOUNTS IN NOK 1000               REF.      1999         1998         1997
            -------------------               ----   ----------   ----------   ----------
Net income in accordance with N GAAP........            135,238      100,637       98,043
Adjustments for U.S. GAAP:
Marketable securities.......................   (a)       -4,327      -25,949
Stock Compensation..........................   (b)       -6,815          314      -22,749
Business Combinations.......................   (c)        3,171      -20,544
Property and equipment......................   (d)        2,307          786          593
Tax effect of U.S. GAAP adjustments.........   (e)           57         -220         -166
                                                     ----------   ----------   ----------
Net income in accordance with U.S. GAAP.....            129,631       55,024       75,721
                                                     ----------   ----------   ----------
Approximate earnings (basic and dilutive)
  per share in accordance with U.S. GAAP
  Basic.....................................               3.13         1.36         2.08
  Dilutive (treasury stock method)..........               3.12         1.36         2.08
Shares used for Basic EPS...................         41,341,551   40,637,481   36,471,620
Shares used for Diluted EPS.................         41,611,110   40,701,911   36,482,661

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

RECONCILIATION OF SHAREHOLDERS EQUITY FROM N GAAP TO U.S. GAAP

                                                                 YEAR END DECEMBER 31
                                                                 --------------------
                  AMOUNTS IN NOK 1000                    REF.      1999        1998
                  -------------------                    ----    --------    --------
Shareholders equity in accordance with N GAAP..........           901,931     729,962
Adjustments for U.S. GAAP:
Marketable Securities..................................   (a)                   4,254
Stock Compensation.....................................   (b)      -5,852      -2,404
Business Combinations..................................   (c)     -49,686     -50,880
Property and Equipment.................................   (d)       8,064       5,757
Tax effects of U.S. GAAP adjustments...................   (e)      -2,258      -1,612
                                                                 --------    --------
Shareholders' equity in accordance with U.S. GAAP......           852,199     685,077
                                                                 --------    --------

THE FOLLOWING TABLE REFLECTS THE COMPONENTS OF COMPREHENSIVE INCOME UNDER U.S. GAAP

                    AMOUNTS IN NOK 1000                        1999      1998
                    -------------------                       -------   ------
Net income..................................................  129,631   55,024
Translation adjustments.....................................   17,849     -621
                                                              -------   ------
Comprehensive income........................................  147,480   54,403
                                                              -------   ------

     (A) MARKETABLE SECURITIES

     Under Norwegian GAAP, the Company's long-term investments in marketable securities are recorded at cost. The cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the writedown shall be included in earnings only if the decline in fair value of these securities is judged to be permanent

     Under U.S. GAAP, such securities that are available for sale are carried at fair value with unrealized gains or losses, net of tax, recorded as a separate component of shareholders' equity. If the decline in fair value of these securities is judged to be other than temporary, the cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the writedown shall be included in earnings.

     (B) STOCK COMPENSATION

     In accordance with Norwegian GAAP, the Company did not recognize compensation expense for stock options granted to employees with no intrinsic value. On the grant date, it was agreed that the exercise price of the options would equal the quoted market price of the Company's stock and would increase by 1% per month until the date such options are exercised.

     In accordance with U.S. GAAP, the measurement date for determining compensation cost for stock options is the first date at which both the number of shares the employee is entitled to receive and the exercise price of the options are known. When the Company granted stock options, the number of shares was known at the grant date, however, the exercise price to be paid was not because it was not known when the employee would exercise the options. Accordingly, variable grant accounting would apply under U.S. GAAP and the intrinsic value of the options at the end of each reporting period, based on a presumed exercise price and the quoted market price of the Company's stock, would be calculated and recorded as compensation expense over the vesting period.

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

     In accordance with Norwegian GAAP, the Company did not recognize compensation expense for shares issued to employees at a price below the quoted market price of the Company's stock.

     In accordance with U.S. GAAP, the intrinsic value of such shares would be calculated and recorded as compensation expense over the vesting period.

     (C) BUSINESS COMBINATIONS

     In accordance with Norwegian GAAP, purchase price adjustments, which are broadly defined, and the related allocation to the fair value of the net assets acquired are recorded in connection with purchase business combinations.

     In accordance with U.S. GAAP, certain purchase price adjustments, such as provisions for restructuring, are narrowly defined and are not recorded unless specific criteria are met. The basis for goodwill and related amortization would be adjusted accordingly under U.S. GAAP.

     The following illustrates the net effect of the business combination differences on the financial statement line items:

                                                             DECEMBER 31,
                                                          ------------------
                                                           1999       1998
                  SHAREHOLDERS EQUITY                     -------    -------
Deferred tax asset.....................................     -7078
Goodwill...............................................   -60,311    -69,209
Inventories............................................    11,125      7,777
Accrued expenses.......................................     6,578     10,552
                                                          -------    -------
Effect on shareholders equity..........................   -49,686    -50,880
                                                          -------    -------

                                                          YEAR ENDED DECEMBER 31,
                                                          ------------------------
                                                             1999          1998
                                                          ----------    ----------
Cost of goods sold.....................................      2,929       -13,454
Personnel expenses.....................................       -929        -5,285
Goodwill amortization..................................      4,967         3,405
Other operating expenses...............................     -3,796        -5,210
                                                           -------       -------
Effect on net income...................................      3,171       -20,544
                                                           -------       -------

     (D) PROPERTY AND EQUIPMENT

     In accordance with Norwegian GAAP, the Company records certain tangible fixed assets at historical cost less accumulated depreciation. Such assets have estimated useful lives between 3 and 5 years. Similar costs with estimated useful lives less than 3 years do not qualify as tangible fixed assets and are expensed as incurred.

     In accordance with U.S. GAAP, all tangible fixed assets are recorded at historical cost less accumulated depreciation.

     (E) TAX EFFECTS OF U.S. GAAP ADJUSTMENTS

     The tax adjustment includes the income tax effects of U.S. GAAP adjustments, where appropriate.

                                 PROXIMA GROUP

                      THREE YEARS ENDED DECEMBER 31, 1999

NOTE 18 -- SUBSEQUENT EVENTS

     Proxima ASA and In Focus Systems Inc. (In Focus) announced March 6, 2000 that they had entered into a definitive agreement to merge the activity of the two entities. Technically, In Focus will make a public exchange offer to all shareholders of Proxima. The combined company will be called "InFocus Corporation" and will continue to market multimedia solutions under all three of its popular brand names: In Focus, PROXIMA and ASK. The proposed transaction calls for Proxima shareholders to exchange each of their shares for 0.3615 shares of In Focus. Following the business combination, Proxima shareholders will comprise approximately 38% of the new company and In Focus shareholders approximately 62%.

     In Focus will apply for a secondary listing on the Oslo Stock Exchange. The Board of Directors of both In Focus and Proxima has unanimously approved the business combination. The transaction is expected to be consummated in the second quarter of 2000, subject to the holders of more than 90% of Proxima's outstanding shares accepting the offer; approval of In Focus shareholders; a number of regulatory approvals and other customary closing conditions.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined statements of operations data for each of the years in the three year period ended December 31, 1999, and the unaudited pro forma combined balance sheet data as of December 31, 1999, give the pro forma effect of the proposed combination of In Focus Systems, Inc. and Proxima ASA on a pooling-of-interests accounting basis. The pro forma financial data should be read in conjunction with the accompanying financial information with respect to Proxima ASA and the financial information incorporated by reference in this proxy statement with respect to In Focus Systems, Inc. See "Additional Information for Shareholders--Where You Can Find More Information" on page 67. The following anticipated events have not been included in the Unaudited Pro Forma Combined Financial Statements: (1) share exchange-related expenses which will be recorded after consummation of the share exchange, which is expected to occur during the second quarter of fiscal 2000; and (2) the positive effect of potential cost savings which may be achieved subsequent to the share exchange.

                             IN FOCUS SYSTEMS, INC.

                   UNAUDITED PROFORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          IN
                                                        FOCUS     PROXIMA    ADJUSTMENTS   PRO FORMA
                                                       --------   --------   -----------   ---------
ASSETS
Current Assets:
     Cash and cash equivalents.......................  $ 50,764   $ 41,063       $--       $ 91,827
     Marketable securities -- held to maturity.......    21,746         --        --         21,746
     Accounts receivable.............................    86,400     62,889        --        149,289
     Inventories, net................................    38,990     27,706        --         66,696
     Income taxes receivable.........................     2,394         --        --          2,394
     Deferred income taxes...........................     7,222      8,404        --         15,626
     Other current assets............................     4,281      3,068        --          7,349
                                                       --------   --------       ---       --------
          Total Current Assets.......................   211,797    143,130        --        354,927

Marketable securities -- held to maturity............     6,790         --        --          6,790
Property and equipment...............................    10,254      5,234        --         15,488
Deferred income taxes................................     2,562      1,473        --          4,035
Goodwill.............................................        --     16,696        --         16,696
Other assets, net....................................     3,192         61        --          3,253
                                                       --------   --------       ---       --------
          Total Assets...............................  $234,595   $166,594       $--       $401,189
                                                       ========   ========       ===       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Accounts payable................................  $ 45,536   $ 38,483       $--       $ 84,019
     Payroll and related benefits payable............     6,168      2,515        --          8,683
     Income taxes payable............................        --      5,741        --          5,741
     Marketing incentives payable....................     7,441      4,426        --         11,867
     Accrued warranty................................     3,758      4,981        --          8,739
  Short term bank debt...............................        --        701        --            701
     Other current liabilities.......................       676      2,987        --          3,663
                                                       --------   --------       ---       --------
          Total Current Liabilities..................    63,579     59,834        --        123,413

Other Long-Term Liabilities..........................     1,253         31        --          1,284

Shareholders' Equity:
     Common stock....................................    58,618     12,749        --         71,367
     Additional paid-in capital......................    14,911     58,401        --         73,312
     Other comprehensive income (loss)...............        --     (5,410)       --         (5,410)
     Retained earnings...............................    96,234     40,989        --        137,223
                                                       --------   --------       ---       --------
          Total Shareholders' Equity.................   169,763    106,729        --        276,492
                                                       --------   --------       ---       --------
          Total Liabilities and Shareholders'
            Equity...................................  $234,595   $166,594       $--       $401,189
                                                       ========   ========       ===       ========

   The accompanying notes are an integral part of these combined statements.

                             IN FOCUS SYSTEMS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          IN
                                                        FOCUS     PROXIMA    ADJUSTMENTS   PRO FORMA
                                                       --------   --------   -----------   ---------
Revenue..............................................  $390,691   $297,828       $--       $688,519
Cost of sales........................................   275,368    225,301        --        500,669
                                                       --------   --------       ---       --------
Gross profit.........................................   115,323     72,527        --        187,850

Operating expenses:
  Marketing and sales................................    48,213     28,430        --         76,643
  Research and development...........................    21,013      7,304        --         28,317
  General and administrative.........................    10,299     12,115        --         22,414
                                                       --------   --------       ---       --------
                                                         79,525     47,849        --        127,374
                                                       --------   --------       ---       --------
Income from operations...............................    35,798     24,678        --         60,476

Other income (expense):
  Interest expense...................................        --       (980)       --           (980)
  Interest income....................................     2,733      1,506        --          4,239
  Other, net.........................................      (394)     1,308        --            914
                                                       --------   --------       ---       --------
                                                          2,339      1,834        --          4,173
                                                       --------   --------       ---       --------
Income before income taxes...........................    38,137     26,512        --         64,649
Provision for income taxes...........................    11,250      9,895        --         21,145
                                                       --------   --------       ---       --------
Net income...........................................  $ 26,887   $ 16,617       $--       $ 43,504
                                                       ========   ========       ===       ========
Basic net income per share...........................  $   1.20   $   1.11       $--       $   1.16
                                                       ========   ========       ===       ========
Diluted net income per share.........................  $   1.13   $   1.11       $--       $   1.12
                                                       ========   ========       ===       ========
Shares used for basic EPS............................    22,445     14,945        --         37,390
Shares used for diluted EPS..........................    23,899     14,945        --         38,844

   The accompanying notes are an integral part of these combined statements.

                             IN FOCUS SYSTEMS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          IN
                                                        FOCUS     PROXIMA    ADJUSTMENTS   PRO FORMA
                                                       --------   --------   -----------   ---------
Revenue..............................................  $306,663   $208,749       $--       $515,412
Cost of sales........................................   242,123    158,967        --        401,090
                                                       --------   --------       ---       --------
Gross profit.........................................    64,540     49,782        --        114,322

Operating expenses:
  Marketing and sales................................    40,561     21,748        --         62,309
  Research and development...........................    20,153      5,699        --         25,852
  General and administrative.........................     7,226      4,728        --         11,954
                                                       --------   --------       ---       --------
                                                         67,940     32,175        --        100,115
                                                       --------   --------       ---       --------
Income (loss) from operations........................    (3,400)    17,607        --         14,207

Other income (expense):
  Interest expense...................................       (82)    (1,027)       --         (1,109)
  Interest income....................................     1,280        816        --          2,096
  Other, net.........................................      (246)    (2,853)       --         (3,099)
                                                       --------   --------       ---       --------
                                                            952     (3,064)       --         (2,112)
                                                       --------   --------       ---       --------
Income (loss) before income taxes....................    (2,448)    14,543        --         12,095
Provision for (benefit from) income taxes............    (1,777)     7,253        --          5,476
                                                       --------   --------       ---       --------
Net income (loss)....................................  $   (671)  $  7,290       $--       $  6,619
                                                       ========   ========       ===       ========
Basic net income (loss) per share....................  $  (0.03)  $   0.50       $--       $   0.18
                                                       ========   ========       ===       ========
Diluted net income (loss) per share..................  $  (0.03)  $   0.50       $--       $   0.18
                                                       ========   ========       ===       ========
Shares used for basic EPS............................    22,170     14,690        --         36,860
Shares used for diluted EPS..........................    22,170     14,690       367         37,227

                             IN FOCUS SYSTEMS, INC.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         IN
                                                       FOCUS     PROXIMA   ADJUSTMENTS   PRO FORMA
                                                      --------   -------   -----------   ---------
Revenue.............................................  $315,761   $85,572       $--       $401,333
Cost of sales.......................................   230,503   55,997         --        286,500
                                                      --------   -------       ---       --------
Gross profit........................................    85,258   29,575         --        114,833

Operating expenses:
  Marketing and sales...............................    32,726    5,512         --         38,238
  Research and development..........................    18,222    3,073         --         21,295
  General and administrative........................     7,852    6,143         --         13,995
                                                      --------   -------       ---       --------
                                                        58,800   14,728         --         73,528
                                                      --------   -------       ---       --------
Income from operations..............................    26,458   14,847         --         41,305

Other income (expense):
  Interest expense..................................       (79)     (67)        --           (146)
  Interest income...................................     2,025      408         --          2,433
  Other, net........................................      (129)     856         --            727
                                                      --------   -------       ---       --------
                                                         1,817    1,197         --          3,014
                                                      --------   -------       ---       --------
Income before income taxes..........................    28,275   16,044         --         44,319
Provision for income taxes..........................     8,225    5,322         --         13,547
                                                      --------   -------       ---       --------
Net income..........................................  $ 20,050   $10,722       $--       $ 30,772
                                                      ========   =======       ===       ========
Basic net income per share..........................  $   0.93   $ 0.81        $--       $   0.88
                                                      ========   =======       ===       ========
Diluted net income per share........................  $   0.90   $ 0.81        $--       $   0.87
                                                      ========   =======       ===       ========
Shares used for basic EPS...........................    21,653   13,184         --         34,837
Shares used for diluted EPS.........................    22,349   13,184         --         35,533

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE A:

     The historical statements of income for Proxima reflect the following reclassifications and adjustments to conform to U.S. GAAP:

     - Operating expenses and cost of sales have been reclassified from a Norwegian statutory presentation to a functional expense classification format that is consistent with In Focus's historical presentation.

     - All Norwegian GAAP to U.S. GAAP reconciliation differences, as set forth in the Notes to Proxima's historical audited financials statements, have been fully reflected in the Proxima historical column in order to present such amounts in accordance with U.S. GAAP.

     All asset and liability amounts have been translated into U.S. dollars at the exchange rates on the balance sheet date. Shareholders' equity amounts, excluding other comprehensive loss, have been translated at historical exchange rates. Other comprehensive loss represents cumulative foreign currency translation adjustments. The income statement has been translated into U.S. dollars using the average exchange rates for the year.

NOTE B:

     The pro forma combined basic and diluted net income per share is based on the combined weighted average number of common and common equivalent shares of In Focus common stock and Proxima common stock for each period based on the conversion ratio of .3615 shares of In Focus common stock for each share of Proxima common stock. All common stock options are included in diluted net income per share using the treasury stock method. The pro forma adjustment for shares used in the diluted EPS calculation in 1998 reflect the dilutive effect of In Focus common stock options which were considered antidilutive in In Focus's historical statement of income due to losses.

NOTE C:

     No significant adjustments are anticipated to conform the accounting policies of the combined company, other than as already described in Note A.

                                    ANNEX A

                         BUSINESS COMBINATION AGREEMENT

                                  BY AND AMONG

                             IN FOCUS SYSTEMS, INC.

                                      AND

                                  PROXIMA ASA

                           DATED AS OF MARCH 5, 2000

                         BUSINESS COMBINATION AGREEMENT

     BUSINESS COMBINATION AGREEMENT, dated as of March 5, 2000 (the "Agreement"), by and between IN FOCUS SYSTEMS, INC., an Oregon corporation ("In Focus"), and PROXIMA ASA, a corporation organized under the laws of the country of Norway ("Proxima").

                                    RECITALS

     A. The Board of Directors of In Focus and the Board of Directors of Proxima have each determined that it is advisable, and in the best interest of their respective stockholders, to combine their respective businesses under the ownership of one company;

     B. The Board of Directors of In Focus and the Board of Directors of Proxima have, in accordance with the laws of their respective jurisdictions of organization, approved the business combination transaction contemplated by this Agreement, whereby In Focus will make a public tender offer to acquire all of the outstanding ordinary shares of Proxima in exchange for shares of common stock of In Focus;

     C. Concurrently with the execution and delivery of this Agreement and as a condition to In Focus's willingness to enter into this Agreement, certain shareholders of Proxima are entering into Irrevocable Commitments to Sell Shares, substantially in the form attached hereto as Exhibit A, pursuant to which each such shareholder has agreed to tender all ordinary shares of Proxima beneficially owned by such shareholder to In Focus pursuant to the Exchange Offer referred to herein;

     D. The Board of Directors of Proxima has resolved and agreed to recommend that holders of all of the issued and outstanding ordinary shares of Proxima tender their shares to In Focus pursuant to the Exchange Offer referred to herein;

     E. In Focus and Proxima desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement, and to prescribe various conditions to the consummation of such transactions;

     F. For financial reporting purposes the parties intend that the transactions contemplated by this Agreement will be accounted for as a "pooling-of-interests" transaction under United States generally accepted accounting principles ("US GAAP"); and

     G. All capitalized terms used in this Agreement and not elsewhere defined shall have the respective meanings ascribed to them in Annex A hereto;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                               THE EXCHANGE OFFER

     1.1  THE EXCHANGE OFFER.

     (a) As soon as reasonably practicable after the public announcement of the execution of this Agreement, In Focus shall commence, in compliance with Norwegian law, a public tender offer (the "Exchange Offer") to the holders of ordinary shares, par value NOK 2 per share, of Proxima (the "Proxima Ordinary Shares"), to exchange, subject to the Exchange Offer Conditions, .3615 share of common stock, no par value, of In Focus (the "In Focus Common Stock"), for each Proxima Ordinary Share held by such holder (such .3615-for-one exchange to be offered pursuant to this Section 1.1(a), with such adjustments as may be required pursuant to Section 1.6, being referred to herein as the "Exchange Offer Ratio"). The maximum number of shares of In Focus Common Stock to be issued in exchange for the acquisition by In Focus of all Proxima Ordinary Shares outstanding on a Fully Diluted Basis shall be 15,825,000, with such adjustments as may be required pursuant to Section 1.6.

     (b) The obligation of In Focus to consummate the Exchange Offer and issue In Focus Common Stock in exchange for the Proxima Ordinary Shares tendered pursuant to the Exchange Offer, shall be subject only to satisfaction or waiver of (i) the condition that there shall have been validly tendered and available for purchase, in accordance with the terms of the Exchange Offer, prior to the Exchange Offer Expiration Date, a number of Proxima Ordinary Shares that represents more than 90% of the outstanding Proxima Ordinary Shares (the "Minimum Condition"), and (ii) the other conditions set forth in Article VII (together with the Minimum Condition, the "Exchange Offer Conditions").

     (c) The expiration date of the Exchange Offer shall initially be the date which is 30 calendar days after commencement of the Exchange Offer or such other date mutually agreeable to In Focus and Proxima (such date, as it may be extended as provided herein, the "Exchange Offer Expiration Date"). In Focus shall have the right, in its sole discretion and without Proxima's consent, to extend the expiration date of the Exchange Offer, at any time and from time to time, but in no event shall the Exchange Offer Expiration Date be later than the Outside Termination Date. If at any scheduled Exchange Offer Expiration Date any of the Exchange Offer Conditions have not been satisfied or waived by In Focus, at Proxima's written request delivered to In Focus no later than such Exchange Offer Expiration Date, In Focus shall extend the Exchange Offer until a date not later than the Outside Termination Date.

     (d) Subject to the satisfaction or waiver of the Exchange Offer Conditions, In Focus shall, at the earliest practicable time following the Exchange Offer Expiration Date and after it is permitted to do so under applicable law, accept for exchange, by written notice to the Exchange Agent, and shall exchange, all Proxima Ordinary Shares validly tendered (the "Share Exchange") and shall effect the Share Exchange in accordance with applicable law (the date In Focus gives such written notice to the Exchange Agent being referred to herein as the "Effective Time").

     (e) No holder of Proxima Ordinary Shares will be entitled to receive fractional shares of In Focus Common Stock pursuant to the Exchange Offer. In lieu thereof, In Focus shall round to the next highest whole number the number of shares issuable to such holders otherwise entitled to a fractional share.

     1.2 NORWEGIAN EXCHANGE OFFER DOCUMENTS. As soon as reasonably practicable after the public announcement of this Agreement, In Focus shall prepare and file with the Oslo Stock Exchange ("OSE") a preliminary prospectus/offer document (together with all amendments and supplements thereto, the "Norwegian Prospectus/Offer Document") with respect to the Exchange Offer, and shall use its reasonable best efforts to have the Norwegian Prospectus/Offer Document cleared by the OSE as promptly as practicable after the filing. The Norwegian Prospectus/Offer Document shall contain an offer to exchange, listing particulars, a form of acceptance, and any other documents required to be filed pursuant to the Norwegian Securities Trading Act of 1997 (the "Securities Trading Act") and the Norwegian Stock Exchange Regulations No. 30 of January 17, 1994 (the Norwegian Prospectus/Offer Document and such other documents, together with all amendments and supplements thereto, are sometimes collectively referred to in this Agreement as the "Exchange Offer Documents"). The Norwegian Prospectus/Offer Document shall also contain the recommendation of the Board of Directors of Proxima that the holders of the Proxima Ordinary Shares accept the Exchange Offer and tender their Proxima Ordinary Shares to In Focus thereunder. Proxima agrees to provide to In Focus, as promptly as practicable, such information concerning its stockholders, business, financial statements and affairs as may be reasonably required or appropriate for inclusion in the Exchange Offer Documents and to cause its counsel and auditors to cooperate with In Focus's counsel and auditors in the preparation of the Exchange Offer Documents. In Focus shall use commercially reasonable efforts to cause the Exchange Offer Documents to be disseminated to the holders of Proxima Ordinary Shares, as and to the extent required by applicable Norwegian law, as promptly as practicable after (i) the Norwegian Prospectus/Offer Document has been cleared by the OSE, and (ii) the Norwegian Tax Approval has been obtained and is in full force and effect, provided Proxima may waive this condition or require the offer to proceed subject to this condition. Proxima and its counsel shall be given an opportunity to review and comment on the Exchange Offer Documents prior to their being filed with the OSE, and Proxima shall be promptly advised of and consulted with respect to any comments that In Focus receives from the OSE or its staff with respect to the Exchange Offer Documents promptly after receipt of any such comments.

     1.3 MANDATORY OFFER; COMPULSORY ACQUISITION. If In Focus acquires or holds, as a result of the Exchange Offer or otherwise, a number of Proxima Ordinary Shares representing more than 40% of the voting rights in Proxima, then In Focus will commence a mandatory offer (the "Mandatory Offer") pursuant to the Securities Trading Act. If In Focus acquires or holds more than 90% of the total issued shares and voting rights in Proxima then outstanding, after having made the Mandatory Offer, In Focus will, pursuant to Section 4-25 of the Norwegian Public Limited Companies Act (the "Companies Act"), commence a process leading to a compulsory acquisition for cash of all Proxima Ordinary Shares not theretofore acquired by In Focus at a price to be determined in accordance with the Companies Act.

     1.4  PROXIMA ACTION.

     (a) Proxima hereby approves and consents to the Exchange Offer and represents that the Board of Directors of Proxima, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Exchange Offer, are fair to and in the best interest of the holders of the Proxima Ordinary Shares, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and (iii) recommended that the holders of the Proxima Ordinary Shares accept the Exchange Offer, and tender their Proxima Ordinary Shares thereunder to In Focus.

     (b) Proxima shall promptly, at In Focus's request, cause its transfer agent to furnish In Focus with mailing labels containing the names and addresses of all record holders of Proxima Ordinary Shares and with security position listings of the Proxima Ordinary Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses, and security position listings of record holders and beneficial holders of the Proxima Ordinary Shares. Proxima shall furnish In Focus with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as In Focus or its agents may reasonably request in communicating the Exchange Offer to record and beneficial holders of the Proxima Ordinary Shares.

     1.5 EXCHANGE AGENT. In Focus shall appoint a bank or trust company or other independent financial institution to act as exchange agent for the Exchange Offer (the "Exchange Agent").

     1.6 ANTI-DILUTION PROTECTION FOR EXCHANGE OFFER RATIO. If, between the date of this Agreement and the Effective Time, the outstanding shares of In Focus Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Offer Ratio shall be appropriately adjusted to provide to the holders of the Proxima Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event.

                                   ARTICLE II

               COMPOSITION OF IN FOCUS BOARD AFTER EFFECTIVE TIME

     2.1  COMPOSITION OF BOARD OF DIRECTORS OF IN FOCUS.

     (a) Without the intention to interfere with the rights and powers of the In Focus shareholders, In Focus and Proxima agree that after the Effective Time and until the first annual meeting of the In Focus shareholders following the Effective Time, the Board of Directors of In Focus shall be comprised of the following individuals:

          EXISTING DIRECTORS                        NEW DIRECTORS
            John V. Harker                        Ole J. Fredriksen
          Peter D. Behrendt                       Svein A. Jacobsen
          Michael R. Hallman                        Einar J. Greve
              Nobuo Mii

     (b) The current Board of Directors of In Focus shall, at or prior to the Effective Time, take all action necessary to increase the size of the Board of Directors from four members to seven members, and shall take all such other action as necessary to cause Ole Fredriksen, Svein Jacobsen and Einar Greve to be appointed, as of the Effective Time, to fill the three new seats on the Board of Directors.

     2.2 CO-CHAIRMEN OF IN FOCUS. In Focus and Proxima agree that after the Effective Time and until the first annual meeting of the Board of Directors of In Focus following the Effective Time, John V. Harker shall serve as Co-Chairman, President and CEO of In Focus, and Ole Fredriksen shall serve as Co-Chairman of In Focus. The current Board of Directors of In Focus shall, at or prior to the Effective Time, take all necessary action to create Co-Chairmen positions, and shall take all such other action as necessary to cause John V. Harker and Ole Fredriksen to be appointed, effective upon consummation of the Share Exchange, to fill such Co-Chairmen positions.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     Except as set forth in the In Focus Disclosure Schedule or as otherwise contemplated by this Agreement, In Focus hereby represents and warrants to Proxima, and except as set forth in the Proxima Disclosure Schedule or as otherwise contemplated by this Agreement, Proxima hereby represents and warrants to In Focus, in each case as set forth in this Article III and as of the date of this Agreement, with the party making such representations and warranties being referred to as the "Representing Party." Notwithstanding the foregoing, any representation or warranty which expressly refers to In Focus or Proxima is being made solely by In Focus or Proxima, as the case may be.

     3.1 CORPORATE ORGANIZATION. The Representing Party is a corporation duly incorporated, validly existing and in good standing (to the extent the concept of "good standing" exists) under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, operate and lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Representing Party is duly qualified to do business and is in good standing (to the extent the concepts of "qualification to do business" and "good standing" exist) in all jurisdictions where it is required to be so qualified, except in such jurisdictions, if any, where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Representing Party, its Subsidiaries and, to their knowledge, their respective employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Government Entities which are required for the operation of the businesses of the Representing Party and its Subsidiaries as currently conducted (the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. In Focus has made available to Proxima true and complete copies of its Articles of Incorporation and Bylaws and Proxima has made available to In Focus a true and complete copy of its Articles of Association and an English translation thereof.

     3.2  SUBSIDIARIES.

     (a) Each Subsidiary of the Representing Party is a corporation duly organized, validly existing and in good standing (to the extent the concept of "good standing" exists) under the laws of its jurisdiction of incorporation, has the corporate power and authority to own, operate or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing (to the extent the concepts of "qualification to do business" and "good standing" exist) in each jurisdiction where it is required to be so qualified, except in such jurisdictions, if any, where the failure to be so organized, existing, in good standing or qualified would not reasonably be expected to have a Material Adverse Effect. Each Representing Party has made available to the other Representing Party a true and complete copy of the certificate of incorporation, bylaws, articles of association or other similar governing documents for each of its Subsidiaries.

     (b) Each Representing Party is, directly or indirectly, the record and beneficial owner of that percentage of the outstanding shares of capital stock of each of its Subsidiaries which is set forth opposite the name of each such Subsidiary in Section 3.2(b) of the Representing Party's Disclosure Schedule. There are no outstanding (i) securities of the Representing Party or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of the Representing Party's Subsidiaries, (ii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligations of the Representing Party or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in any of the Representing Party's Subsidiaries, or (iii) obligations of the Representing Party or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Representing Party's Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. All of the outstanding shares of capital stock of each of the Representing Party's Subsidiaries have been validly issued and are fully paid, non-assessable and free of preemptive rights, and the shares owned, directly or indirectly, by such Representing Party are owned free and clear of all Encumbrances, other than restrictions on transfer arising under applicable securities laws.

     3.3  CAPITAL STOCK.

     (a) Section 3.3(a) of the Representing Party's Disclosure Schedule sets forth as of the date of this Agreement:

          (i) the number of authorized shares of each class or series of capital stock of the Representing Party;

          (ii) the number of shares of each class or series of capital stock of the Representing Party which are issued and outstanding;

          (iii) the number of shares of each class or series of capital stock which are held in the treasury of such Representing Party;

          (iv) the number of shares of each class or series of capital stock of the Representing Party which are reserved for issuance, indicating each particular reservation;

          (v) the number of shares of each class or series of capital stock of such Representing Party which are subject to stock options or other rights to purchase or receive capital stock granted under such Representing Party's stock option or other stock based employee benefit plans, indicating the name of the plan, identifying the option or right holder by name, such person's jurisdiction of residence, the date of grant and the exercise price thereof; and

          (vi) on Proxima's Disclosure Schedule, the identity of, and number of Proxima Ordinary Shares held by, each U.S. holder (as such term is defined in Rule 800(h) of the Securities Act) as registered in the Norwegian register of Proxima Ordinary Shares.

     (b) Except as disclosed in Section 3.3(a) of each Representing Party's Disclosure Schedule, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock or voting securities of the Representing Party, (ii) securities of the Representing Party convertible into or exchangeable for shares of capital stock or voting securities of the Representing Party, (iii) warrants, calls, options or other rights to acquire from the Representing Party or any of its Subsidiaries, or any obligation of the Representing Party or any of its Subsidiaries to issue, any shares of capital stock or voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Representing Party, and there are no outstanding obligations of the Representing Party to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

     3.4 AUTHORITY. The Representing Party has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by In Focus and the consummation by In Focus of the transactions contemplated hereby have been duly authorized by the Board of Directors of In Focus, and, except for the In Focus Stockholders' Approval, no other corporate action on the part of In Focus is necessary to authorize this Agreement or the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Proxima and the consummation by Proxima of the transactions contemplated hereby have been duly authorized by the Board of Directors of Proxima, and no other corporate action on the part of Proxima is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Representing Party and (assuming this Agreement constitutes a valid and binding obligation of the other Representing Party) is a valid and binding agreement of the Representing Party, enforceable against such Representing Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     3.5  CONSENTS AND APPROVALS; NO VIOLATION.

     (a) Except as disclosed in Section 3.5 of each Representing Party's Disclosure Schedule, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or other public or private third party is necessary or required under the terms, conditions or provisions of any Law or Order of any Governmental Entity or any Contract to which the Representing Party or any of its Subsidiaries is a party or by which the Representing Party or any of its Subsidiaries or any of their respective assets or properties is bound for the execution, delivery and performance of this Agreement by the Representing Party and the consummation by such Representing Party of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on the ability of the Representing Party to consummate the transactions contemplated by this Agreement.

     (b) Neither the execution, delivery or performance of this Agreement by the Representing Party nor the consummation by such Representing Party of the transactions contemplated hereby, will (i) violate any provision of the Articles or Certificate of Incorporation, Bylaws, Articles of Association, or other similar governing documents of the Representing Party or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, sublicense, contract, agreement, plan or other instrument or obligation of any kind (collectively, "Contracts") to which the Representing Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (iii) violate any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, injunction, permit or license (collectively, "Orders") of any Governmental Entity applicable to the Representing Party or its Subsidiaries or any of their respective properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of the Representing Party or any of its Subsidiaries, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Representing Party or any of its Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

     3.6  SEC FILINGS; OSE FILINGS; FINANCIAL STATEMENTS.

     (a) Proxima has received prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by In Focus or any of its Subsidiaries with the U.S. Securities and Exchange Commission ("SEC") since January 1, 1997, which are all the documents (other than preliminary material) that In Focus and its Subsidiaries were required to file with the SEC since such date, and In Focus will promptly deliver to Proxima a true and complete copy of all additional filings made by In Focus with the SEC between the date hereof and the Effective Time, specifically including, without limitation, In Focus's annual report on Form 10-K for the fiscal year ended December 31, 1999 (collectively, as such documents have since the time of their filing been amended or supplemented, the "In Focus SEC Filings"). As of their respective dates, the In Focus SEC Filings (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the In Focus SEC Filings (the "In Focus Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC as of the date thereof with respect thereto, were prepared in accordance with US GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) the consolidated financial position of In Focus and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of In Focus is treated as a consolidated subsidiary of In Focus in the In Focus Financial Statements for all periods covered thereby.

     (b) In Focus has received prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Proxima or any of its Subsidiaries with the OSE since January 1, 1997, which are all the documents (other than preliminary material) that Proxima and its Subsidiaries were required to file with the OSE since such date, and Proxima will promptly deliver to In Focus a true and complete copy of all additional filings made by Proxima with the OSE between the date hereof and the Effective Time, specifically including, without limitation, Proxima's annual report, including audited financial statements, for the fiscal year ended December 31, 1999 (collectively, as such documents have since the time of their filing been amended or supplemented, the "Proxima OSE Filings"). As of their respective dates, the Proxima OSE Filings (i) complied as to form in all material respects with the requirements of the OSE and the Securities Trading Act, and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Proxima OSE Filings (the "Proxima Financial Statements") complied as to form in all material respects with the published rules and regulations of the OSE as of the date thereof with respect thereto, were prepared in accordance with Norwegian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect) the consolidated financial position of Proxima and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of Proxima is treated as a consolidated subsidiary of Proxima in the Proxima Financial Statements for all periods covered thereby.

     3.7 ABSENCE OF CHANGES. The In Focus SEC Filings and the Proxima OSE Filings are referred to, as applicable, as the "Representing Party's Filings," and the In Focus Financial Statements and the Proxima Financial Statements are referred to, as applicable, as the "Representing Party's Financial Statements." Except as disclosed in the Representing Party's Filings and except as contemplated by this

Agreement, since the date of the Representing Party's latest financial statements included in such Representing Party's Filings, the Representing Party and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not been:

     (a) any Material Adverse Effect;

     (b) any material change in the method of accounting or accounting practice of the Representing Party and its Subsidiaries, other than changes required by applicable generally accepted accounting principles;

     (c) any direct or indirect redemption, purchase or other acquisition by the Representing Party or its Subsidiaries of any shares of capital stock of the Representing Party or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of such capital stock;

     (d) (i) any increase in the compensation payable or to become payable by the Representing Party or any of its Subsidiaries to any of their respective officers or employees, other than increases in the ordinary course of business and substantially consistent with past practice, increases required by union contracts and increases specifically approved in writing by the other Representing Party, or (ii) any increase or modification in any bonus, pension, insurance or other employee benefit, plan, payment or arrangement made to, for or with respect to employees not in the ordinary course of business and consistent with past practice, other than changes required by applicable law, or
(iii) entry into or amendment of any employment agreement or other employment arrangement with any employee of the Representing Party or any of its Subsidiaries which employment agreement or amendment provides compensation and benefits in excess of $150,000 to any individual in any 12-month period; or

     (e) any issuance of shares of capital stock other than pursuant to stock options or other similar stock based employee benefit awards outstanding as of the date of the most recent Representing Party's Filing.

     3.8 ABSENCE OF UNDISCLOSED LIABILITIES. There are no liabilities of the Representing Party or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable, that are material to such Representing Party and its Subsidiaries taken as a whole, other than (a) liabilities disclosed or provided for in such Representing Party's Financial Statements, (b) liabilities disclosed in the Representing Party's Filings or disclosed as liabilities on the Representing Party's Disclosure Schedule, (c) liabilities incurred on behalf of the Representing Party in connection with this Agreement and the transactions contemplated hereby, (d) liabilities not required to be disclosed on the face of such party's balance sheet under applicable generally accepted accounting principles, and (e) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Representing Party's latest financial statements included in such Representing Party's Filings, none of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     3.9 LITIGATION. Except as set forth in Section 3.9 of each Representing Party's Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Representing Party, threatened against such Representing Party or any of its Subsidiaries or any of their respective assets before any Governmental Entity. The claims, actions, suits, proceedings or investigations disclosed in the Representing Party's Disclosure Schedule, if adversely determined, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Representing Party nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.10 TAXES. The Representing Party and each of its Subsidiaries have timely filed or caused to be filed (or there has been timely filed on their behalf) all income Tax Returns and all other material Tax Returns required by applicable law to be filed on or prior to the date hereof, or requests for extensions to file such Tax Returns have been filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect, individually or in the aggregate, would not
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reasonably be expected to have a Material Adverse Effect. All such Tax Returns are complete and accurate in all material respects. The Representing Party and each of its Subsidiaries have paid (or there has been paid on their behalf) all Taxes shown as due on such Tax Returns, and the most recent Representing Party's Financial Statements contained in the Representing Party's Filings reflect an adequate liability in accordance with applicable generally accepted accounting principles consistently applied for all Taxes payable by the Representing Party and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. No deficiencies for any Tax have been proposed or asserted in writing or assessed, in each case by any taxing authority, against the Representing Party or any of its Subsidiaries for which there are not adequate liabilities accrued on the latest balance sheet included in the Representing Party's Financial Statements. The Representing Party nor any of its Subsidiaries are a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G. The Representing Party and all of its Subsidiaries have complied in all material respects with all transfer pricing Laws of the United States and all other jurisdictions in which the Representing Party or its Subsidiaries has conducted, or is presently conducting, business.

     3.11  EMPLOYEE BENEFIT PLANS.

     (a) Section 3.11 of each Representing Party's Disclosure Schedule sets forth a true and complete list of each material deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each material profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by the Representing Party or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Representing Party would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Representing Party or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Representing Party or any of the Representing Party's Subsidiaries and whether or not subject to ERISA (with respect to a Representing Party, the "Plans").

     (b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, each Plan has been administered and operated in compliance with its terms and applicable law in all respects, including, without limitation, in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA and the comparable provisions of any foreign law.

     (c) There are no liabilities of the Representing Party or any ERISA Affiliate with respect to any Plan, other than (i) liabilities disclosed or provided for in such Representing Party's Financial Statements, (ii) liabilities incurred in the ordinary course of business since the date of the Representing Party's Financial Statements, which do not have, individually or in the aggregate, a Material Adverse Effect, and (iii) liabilities which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     3.12  LABOR AND EMPLOYMENT MATTERS.

     (a) Section 3.12 of each Representing Party's Disclosure Schedule sets forth a true and complete list of each employment agreement or any other arrangement or understanding (other than applicable law) with any employee that provides for the payment of any consideration (including severance pay) by such Representing Party or any of its Subsidiaries to such person as a result of the consummation of any of the transactions contemplated by this Agreement, either alone or in conjunction with the termination of such person's employment.

     (b) (i) neither the Representing Party nor any of its Subsidiaries is a party to, or bound by, any material collective bargaining agreement or other material contract, agreement, arrangement or

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understanding with a labor union or labor organization; (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in the Representing Party's Disclosure Schedule, there is no (1) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Representing Party, threatened against the Representing Party or its Subsidiaries; (2) activity or proceeding by a labor union or representative thereof to organize any employees of the Representing Party or any of its Subsidiaries; or (3) lockout, strike, slowdown, work stoppage or, to the knowledge of the Representing Party, threat thereof by or with respect to such employees; and (iii) there has not been any adoption or amendment in any material respect by the Representing Party or any of its Subsidiaries of any material collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor organization. Each of the Representing Party and its Subsidiaries is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     3.13 INFORMATION SUPPLIED. None of the information provided or to be provided by the Representing Party specifically for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date the Proxy Statement is first mailed to the In Focus's stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Exchange Offer Documents will, at the time the Exchange Offer commences or at the Exchange Offer Expiration Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) any other filings submitted to the SEC or the OSE in connection with the transactions contemplated by this Agreement will, at the time such filing is made, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by a Representing Party with respect to any statements made in the documents specified in items (a) through (c) above based on information provided by or on behalf of the other Representing Party for inclusion or incorporation by reference in such documents or with respect to information incorporated by reference in such documents from any of the other Representing Party's Filings.

     3.14 OWNERSHIP OF CAPITAL STOCK. To the knowledge of the Representing Party, neither the Representing Party nor any of its affiliates beneficially owns, directly or indirectly, any capital stock of the other Representing Party or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any capital stock of the other Representing Party.

     3.15 ENVIRONMENTAL MATTERS. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Representing Party and its Subsidiaries are in compliance with all applicable Environmental Laws. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Representing Party and its Subsidiaries have obtained all permits, licenses and other authorizations from all Governmental Entities required under applicable Environmental Laws, and are in compliance with the terms and conditions thereof. Neither the Representing Party nor any of its Subsidiaries has received written notice of, or is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there is no environmental condition which would constitute a violation of applicable Environmental Law and was caused by the Representing Party or its Subsidiaries on any of the properties currently or formerly owned or leased by the Representing Party or any of its Subsidiaries.

     3.16 INTELLECTUAL PROPERTY RIGHTS. Except as set forth in Section 3.16 of each Representing Party's Disclosure Schedule, (i) the Representing Party or its Subsidiaries own the entire right, title and interest
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in and to, or is licensed or otherwise has the right to use, all Intellectual
Property, including the right to sue and recover for damages and the other remedies with respect to any past infringement or other violations of the Intellectual Property, used in or necessary for the conduct of the business as currently conducted by the Representing Party and its Subsidiaries taken as a whole; (ii) there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Representing Party, threatened that the Representing Party or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of any person or entity with regard to any Intellectual Property owned by, licensed to and/or otherwise used by the Representing Party or any of its Subsidiaries; (iii) to the knowledge of the Representing Party no person is infringing on or otherwise violating any right of the Representing Party or any of its Subsidiaries with respect to any Intellectual Property owned by, licensed to and/or otherwise used by the Representing Party or any of its Subsidiaries; (iv) the Representing Party or its Subsidiaries will continue to own, be licensed or have rights to use the Intellectual Property owned, licensed or used as of the date of this Agreement after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (v) the Representing Party and each of its Subsidiaries has taken reasonable steps to protect its Intellectual Property and its rights thereunder, and to the knowledge of the Representing Party, no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Representing Party or any of its Subsidiaries; (vi) there are no restrictions on the direct or indirect transfer of any interest in the Intellectual Property, including any license agreement, held by the Representing Party or any of its Subsidiaries in respect of the Intellectual Property; and (vii) neither the Representing Party nor any of its Subsidiaries is, or has received notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any agreement to use the Intellectual Property.

     3.17 ACCOUNTING MATTERS. To its knowledge neither the Representing Party nor any of its affiliates (as such term is used in Section 6.11) has taken or agreed to take any action that would prevent the transactions contemplated by this Agreement from being accounted for as a "pooling-of-interests" under Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants ("APB No. 16") and the Representing Party has no reason to believe that such transactions will not qualify for "pooling-of-interests" accounting treatment under APB No. 16.

     3.18 COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the Representing Party's Filings, the Representing Party and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental Entity, except for violations which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

     3.19 TITLE TO PROPERTIES. The Representing Party and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all real and tangible personal properties used in and, individually or in the aggregate, material to the conduct of the businesses of the Representing Party and its Subsidiaries taken as a whole (including all real and tangible personal properties reflected on the latest balance sheet included in the Representing Party's SEC Filings or OSE Filings, as applicable, or acquired since such date, other than properties or assets disposed of since such date or held subject to a lease or other contract permitted to expire in accordance with its terms since such date, in either case in the ordinary course of business), free and clear of all Encumbrances other than (i) any lien for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;
(ii) any statutory liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, and (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property or asset subject to such Encumbrance or the use of such property or asset in the conduct of the business of the Representing Party or any such Subsidiary.

     3.20 OPINION OF FINANCIAL ADVISORS. In Focus represents and warrants to Proxima that In Focus has received the opinion of Salomon Smith Barney, Inc. ("SSB"), to the effect that, as of the date of this Agreement, the Exchange
Offer Ratio is fair from a financial point of view to the holders of shares of In Focus Common Stock. Proxima represents and warrants to In Focus that Proxima has received the opinion
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of Duetche Banc Alex, Brown ("DBAB"), to the effect that, as of the date of this
Agreement, the Exchange Offer Ratio is fair from a financial point of view to the holders of Proxima Ordinary Shares.

     3.21 FINDERS AND ADVISORS. Except for SSB, whose fees shall be the sole responsibility of In Focus, and DBAB, whose fees shall be the sole responsibility of Proxima, no financial advisor, broker, agent or finder has been retained by either Representing Party in connection with this Agreement or any transaction contemplated hereby, and no such financial advisor, broker, agent or finder is entitled to any fee or other compensation on account of this Agreement or any transaction contemplated hereby.

     3.22 DULY AUTHORIZED SHARES. In Focus represents and warrants that all shares of In Focus Common Stock to be issued in exchange for Proxima Ordinary Shares pursuant to the terms of this Agreement have been duly authorized and when issued pursuant to the terms of the Exchange Offer will be validly issued, fully paid and nonassessable. The shares of In Focus Common Stock issuable upon exercise of the assumed Proxima U.S. Options and issuable upon the exercise of the assumed Proxima Norwegian Options have been duly authorized and will be, prior to the Effective Time, reserved for issuance, and upon issuance pursuant to the terms of such options, such shares shall be validly issued, fully paid and nonassessable.

                                   ARTICLE IV

                       COVENANTS OF PROXIMA AND IN FOCUS

     4.1 CONDUCT OF PROXIMA'S BUSINESS. At all times from and after the date hereof until the Effective Time, Proxima covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that In Focus shall otherwise consent in writing):

     (a) ORDINARY COURSE. Proxima and its Subsidiaries shall conduct their respective businesses only in, and Proxima and such Subsidiaries shall not take any action except in, the ordinary course in substantially the same manner as previously conducted and in substantial compliance with all applicable Laws. Without limiting the generality of the foregoing, (i) Proxima and its Subsidiaries shall use reasonable efforts to preserve intact their present business organizations and reputation, to keep available the services of their present officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with them and to comply in all material respects with all Laws and Orders of all Governmental Entities applicable to them, and (ii) neither Proxima nor any of its Subsidiaries shall, except as expressly contemplated by this Agreement:

          (1) Adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust plan or other arrangement for the benefit or welfare of any director, officer or employee of Proxima or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of Proxima or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of Proxima or any of its Subsidiaries;

          (2) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than in the ordinary course of business consistent with past practice) or issue or sell any debt securities or warrants or other rights to acquire any debt securities of Proxima or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person;

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          (3) Expend funds for capital expenditures or research and development, other than in the ordinary course of business consistent with past practices;

          (4) Sell, lease, license, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its properties or assets except for disposition of inventory or immaterial assets or the imposition of purchase money security interests on inventory or equipment, in either case, in the ordinary course of business consistent with past practice;

          (5) (x) Declare, set aside or pay any dividends on, or declare or make any other distribution in respect of, any of its capital stock (except for dividends paid by Subsidiaries to Proxima with respect to capital stock),
     (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Proxima or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (6) Authorize for issuance, issue, deliver, sell or agree to commit to issue, sell or deliver (whether through the issuance or granting of options or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Proxima U.S. Options and Proxima Norwegian Options outstanding on the date hereof);

          (7) Amend its certificate of incorporation, bylaws, articles of association or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of Proxima;

          (8) Acquire or agree to acquire, including, without limitation, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (9) Settle or compromise any stockholder derivative or other suits arising out of the transactions contemplated by this Agreement or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, other than in consultation and cooperation with In Focus, and, with respect to any such settlement, without the prior written consent of In Focus, which consent shall not be unreasonably withheld or delayed;

          (10) Make any material Tax election or settle or compromise any material Tax liability (whether with respect to amount or timing);

          (11) Except in the ordinary course of business, materially modify, amend or terminate any material Contract or waive or release or assign any material rights or claims;

          (12) (i) Fail to pay in the ordinary course of business consistent with past practice any amount ("Payable") due, owing or payable to any trade creditor or supplier (other than amounts being disputed in good faith) or (ii) other than in the ordinary course of business consistent with past practice, alter the terms or scheduled payment dates of any Payable; or

          (13) Take or agree to take any action that would make any representation and warranty of Proxima contained in this Agreement inaccurate at, or as of any time prior to the Effective Date, or omit or agree to omit to take any action necessary and prudent to prevent any such representation or warranty from being inaccurate at any such time.

     (b) ADVICE OF CHANGES. Proxima shall confer on a regular and frequent basis with In Focus with respect to its business and operations and other matters relevant to the Exchange Offer, and shall promptly advise In Focus, orally and in writing, of any change or event, including, without limitation, any complaint,

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investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, would reasonably be expected to have, a Material Adverse Effect on Proxima and its Subsidiaries taken as a whole or on the ability of Proxima to consummate the transactions contemplated hereby.

     4.2 CONDUCT OF IN FOCUS'S BUSINESS. At all times from and after the date hereof until the Effective Time, In Focus and its Subsidiaries shall use reasonable efforts to preserve intact their present business organizations and reputation, to keep available the services of their present officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with them and to comply in all material respects with all Laws and Orders of all Governmental Entities applicable to them.

     4.3  NO SOLICITATIONS.

     (a) From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, neither In Focus, Proxima nor any of their Subsidiaries shall, nor shall they authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other advisor or representative retained by or acting for or on behalf of In Focus, Proxima or any of their Subsidiaries to, directly or indirectly, (i) take any action to knowingly solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any offer or proposal for a merger, consolidation or other business combination involving In Focus, Proxima or any of their Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, shares of any class of voting securities of In Focus, Proxima or any of their Subsidiaries (excluding, in the case of In Focus, proposals for the acquisition of shares constituting less than 20% of In Focus's outstanding voting securities) or a substantial portion of the assets of In Focus, Proxima or any of their Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing being referred to as an "Acquisition Proposal"), or (ii) engage in negotiations, discussions or communications regarding or disclose any information relating to In Focus, Proxima or any of their Subsidiaries or afford access to the properties, books or records of In Focus, Proxima or any of their Subsidiaries to any person, corporation, partnership or other entity or group (a "Potential Acquiror") that may be considering making, or has made, an Acquisition Proposal. The board of directors of Proxima (including any committee thereof) shall not withdraw or modify in a manner adverse to In Focus the approval and recommendation of the Exchange Offer or this Agreement. Neither the board of directors of In Focus or Proxima shall approve or recommend any Acquisition Proposal.

     (b) Notwithstanding the foregoing provisions of Section 4.2(a):

          (i) Proxima may participate in discussions or negotiations with or furnish information to any third party which makes a written Acquisition Proposal which either (x) is not subject to a financing contingency and involves the purchase for cash of 100% of the Proxima Ordinary Shares at a price per share, which Proxima's board of directors determines, based on the advice of its financial advisor, is financially superior to the Exchange Offer or (y) provides for the acquisition of 100% of the Proxima Ordinary Shares, for consideration, not consisting entirely of cash, which Proxima's board of directors determines, based on the advice of its financial advisor, is financially superior to the Exchange Offer (in the case of either (x) or (y), a "Superior Proposal"), and Proxima's board of directors, or any committee thereof may withdraw or modify in a manner adverse to In Focus, the approval or recommendation of the Exchange Offer, and may approve or recommend any such Superior Proposal, if, in the case of either (x) or (y), Proxima's board of directors determines (and is advised by its outside legal counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties. Proxima shall (i) notify In Focus promptly (and in any event within one business day) after receipt of any Acquisition Proposal or any request for non-public information relating to Proxima or any of its Subsidiaries or for access to the properties, books or records of Proxima or any of its Subsidiaries by any person that is considering making, or has made,

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     an Acquisition Proposal, (ii) notify Proxima promptly of any material change to any such Acquisition Proposal or request and (iii) upon reasonable request by In Focus, provide In Focus all material information about any such Acquisition Proposal, indication or request. Proxima will not, and will cause its affiliates not to, enter into an agreement with respect to a Superior Proposal unless In Focus has been advised in writing of the identity of the parties making the Superior Proposal and the material terms thereof at least two business days prior to the entering into of such agreement.

          (ii) In Focus may participate in discussions or negotiations with or furnish information to any third party which makes a written Acquisition Proposal, and In Focus's board of directors, or any committee thereof may withdraw or modify in a manner adverse to Proxima, the approval or recommendation of the Exchange Offer, and may approve or recommend any such Acquisition Proposal, if In Focus's board of directors determines (and is advised by its outside legal counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties. In Focus shall (i) notify Proxima promptly (and in any event within one business day) after receipt of any Acquisition Proposal or any request for non-public information relating to In Focus or any of its Subsidiaries or for access to the properties, books or records of In Focus or any of its Subsidiaries by any person that is considering making, or has made, an Acquisition Proposal, and (ii) notify In Focus promptly of any material change to any such Acquisition Proposal or request.

                                   ARTICLE V

                    TREATMENT OF PROXIMA STOCK OPTION PLANS

     5.1 U.S. STOCK OPTION PLAN. Upon consummation of the Share Exchange, each outstanding and unexercised option to purchase shares of Proxima Ordinary Shares (the "Proxima U.S. Options") under the Proxima Amended 1998 Stock Option Plan (the "Proxima U.S. Option Plan"), whether vested or unvested, shall be, in connection with the Share Exchange, assumed by In Focus. Each Proxima U.S. Option so assumed by In Focus under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Proxima U.S. Option Plan, and/or as provided in the respective option agreements governing such Proxima U.S. Option immediately prior to consummation of the Share Exchange, except that (A) such Proxima U.S. Option shall be exercisable for the number of whole shares of In Focus Common Stock equal to the product of the number of shares of Proxima Ordinary Shares that were issuable upon exercise of such Proxima U.S. Option immediately prior to consummation of the Share Exchange, multiplied by the Exchange Offer Ratio rounded up to the nearest whole number of shares of In Focus Common Stock, and (B) the per share exercise price for the In Focus Common Stock issuable upon exercise of such assumed Proxima U.S. Option shall be equal to the quotient determined by dividing the exercise price per share at which such Proxima U.S. Option was exercisable immediately prior to the consummation of the Share Exchange by the Exchange Offer Ratio, rounded up to the nearest whole cent. Promptly following the consummation of the Share Exchange, In Focus will issue to each holder of an outstanding Proxima U.S. Option a document evidencing the foregoing assumption of such Proxima U.S. Option by In Focus. To the extent that such Proxima U.S. Option was qualified under Section 422 of the Code, In Focus shall use commercially reasonable efforts to cause such option to continue to be so qualified.

     5.2  NORWEGIAN STOCK OPTION PLANS.

     (a) Proxima shall use commercially reasonable efforts to cause each holder of an outstanding and unexercised option to purchase Proxima Ordinary Shares (individually, a "Proxima Norwegian Option" and collectively, the "Proxima Norwegian Options") under the stock option plans maintained by Proxima in Norway (collectively, the "Proxima Norwegian Option Plans") to agree in writing, prior to the Effective Time, to allow In Focus to assume his or her Proxima Norwegian Option, as of the Effective Time, pursuant to an Option Assumption Agreement on terms and conditions reasonably acceptable to In Focus (individually, an "Option Assumption Agreement" and collectively, the "Option Assumption Agreements"). Each Proxima Norwegian Option so assumed by In Focus under an Option Assumption Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the

Norwegian Option Plans, as applicable, and as provided in the respective individual option agreement governing such Proxima Norwegian Option immediately prior to the consummation of the Share Exchange, except that (i) such Proxima Norwegian Option shall be exercisable for the number of whole shares of In Focus Common Stock equal to the product of the number of shares of Proxima Ordinary Shares that were issuable upon exercise of such Proxima Norwegian Option immediately prior to consummation of the Share Exchange, multiplied by the Exchange Offer Ratio rounded up to the nearest whole number of shares of In Focus Common Stock, and (ii) the per share exercise price for the In Focus Common Stock issuable upon exercise of such assumed Proxima Norwegian Option shall be equal to the quotient determined by dividing the exercise price per share at which such Proxima Norwegian Option was exercisable immediately prior to the consummation of the Share Exchange by the Exchange Offer Ratio, rounded up to the nearest whole cent.

     (b) If an insufficient number of holders of Proxima Norwegian Options enter into Option Assumption Agreements, such that the transactions contemplated by this Agreement would not, in the opinion of In Focus's independent accountants, qualify for accounting as a "pooling of interests" under APB No. 16 and applicable SEC rules and regulations, Proxima shall use commercially reasonable efforts to cause such option holders to take such other actions and enter into such other agreements as In Focus may reasonably request to cause the transactions contemplated by this Agreement to so qualify.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  ACCESS TO INFORMATION; CONFIDENTIALITY.

     (a) Each of In Focus and Proxima shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of In Focus and Proxima shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. federal or state securities laws or Norwegian securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 6.1 shall affect any representation or warranty given by the other party hereto.

     (b) Each of In Focus and Proxima will hold and will cause each of their respective officers, directors, employees, accountants, attorneys, investment bankers and other advisors ("Representatives") to hold in strict confidence (unless compelled to disclose by judicial or administrative process with respect to which the other party shall be given a reasonable opportunity to oppose) all non-public information obtained, whether prior to or after the date of this Agreement, from or provided on behalf of the other party, except to the extent that such information can be shown to have been (i) previously known or independently developed by the party receiving such information, (ii) in the public domain through no fault of the receiving party, or (iii) later lawfully acquired by the receiving party from other sources not known by the receiving party to be bound by confidentiality obligations (the "Confidential Information"). Each of In Focus and Proxima will, and will cause each of their respective Representatives to, use the Confidential Information received by it solely in connection with its evaluation of the transactions contemplated by this Agreement and in furtherance of the consummation of such transactions in accordance with the terms of this Agreement. In the event of the termination of this Agreement, each of In Focus and Proxima will, and will cause each of their respective Representatives to, (x) maintain the confidentiality of the Confidential Information, and (y) return all copies of written Confidential Information promptly upon the written request of the other party.

     6.2  APPROVAL OF IN FOCUS STOCKHOLDERS; PREPARATION OF PROXY STATEMENT.

     (a) APPROVAL OF IN FOCUS STOCKHOLDERS. As soon as reasonably practicable after the public announcement of this Agreement, In Focus shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "In Focus Stockholders Meeting") for the purpose of obtaining such approvals as are required by the applicable rules and regulations of the NASDAQ National Market System and, if applicable, Oregon law, to consummate the transactions contemplated by this Agreement (the "In Focus Stockholders' Approval"). Subject to its rights to terminate this Agreement pursuant to
Section 8.1, In Focus shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors that the In Focus stockholders grant such approval, and shall use its reasonable best efforts to obtain such approval.

     (b) PREPARATION OF PROXY STATEMENT. As soon as reasonably practicable after the public announcement of this Agreement, In Focus shall in consultation with Proxima prepare and file with the SEC a preliminary proxy statement (the "Proxy Statement"), and all other required materials, to be used in connection with the solicitation of proxies by In Focus for the In Focus Stockholders Meeting. In Focus shall use commercially reasonable efforts to respond to any SEC comments regarding its Proxy Statement and to have such comments cleared as promptly as practicable, and shall promptly mail the Proxy Statement in its definitive form to its shareholders after the Norwegian Prospectus/Offer Document has been mailed to the holders of the Proxima Ordinary Shares. Proxima agrees to provide as promptly as practicable to In Focus such information concerning its stockholders and its business and financial statements and affairs as may reasonably be required or appropriate for inclusion in the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with In Focus's counsel and auditors in the preparation of the Proxy Statement.

     6.3  REGULATORY AND OTHER APPROVALS.

     (a) Subject to the terms and conditions of this Agreement and without limiting the provisions of Section 6.2, each of Proxima and In Focus will use commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Entities or any other public or private third parties required of Proxima, In Focus or any of their Subsidiaries to consummate the Exchange Offer and provide such other information and communications to such Governmental Entities or other public or private third parties as the other party hereto or such Governmental Entities or other public or private third parties may reasonably request. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of In Focus and Proxima or their affiliates under the HSR Act and under comparable merger notification or competition laws of non-U.S. jurisdictions,
(y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act or the authorities of such other jurisdictions, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Exchange Offer or the other matters contemplated by this Agreement commenced by the FTC, the Antitrust Division, state attorneys general or any other Governmental Entity.

     (b) In furtherance and not in limitation of the covenants in Section 6.3(a), In Focus and Proxima shall each use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to any transactions contemplated by this Agreement by any of the authorities identified in Section 6.3(a). If any administrative, judicial or legislative action or proceeding is threatened to be instituted by any such authority challenging any of the transactions contemplated by this Agreement, In Focus and Proxima will each cooperate to contest and resist the institution of any such action or proceeding.

     6.4 EXPENSES. Except as set forth in Section 8.2(b), whether or not the Exchange Offer is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that expenses incurred in connection with printing and mailing the Norwegian Exchange Offer Documents, as well as any filing fees relating thereto, shall be shared equally by In Focus and Proxima.

     6.5 OSE LISTING. As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, In Focus shall prepare and file all documents with OSE and use its reasonable best efforts to cause the shares of In Focus Common Stock to be issued by In Focus in connection with the transactions contemplated by this Agreement to be approved for secondary listing on OSE, subject to official notice of issuance.

     6.6 FORM S-8. In Focus shall file a registration statement on Form S-8 for the shares of In Focus Common Stock issuable with respect to the assumed Proxima U.S. Options no later than ten (10) days after the Effective Time, to the extent the shares of In Focus Common Stock issuable upon exercise of such options qualify for registration on Form S-8.

     6.7 NNM LISTING OF ADDITIONAL SHARES APPLICATION. In Focus shall use commercially reasonable efforts to cause to be authorized for listing on the Nasdaq National Market (i) the shares of In Focus Common Stock to be issued in exchange for Proxima Ordinary Shares pursuant to the Exchange Offer and (ii) the shares of In Focus Common Stock required to be reserved for issuance in connection with assumption of the Proxima U.S. Options and the Proxima Norwegian Options.

     6.8 FULFILLMENT OF CONDITIONS. Subject to the terms and conditions of this Agreement, each of In Focus and Proxima will take or cause to be taken all steps reasonably necessary or desirable to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither In Focus nor Proxima will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

     6.9 TAX TREATMENT. Proxima shall use its reasonable best efforts to secure an unconditional commitment from Norwegian tax authorities that the holders of Proxima Ordinary Shares, who are residents of Norway, will not be subject to tax in Norway (i) upon consummation of the Share Exchange and the exchange of their Proxima Ordinary Shares for In Focus Common Stock, or (ii) if In Focus assumes the Proxima Norwegian Options as contemplated by Section 5.2 (the "Norwegian Tax Approval").

     6.10 CONVEYANCE TAXES. In Focus and Proxima shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time.

     6.11 AFFILIATES. As soon as practicable after the date hereof, Proxima shall deliver to In Focus a letter identifying all persons who are, at the time the Exchange Offer is submitted to the stockholders of Proxima, "affiliates" of Proxima for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Share Exchange for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. Proxima shall use reasonable best efforts to cause all persons who are "affiliates" of Proxima for purposes of qualifying the Share Exchange for "pooling-of-interests" accounting treatment under APB No. 16 and applicable SEC rules and regulations to deliver to In Focus not less than thirty (30) days prior to the Effective Time, a written agreement substantially in the form of Exhibit B.

                                  ARTICLE VII

                          CONDITIONS TO EXCHANGE OFFER

     7.1  CONDITIONS TO EXCHANGE OFFER AND IN FOCUS'S
OBLIGATIONS. Notwithstanding any other provisions of this Agreement or the Exchange Offer, In Focus shall not be required to accept for exchange, and may delay acceptance of, any tendered Proxima Ordinary Shares, and may terminate the Exchange Offer, if each of the following conditions are not fully satisfied or waived by In Focus on or prior to the Effective Time:

     (a) The Minimum Condition, as defined in Section 1.1(b), shall have been satisfied;

     (b) Holders of a sufficient number of the Proxima Norwegian Options, as necessary for the transactions contemplated by this Agreement to be accounted for as a "pooling of interests" under APB No. 16 and applicable SEC rules and regulations, shall have entered into Option Assumption Agreements;

     (c) The In Focus Shareholders' Approval shall have been obtained;

     (d) Any applicable waiting periods under the HSR Act, or under any applicable competition laws of any non-U.S. jurisdiction, relating to the transactions contemplated by this Agreement shall have expired or been terminated;

     (e) No change shall have occurred since the date of this Agreement (and no condition, event or development shall have occurred, involving a prospective change) that would have a Material Adverse Effect on Proxima;

     (f) The representations and warranties of Proxima set forth in this Agreement shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time, except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Proxima, and In Focus shall have received a Certificate of the Chief Executive Officer of Proxima as to the satisfaction of this condition;

     (g) Proxima shall, in all material respects, have performed and complied with all obligations, covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and In Focus shall have received a Certificate of the Chief Executive Officer of Proxima as to the satisfaction of this condition;

     (h) In Focus shall have received a letter from its independent accountants, dated as of the Effective Time, stating that accounting for the Share Exchange as a "pooling-of-interests" under APB No. 16 and applicable SEC rules and regulations is appropriate if the Share Exchange is consummated as contemplated by this Agreement;

     (i) All consents, approvals and actions of, filings with and notices to any Governmental Entity required of In Focus, Proxima, or any of their respective Subsidiaries to consummate the Share Exchange, shall have been obtained or made, all in form and substance reasonably satisfactory to In Focus, including without limitation approval by the Norwegian Ministry of Industry and Trade pursuant to the Norwegian Business Acquisition Act of 1994 No. 79 and any other approvals required under any other applicable competition laws of any non-U.S. jurisdiction; and

     (j) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Exchange Offer, or (ii) which otherwise is reasonably likely to have a Material Adverse Effect on In Focus or Proxima.

     The foregoing conditions are for the sole benefit of In Focus and may be waived by In Focus in whole or in part at any time and from time to time in the sole discretion of In Focus. The failure by In Focus at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by In Focus concerning the events described above will be final and binding on all parties.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after In Focus Stockholders' Approval:

     (a) By mutual written consent of Proxima and In Focus;

     (b) By either Proxima or In Focus:

          (i) If the Share Exchange shall not have been consummated by September 30, 2000 (the "Outside Termination Date"), provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Share Exchange to be consummated on or prior to such date;

          (ii) If the In Focus Stockholders' Approval shall not have been obtained at the In Focus Stockholders Meeting or at any adjournment or postponement thereof; or

          (iii) If any Restraint having either of the effects set forth in
     Section 7.1(j) shall be in effect and shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint.

     (c) By In Focus, (i) if any representation or warranty of Proxima contained in this Agreement shall not be true and correct in all material respects and the failure of such representation or warranty to be true and correct (1) has a Material Adverse Effect on Proxima, and (2) if capable of being made true and correct within 30 days following receipt by Proxima of notice of such representation or warranty not being true and correct is not in fact made true and correct within such 30-day period, or (ii) if there has been a material breach of any covenant or agreement on the part of Proxima set forth in this Agreement, which breach is incapable of being cured by Proxima or is not cured within 30 days following receipt by Proxima of notice of such breach;

     (d) By Proxima, (i) if any representation or warranty of In Focus contained in this Agreement shall not be true and correct in all material respects and the failure of such representation or warranty to be true and correct (1) has a Material Adverse Effect on In Focus, and (2) if capable of being made true and correct within 30 days following receipt by In Focus of notice of such representation or warranty not being true and correct is not in fact made true and correct within such 30-day period, or (ii) if there has been a material breach of any covenant or agreement on the part of In Focus set forth in this Agreement, which breach is incapable of being cured by In Focus or is not cured within 30 days following receipt by In Focus of notice of such breach;

     (e) By In Focus or Proxima, upon the occurrence of a Trigger Event with respect to the other party; and

     (f) By In Focus, if the Exchange Offer shall have expired or been terminated without any Proxima Ordinary Shares being purchased hereunder by In Focus as a result of the failure of any of the conditions set forth in Article VII hereof.

     8.2  EFFECT OF TERMINATION.

     (a) In the event of termination of this Agreement by either Proxima or In Focus as provided in Section 8.1, written notice thereof shall be given as promptly as possible to the other party hereto, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either Proxima or In Focus (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.1(b) and 6.4, this Section 8.2 and Article IX will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement, and (iii) as provided in Section 8.2(b) below.

     (b) If either party terminates this Agreement pursuant to Section 8.1(e), the non-terminating party shall pay to the terminating party by wire transfer in immediately available funds to an account specified in writing by the terminating party immediately upon notice of such termination, a termination fee of Three Million Five Hundred Thousand and No/100 US Dollars (US$3,500,000.00)

     (c) The parties acknowledge that the agreements in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they each would not enter into this Agreement; accordingly, if either party fails to pay in a timely manner the amounts due pursuant to Section 8.2(b) and, in order to obtain such payment, the terminating party makes a claim that results in a judgment against the other party for the amounts set forth in Section 8.2(b), the non-terminating party shall pay to the terminating party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 8.2(b) from the date of demand to the date of payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

     (d) If any provision of this Section 8.2 shall be void under applicable law, or if the performance by any party of its obligations hereunder is prohibited by applicable law, but such provision or action would be permissible if some part or all of Section 8.2 were deleted, then such modification as may be necessary to make such provision or action permissible shall be deemed to have taken place.

     8.3 AMENDMENT. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after In Focus's Stockholders' Approval but after such approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

     8.4 WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument or document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission, or by an internationally recognized courier service such as Federal Express, to the parties at the following addresses or facsimile numbers:

        If to In Focus, to:

           In Focus Systems, Inc.
           27700B SW Parkway Avenue
           Wilsonville, Oregon 97070
           Facsimile No.: (503) 685-8838
           Attn: Chief Executive Officer

        with copies (which shall not constitute notice) to:

            Garvey, Schubert & Barer        and  Thommessen Krefting Greve Lund
            121 S.W. Morrison, 11th Floor        Haakon VII's gate 10
            Portland, Oregon 97204               Postboks 1484 Vika
            Facsimile No.: (503) 226-0259        N-0116 Oslo, Norway
            Attn: Bruce A. Robertson and         Facsimile No.: 011-47 23-11-10-10
                  Stephen J. Connolly            Attn: Olav Vikoren

        If to Proxima, to:

            Proxima ASA                         and  Proxima Corporation
            K.G. Medahlsvei 9 Postboks 1403          9440 Carroll Park Drive
            N-1602 Fredrikstad, Norway               San Diego, California 92121-2298
            Facsimile No.: 011-47-69-34-06-32        Facsimile No.: (858) 638-2951
            Attn: Chief Executive Officer            Attn: Thomas D. Kampfer

        with copies (which shall not constitute notice) to:

            Brobeck, Phleger & Harrison LLP     and  Wikborg, Rein & Co.
            38 Technology Drive                      P. O. Box 1153 Vika
            Irvine, California 92618-5312            01170 Oslo, Norway
            Facsimile No.: (949) 790-6301            Facsimile No.: 011-47-22-82-75-01
            Attn: Patrick Arrington                  Attn: Einar Greve

     All such notices, requests and other communications will (i) if delivered personally or by an internationally recognized courier service to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice in writing specifying such change to the other parties hereto.

     9.3 ENTIRE AGREEMENT. This Agreement, including all Exhibits and Schedules referred to herein or delivered pursuant hereto, and the Nondisclosure Agreement between In Focus and Proxima, dated January 24, 2000, supersede all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof. No prior draft of this Agreement may be used in the construction or interpretation hereof.

     9.4 PUBLIC ANNOUNCEMENTS. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, In Focus and Proxima will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. In Focus and Proxima will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties and signed on their behalf for identification.

     9.5 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

     9.6 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that In Focus may assign any or all of its rights, interests and obligations hereunder, including the right to consummate the Share Exchange and purchase all or any portion of Proxima Ordinary Shares tendered pursuant to the Exchange Offer, to a direct or indirect wholly owned Subsidiary of In Focus, provided that any such assignment will not relieve In Focus of any liability hereunder and any such Subsidiary must agree in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.7 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     9.9 GOVERNING LAW. The Exchange Offer and Share Exchange (to the extent they are conducted in Norway) shall be governed by and effected in accordance with Norwegian law. In all other respects, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, including Sections 5-1401 to 5-1402 of the New York General Obligation Law and Section 327(b) of the New York Civil Practice Law and Rules.

     9.10 CONSENT TO JURISDICTION. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the Borough of Manhattan, The City of New York, State of New York or any New York state court sitting in the Borough of Manhattan, The City of New York in the event any dispute arises out of or relates to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including, without limitation, a motion to dismiss on the grounds of forum non conveniens, (c) agrees that it will not bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the Borough of Manhattan, The City of New York, State of New York or a New York state court sitting in the Borough of Manhattan, The City of New York, and
(d) waives any right to a trial by jury with respect to any claim, counterclaim or action arising out of or in connection with this Agreement or the transactions contemplated hereby.

     9.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                          IN FOCUS SYSTEMS, INC.

                                          By: /s/ JOHN V. HARKER
                                          --------------------------------------
                                          Name: John V. Harker
                                          Title: Chairman, President and CEO

                                          PROXIMA ASA

                                          By: /s/ SVEIN S. JACOBSEN
                                          --------------------------------------
                                          Name: Svein S. Jacobsen
                                          Title: Styreformann

                                          By: /s/ OLE J. FREDRIKSEN
                                          --------------------------------------
                                          Name: Ole J. Fredriksen
                                          Title: Administrative Director

                             ANNEX OF DEFINED TERMS

1.1  "Acquisition Proposal" shall have the meaning set forth in Section 4.3(a).

1.2 "affiliate" of any person shall mean, as to any person, any other person which, directly or indirectly, controls, is controlled by, or is under common control with, such person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

1.3  "Agreement" shall have the meaning set forth in the preamble.

1.4  "Antitrust Division" shall have the meaning set forth in Section 6.3(a).

1.5  "APB No. 16" shall have the meaning set forth in Section 3.17.

1.6  "Code" shall have the meaning set forth in Section 3.11(b).

1.7  "Companies Act" shall have the meaning set forth in Section 1.3.

1.8  "Company Permits" shall have the meaning set forth in Section 3.1.

1.9  "Confidential Information" shall have the meaning set forth in Section
     6.1(b).

1.10 "Contracts" shall have the meaning set forth in Section 3.5(b).

1.11 "DBAB" shall have the meaning set forth in Section 3.20.

1.12 "Disclosure Schedule" shall mean the disclosure schedule delivered by each Representing Party to the other setting forth (organized by the number and letter of the corresponding section and paragraph in the Business Combination Agreement, provided, that matters disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed for all purposes of such disclosure schedule) the Representing Party's exceptions to the representations and warranties of such Representing party contained in
     Article III, and provided further that inclusion of an item in a disclosure schedule shall not be construed to mean that the item is required to be disclosed or is material.

1.13 "Effective Time" shall have the meaning set forth in Section 1.1(d).

1.14 "Encumbrance" shall mean any mortgage, pledge, lien, charge, encumbrance, security interest, claim or option.

1.15 "Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage, disposal, transport or handling of any Hazardous Material. "Hazardous Material" means
     (A) petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated by any Governmental Entity.

1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.17 "ERISA Affiliate" shall have the meaning set forth in Section 3.11(a).

1.18 "Exchange Act" shall have the meaning set forth in Section 3.6(a).

1.19 "Exchange Agent" shall have the meaning set forth in Section 1.5.

1.20 "Exchange Offer" shall have the meaning set forth in Section 1.1(a).

1.21 "Exchange Offer Conditions" shall have the meaning set forth in Section 1.1(b).

1.22 "Exchange Offer Documents" shall have the meaning set forth in Section 1.2.

1.23 "Exchange Offer Expiration Date" shall have the meaning set forth in
     Section 1.1(c).

1.24 "Exchange Offer Ratio" shall have the meaning set forth in Section 1.1(a).

1.25 "FTC" shall have the meaning set forth in Section 6.3(a).

1.26 "Fully Diluted Basis" shall mean a basis that takes into account all outstanding Proxima Ordinary Shares and the maximum aggregate number of Proxima Ordinary Shares that may be issued in respect of any warrants, options, convertible instruments or other rights pursuant to which the holder thereof may acquire Proxima Ordinary Shares, regardless of whether currently exercisable or convertible.

1.27 "Governmental Entity" shall mean any court, tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority, whether federal, state, local or foreign.

1.28 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.29 "In Focus" shall mean the corporate party to the Agreement identified in the first paragraph.

1.30 "In Focus Common Stock" shall have the meaning set forth in Section 1.1(a).

1.31 "In Focus Financial Statements" shall have the meaning set forth in Section 3.6(a).

1.32 "In Focus SEC Filings" shall have the meaning set forth in Section 3.6(a).

1.33 "In Focus Stockholders' Approval" shall have the meaning set forth in
     Section 6.2(a).

1.34 "In Focus Stockholders Meeting" shall have the meaning set forth in Section 6.2(a).

1.35 "Intellectual Property" shall mean (i) any and all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, trade dress, copyrights and copyright rights, patents and patent rights, mask works, trade secrets, know-how, proprietary information, processes, formulae, computer programs (including source code, object code and data), industrial models, designs, methodologies, business names, product names, brand names, logos and slogans; (ii) any and all pending applications for trademarks, service marks, copyrights, patents and mask works and any and all other kinds of intellectual property; and (iii) all documentation related to such intellectual property, including, without limitation, technical specifications, manufacturing, engineering and technical drawings, and comprising physical documents and/or electronic files.

1.36 "Laws" shall have the meaning set forth in Section 3.5(b).

1.37 "Mandatory Offer" shall have the meaning set forth in Section 1.3.

1.38 "Material Adverse Effect" with respect to In Focus or Proxima shall mean any event or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole.

1.39 "Minimum Condition" shall have the meaning set forth in Section 1.1(b).

1.40 "Norwegian Prospectus/Offer Document" shall have the meaning set forth in
     Section 1.2.

1.41 "Norwegian Tax Approval" shall have the meaning set forth in Section 6.9.

1.42 "Option Assumption Agreements" shall have the meaning set forth in Section 5.2(a).

1.43 "OSE" shall have the meaning set forth in Section 1.2.

1.44 "Orders" shall have the meaning set forth in Section 3.5(b).

1.45 "Outside Termination Date" shall have the meaning set forth in Section 8.1(b)(i).

1.46 "Payable" shall have the meaning set forth in Section 4.1(a)(12).

1.47 "person" shall mean an individual, corporation, partnership, association, trust, or any other entity or organization, including, without limitation, a Governmental Entity.

1.48 "Plans" shall have the meaning set forth in Section 3.11(a).

1.49 "Potential Acquiror" shall have the meaning set forth in Section 4.3(a).

1.50 "Proxima" shall mean the corporate party to the Agreement identified in the first paragraph.

1.51 "Proxima Financial Statements" shall have the meaning set forth in Section 3.6(b).

1.52 "Proxima Norwegian Option Plans" shall have the meaning set forth in
     Section 5.2(a).

1.53 "Proxima Norwegian Options" shall have the meaning set forth in Section 5.2(a).

1.54 "Proxima Ordinary Shares" shall have the meaning set forth in Section
     1.1(a).

1.55 "Proxima OSE Filings" shall have the meaning set forth in Section 3.6(b).

1.56 "Proxima U.S. Options" shall have the meaning set forth in Section 5.1.

1.57 "Proxima U.S. Option Plan" shall have the meaning set forth in Section 5.1.

1.58 "Proxy Statement" shall have the meaning set forth in Section 6.2(b).

1.59 "Representatives" shall have the meaning set forth in Section 6.1(b).

1.60 "Representing Party" shall have the meaning set forth in Article III.

1.61 "Representing Party's Filings" shall have the meaning set forth in Section 3.7.

1.62 "Representing Party's Financial Statements" shall have the meaning set forth in Section 3.7.

1.63 "Restraints" shall have the meaning set forth in Section 7.1(j).

1.64 "SEC" shall have the meaning set forth in Section 3.6(a).

1.65 "Securities Act" shall have the meaning set forth in Section 3.6(a).

1.66 "Securities Trading Act" shall have the meaning set forth in Section 1.2.

1.67 "Share Exchange" shall have the meaning set forth in Section 1.1(d).

1.68 "SSB" shall have the meaning set forth in Section 3.20.

1.69 "Subsidiary" shall mean with respect to In Focus or Proxima, as the case may be, any person (i) of which fifty percent or more of either the equity interests in, or the voting control of, such person is directly or indirectly beneficially owned by In Focus or Proxima, or (ii) In Focus or Proxima has the ability to elect fifty percent or more of the directors or members of the governing board of such person, and in either such case, such person is a consolidated entity in the consolidated financial statements of In Focus or Proxima, as the case may be.

1.70 "Superior Proposal" shall have the meaning set forth in Section 4.3(b)(i).

1.71 "Taxes" shall mean any and all taxes, duties, levies, imposts or other governmental charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including without limitation, taxes or other charges on or with respect to income, net assets, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

1.72 "Tax Returns" shall mean any return, report or similar statement required to be filed with respect to any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

1.73 "Trigger Event" shall mean any of the following events:

          (a) A party enters into, or publicly announces its intention to enter into, an agreement or agreement in principle with respect to any Acquisition Proposal or similar business combination or transaction other than the transactions contemplated by this Agreement;

          (b) A party's Board of Directors or any committee thereof shall have withdrawn its approval or recommendation of the Exchange Offer, or this Agreement, or modified its approval or recommendation in a manner adverse to the other party; or

          (c) A party's Board of Directors or any committee thereof shall have made any recommendation with respect to an Acquisition Proposal by any person (other than In Focus) other than a recommendation rejecting or against such Acquisition Proposal.

1.74 "US GAAP" shall have the meaning set forth in Recital F.

                                    ANNEX B

                            FORM OF AFFILIATE LETTER

In Focus Systems, Inc.
27700B SW Parkway Avenue
Wilsonville, Oregon 97070

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Proxima ASA, a corporation organized and existing under the laws of the Kingdom of Norway ("Proxima"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases No. 130 and No. 135, as amended, of the Commission. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Business Combination Agreement, dated as of March 5, 2000 (the "Business Combination Agreement"), by and among Proxima and In Focus Systems, Inc. ("In Focus").

     Pursuant to the terms and conditions of the Business Combination Agreement, In Focus will make a public tender offer (the "Exchange Offer") to the holders of ordinary shares, par value NOK 2 per share, of Proxima (the "Proxima Ordinary
Shares"), to exchange                share of In Focus common stock, no par
value per share (the "In Focus Common Stock"), for each Proxima Ordinary Share. In Focus will also assume the Proxima US Options (the "Assumed US Options") and offer to assume Proxima Norwegian Options (the "Assumed Norwegian Options"). Accordingly, as a result of the Exchange Offer, I may receive In Focus Common Stock and In Focus may assume any Proxima US Options and/or Proxima Norwegian Options I hold.

     1. I hereby represent, warrant and covenant to In Focus that if I receive any In Focus Common Stock pursuant to the Exchange Offer or upon the exercise of Assumed Norwegian Options or Assumed US Options:

          A. I shall not make any offer, sale, pledge, transfer or other disposition of In Focus Common Stock in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Business Combination Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of In Focus Common Stock, to the extent I felt necessary, with my counsel or counsel for Proxima.

          C. I have been advised that the issuance of any In Focus Common Stock to me is being made pursuant to the exemption set forth in Rule 802 promulgated under the Act, and is being registered with the Oslo Stock Exchange. However, I have also been advised that, because at the time the Exchange Offer is submitted to Proxima's shareholders, (a) I may be deemed to be an affiliate of Proxima and (b) the distribution by me of the In Focus Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the In Focus Common Stock issued to me in the Exchange Offer or the Proxima Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act, or (iii) in the opinion of counsel reasonably acceptable to In Focus, or a "no action" letter obtained by the undersigned from the staff of the Commission such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that except as provided for in the Business Combination Agreement, In Focus is under no obligation to register the sale, transfer or other disposition of the In Focus Common Stock by me or on my behalf under the Act or, except as provided in paragraph 2 below, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I further represent to, and covenant with, In Focus that I will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to Proxima Ordinary Shares that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the In Focus Common Stock received by me in the Exchange Offer or any other shares of capital stock of In Focus until after such time as results covering at least 30 days of In Focus's operations have been published by In Focus, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, or any other public filing or announcement which includes the combined results of operations of In Focus and Proxima (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Effective Time financial results is referred to herein as the "Pooling Period"). In Focus shall notify the "affiliates" of the publication of such results.

          F. Notwithstanding paragraph E, I understand that during the Pooling Period, subject to providing written notice to In Focus, I will not be prohibited from selling up to 10% of the In Focus Common Stock (the "10% Shares") I receive or the Proxima Ordinary Shares I own or making charitable contributions or bona fide gifts of the In Focus Common Stock I receive or the Proxima Ordinary Shares I own, subject to the same restrictions and provided any such sale, contribution, gift or other disposition would not cause the aggregate volume of such transactions by all "affiliates" to exceed 1%. The 10% and 1% calculations shall be made in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76. I covenant with In Focus that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing on the Effective Time and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Act or pursuant to charitable contributions or bona fide gifts.

          G. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Proxima as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By In Focus's acceptance of this letter, In Focus hereby agrees with me that for so long as and to the extent necessary to permit me to sell the In Focus Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, In Focus shall (a) use its reasonable best efforts (i) to file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) to furnish me upon request a written statement as to whether In Focus has complied with such reporting requirements during the 12 months preceding any proposed sale of the In Focus Common Stock by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:
                                              ----------------------------------

Agreed and accepted this   day of March, 2000, by

In Focus Systems, Inc.

By:
    -----------------------------------------------------
Name:
      ----------------------------------------------------
Title:
     ----------------------------------------------------

                                    ANNEX C

March 4, 2000

Board of Directors
In Focus Systems, Inc.
27700B SW Parkway Avenue
Willsonville, OR 97070

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to In Focus Systems, Inc. (the "Company") of the Exchange Ratio (as defined below) contemplated by the Business Combination Agreement (the "Agreement") to be entered into between the Company and Proxima ASA, a company organized under the laws of the Kingdom of Norway ("Proxima").

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, the Company and Proxima propose to enter into a business combination (the "Business Combination") by means of having the Company make a public offer (the "Exchange Offer") to the holders of the outstanding ordinary shares of Proxima (the "Proxima Ordinary Shares") to exchange 0.3615 of a share of the common stock, no par value, of the Company (the "Company Common Stock") for each Proxima Ordinary Share held by such holder (the "Exchange Ratio").

     In arriving at our opinion, we reviewed a draft of the Agreement, dated March 1, 2000, and held discussions with certain senior officers, directors and other representatives and advisors of each of the Company and Proxima concerning the businesses, operations and prospects of the Company and Proxima. We examined certain publicly available business and financial information relating to the Company and Proxima as well as certain financial forecasts and other information and data for the Company and Proxima which were provided to or otherwise discussed with us by the managements of the Company and Proxima, including certain strategic implications and operational benefits anticipated to result from the Business Combination. We reviewed the financial terms of the Business Combination as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock and Proxima Ordinary Shares; the historical and projected earnings and other operating data of the Company and Proxima; and the historical and projected capitalization and financial condition of the Company and Proxima. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Exchange Ratio and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and Proxima. We also evaluated the pro forma financial impact of the Business Combination on the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the managements of the Company and Proxima that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of the Company and Proxima that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Proxima as to the future financial performance of the Company and Proxima and the strategic implications and operational benefits anticipated to result from the Business Combination. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have assumed, with your consent, that the Business Combination will be treated as a tax-free reorganization for U.S. federal income tax purposes and that it qualifies, and will be accounted for, as a "pooling of interests" in accordance with generally accepted accounting principles. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Proxima nor have we made any physical inspection of the properties or assets of the Company or Proxima. You have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Business Combination will be consummated in a timely fashion in accordance with the terms of the Agreement without waiver of any of the conditions precedent to the Business Combination contained in the Agreement.

     We were not requested to consider, and our opinion does not address, the relative merits of the Business Combination as compared to any alternative business strategies that might exist for the Company. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Exchange Ratio in the Business Combination and does not address the Company's underlying business decision to effect the Business Combination. We are not expressing any opinion as to the likely trading range of the Company's Common Stock subsequent to the Business Combination. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Business Combination and will receive a fee for our services, a portion of which is payable only upon the consummation of the Business Combination. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Proxima for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company and Proxima and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the Business Combination and our opinion is not intended to be and does not constitute a recommendation of the Business Combination to the Company or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Business Combination.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.

                             IN FOCUS SYSTEMS, INC.
                            1998 STOCK INCENTIVE PLAN


        1.     STATEMENT OF PURPOSE.

        The principal purposes of this Stock Incentive Plan ("Plan") are to secure to In Focus Systems, Inc. (the "Company") the advantages of the incentive inherent in stock ownership on the part of employees, officers, directors, and consultants responsible for the continued success of the Company and to create in such individuals a proprietary interest in, and a greater concern for, the welfare of the Company through the grant of options to acquire shares of the common stock of the Company ("Common Stock") and through the award of restricted Common Stock. Such grants or awards of options and of stock pursuant to this Plan shall be referred to as "Awards." Each incentive stock option ("ISO") granted hereunder is intended to constitute an "incentive stock option," as such term is defined in Section 422 of the Internal Revenue Code of 1986, as the same may be amended from time to time (the "Code"), and this Plan and each such ISO is intended to comply with all of the requirements of said Section 422 and of all other provisions of the Code applicable to incentive stock options and to plans issuing the same. Each nonstatutory stock option ("Non-ISO") granted hereunder is intended to constitute a nonstatutory stock option that does not comply with the requirements of Section 422 of the Code. ISO's and Non-ISO's shall sometimes hereinafter be referred to collectively as "Options". This Plan is expected to benefit shareholders by enabling the Company to attract and retain personnel of the highest caliber by offering to them an opportunity to share in any increase in the value of the Common Stock to which such personnel have contributed.

        2.     ADMINISTRATION.

               2.1 The Plan shall be administered by the Board of Directors of the Company ("Board") or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (hereinafter, "Plan Administrator"). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator of the Plan with respect to any persons subject or likely to become subject to SectionE16 under the Exchange Act the provisions regarding (a) "outside directors," as contemplated by Section 162(m) of the Code, and (b) "nonemployee directors," as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

               2.2 Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award, and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

        3.     ELIGIBILITY.

               3.1 ISO's may be granted to any employee of the Company or of an Affiliate of the Company, as defined in Section 3.2 below. Non-ISO's may be granted to any employee, officer or director (whether or not also an employee), or consultant of the Company or of an Affiliate of the Company. Each employee, officer, director, or consultant selected by the Plan Administrator to receive an Option shall sometimes hereinafter be referred to as an "Optionee".

               3.2 As used in this Plan, an "Affiliate" of a corporation shall refer to a "parent corporation" of such corporation as described in Section 424(e) of the Code or a "subsidiary corporation" of such corporation as described in Section 424(f) of the Code.

               3.3 An Optionee who is not an employee of the Company or of an Affiliate of the Company shall not be eligible to receive an ISO hereunder and no ISO's shall be granted to any such non-employee Optionee.

               3.4 No Option shall be granted hereunder to any Optionee unless the Plan Administrator shall have determined, based on the advice of counsel, that the grant of such option (and the exercise thereof by the Optionee) will not violate the securities law of the state where the Optionee resides.

        4.     SHARES SUBJECT TO THE PLAN.

               4.1 Subject to adjustment from time to time as provided in
Section 10, a maximum of one million five hundred thousand (1,500,000) shares of Common Stock shall be available for issuance under the Plan; in addition, if subsequent to the 1998 Annual Meeting of the Company's shareholders the Company repurchases any shares of Common Stock (whether on the open market, pursuant to option exercises or otherwise), then additional shares of Common Stock may be issued pursuant to the Plan, provided that the number of such additional shares shall not exceed the lesser of (i) the number of shares so repurchased, or (ii) one million five hundred thousand (1,500,000) shares. Shares issued under the Plan shall be drawn from authorized and unissued shares.

               4.2 Upon exercise of an Option, the number of shares of Common Stock thereafter available hereunder and under the Option shall decrease by the number of shares of Common Stock as to which such Option was exercised; provided that if such shares are pledged to secure a promissory note given in payment of the Option Price for such shares and, as a result of a default on such note, the pledged shares are returned to the Company, then such shares shall again be available for the purposes of this Plan.

               4.3 Any shares of Common Stock made subject to an Award granted hereunder that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in shares) shall again be available for issuance in connection with future Awards under this Plan.

               4.4 The Company shall at all times during the term of this Plan reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the Plan.

               4.5 Subject to any adjustment as provided in Section 10, if and so long as the Common Stock is registered under Section 12 of the Exchange Act, not more than four hundred thousand (400,000) shares of Common Stock may be made subject to Awards under the Plan to any one individual in the aggregate in any one fiscal year of the Company, except the Company may make additional one-time grants of up to one million (1,000,000) shares to a newly hired individual, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

        5.     OPTION TERMS.

               5.1 The Plan Administrator shall specify the following terms to be contained in each Option granted to an Optionee hereunder, which Option shall be executed by the Company and such Optionee:

                      5.1.1 Whether such Option is an ISO or a Non-ISO;

                      5.1.2 The number of shares of Common Stock subject to purchase pursuant to such Option;

                      5.1.3 The date on which the grant of such Option shall be effective (the "Date of Grant");

                      5.1.4 The period of time during which such Option shall be exercisable, which shall in no event be more than ten (10) years following its Date of Grant for ISO's; provided, however, that if an ISO is granted to an Optionee who on the Date of Grant owns, either directly or indirectly within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate of the Company, the period of time during which such Option shall be exercisable shall in no event be more than five (5) years following its Date of Grant;

                      5.1.5 The price at which such Option shall be exercisable by the Optionee (the "Option Price"); provided, however, that the Option Price for all Options shall be not less than the fair market value, as defined in
Section 5.2 below, on the Date of Grant of the shares of Common Stock subject thereto; and provided further that, if such Option is granted to an Optionee who on the Date of Grant owns, either directly or indirectly within the meaning of Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate of the Company, then the Option Price specified in such Option shall be at least one hundred ten percent (110%) of the fair market value, on the Date of Grant, of the Common Stock subject thereto;

                      5.1.6 Any vesting schedule upon which the exercise of an Option is contingent; provided that the Plan Administrator shall have complete discretion with respect to the terms of any vesting schedule upon which the exercise of an Option is contingent, including, without limitation, discretion
(a) to allow full and immediate vesting upon grant of such Option, (b) to permit partial vesting in stated percentage amounts based on the length of the holding period of such Option, or (c) to permit full vesting after a stated holding period has passed; and

                      5.1.7 Such other terms and conditions as the Plan Administrator deems advisable and as are consistent with the purpose of this Plan.

               5.2 Fair market value shall be determined as follows:

                      5.2.1 If the Company's Common Stock is publicly traded at the time an Option is granted hereunder, fair market value shall be determined as of the date of grant and shall mean:

                      (a) The average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or

                      (b) The last reported sale price (on that date) of the Common Stock on the NASDAQ National Market System, if the Common Stock is not then traded on a national securities exchange; or

                      (c) The closing bid price (or average of bid prices) last quoted on such date by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market System.

                      5.2.2 If the Common Stock is not publicly traded at the time an Option is granted hereunder, fair market value shall be deemed to be the fair value of the Common Stock as determined by the Plan Administrator after taking into consideration all factors that it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

               5.3 No Option shall be granted hereunder during the suspension of this Plan or after the termination of this Plan pursuant to Section 12.2. Except as expressly provided herein, nothing contained in this Plan shall require that the terms and conditions of Options granted hereunder be uniform.

               5.4 Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Options under the Plan in substitution for options issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new Option is substituted, or the old option is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, and the persons holding such Options shall be deemed to be Optionees.

        6.     LIMITATION ON GRANTS OF ISO'S.

In the event that the aggregate fair market value of Common Stock and other stock with respect to which ISO's granted to an Optionee hereunder or incentive stock options granted to such Optionee under any other plan of the Company or any of its Affiliates are exercisable for the first time during any calendar year, exceeds the maximum permitted under Section 422(d) of the Code, then to the extent of such excess, such ISO's shall be treated as Non-ISO's.

        7.     EXERCISE OF OPTION.

               7.1 Subject to any limitations or conditions imposed upon an Option pursuant to Section 5 above, an Optionee may exercise an Option or any part thereof (unless partial exercise is specifically prohibited by the terms of the Option), by giving written notice thereof to the Company at its principal place of business accompanied by payment as described in Section 7.2.

               7.2 The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the Option Price for the whole number of shares as to which it is exercised. Such consideration must be paid in cash or by check, or, in the Plan Administrator's discretion, a combination of cash and/or check and/or one or both of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Optionee for at least six
(6) months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a fair market value on the day prior to the exercise date equal to the aggregate Option Price or (b) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm, that may from time to time be designated by the Company in its discretion, to deliver to the Company the aggregate amount of sale or loan proceeds to pay the Option Price and any withholding tax obligations that may arise in connection with the exercise and
(ii) the Company, to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board. In addition, the exercise price for shares purchased under an Option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 7.2, by (y) a promissory note; or (z) such other consideration as the Plan Administrator may permit. Any promissory note delivered in connection with exercise of an Option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions) for federal income tax purposes.

               7.3 As soon as practicable after exercise of an option in accordance with Sections 7.1 and 7.2 above, the Company shall issue a stock certificate evidencing the Common Stock with respect to which the Option has been exercised. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of such stock certificate, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Common Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 below.

               7.4 The amount to be paid by the Optionee upon exercise shall be the full Option Price together with the amount of any taxes required to be withheld with respect to the grant or exercise of the Option. Subject to the Plan and to applicable law, the Plan Administrator, in its sole discretion, may permit such withholding obligations to be paid, in whole or in part, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the fair market value of the withholding obligation.

        8.     TRANSFERABILITY AND POST-TERMINATION EXERCISES.

               8.1 Except as provided otherwise in this Section 8, no Option shall be transferable or exercisable by any person other than the Optionee to whom such Option was originally granted.

               8.2 The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable and the terms and conditions of such exercise, if the Optionee ceases to be employed by or provide services to the Company or its Affiliates, which may be waived or modified by the Plan Administrator. If not so established and subject to Section 8.3, the Option will be exercisable in accordance with the following terms, which may be waived or modified by the Plan Administrator:

                      8.2.1 In case of termination of Optionee's employment or services other than by reason of death, the Option shall be exercisable, to the extent of the number of shares purchasable at the date of termination, only within three months after the date the Optionee ceases to be an employee or consultant of the Company or Affiliate, but no later than the remaining term of the Option.

                      8.2.2 Any Option exercisable at the time of the Optionee's death may be exercised to the extent of the number of shares purchasable at the date of death, by the personal representative of the Optionee's estate or the person(s) to whom the Optionee's rights under the Option have passed by will or applicable laws of descent and distribution at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option.

                      8.2.3 Any portion of an Option not exercisable on the date of termination of the Optionee's employment or services shall terminate on such date, unless the Plan Administrator determines otherwise.

                      8.2.4 Subject to Section 8.3, the effect of a Company-approved leave of absence on terms and conditions of an Option shall be determined by the Plan Administrator in its sole discretion. A transfer of services or employment between or among the Company and subsidiaries shall not be considered a termination of employment or services.

                      8.2.5 To the extent exercisable, a Non-ISO may be exercised during the Optionee's lifetime by the Optionee's guardian or legal representative.

               8.3 To the extent required by Section 422 of the Code, ISO's shall be subject to the following additional terms and conditions: To qualify for ISO tax treatment, an Option designated as an ISO must be exercised within three months after termination of employment for reasons other than death, except that in the case of termination of employment due to total disability, such Option must be exercised within one year after such termination. Employment shall not be deemed to continue beyond the first 90 days of a leave of absence unless the Optionee's reemployment rights are guaranteed by statute or contract. For purposes of this SectionE8.3, "total disability" shall have the meaning given to such term in the Company's long-term disability plan, as such plan is in effect on the date of determination.

               8.4 In the event that a qualified domestic relations order, as defined by Section 414(p) of the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, mandates the transfer of any Option that could have been exercised immediately prior to the issuance of such order, such Option shall pass to the person or persons entitled thereto pursuant to the order and shall be exercisable by such person or persons in accordance with the terms thereof.

               8.5 The Plan Administrator may, in its discretion, authorize all or a portion of the Non-ISO's granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the stock option agreement pursuant to which such Options are granted must be approved by the Plan Administrator and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Options are prohibited except those in accordance with Section 8 of the Plan. The Plan Administrator may, in its discretion, in permitting transferability, impose additional conditions in the Option Agreement consistent with this section, including without limitation imposition of a post-exercise holding period on transferees. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer; provided, the events of termination of employment of Sections 8 and 9 hereof shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent and for the periods specified. The Company disclaims any obligation to provide notice to a transferee of early termination of the Option due to termination of employment or otherwise. Notwithstanding a transfer pursuant to the foregoing, the original Optionee will remain subject to applicable withholding taxes upon exercise. No transfer will be effective until written notice of transfer is delivered to the Company. The Company reserves the right to approve transfers hereunder.

               8.6 In order to obtain certain tax benefits afforded to ISO's under Section 422 of the Code, the Optionee must hold the shares issued upon exercise of an ISO for two years after the grant date of the ISO and one year from the date of exercise. An Optionee may be subject to the alternative minimum tax at the time of exercise of an ISO. The Plan Administrator may require an Optionee to give the Company prompt notice of any disposition of shares acquired by the exercise of an ISO prior to expiration of such holding periods.

        9.   TERMINATION OF OPTIONS.

     To the extent not earlier exercised, an Option shall terminate at the earliest of the following dates:

               9.1 The termination date specified for such Option in the respective Option Agreement;

               9.2 As specified in Section 8 above:

               9.3 The date of any sale, transfer, or hypothecation, or any attempted sale, transfer or hypothecation, of such Option in violation of
Section 8 above;

               9.4 The date specified in Section 10.2 below for such termination in the event of a Terminating Event; or

               9.5 At the discretion of the Plan Administrator, immediately upon determination by the Plan Administrator that the Optionee has (i) made unauthorized disclosure of confidential information relating to the Company,
(ii) failed to assign to the Company any invention which the Optionee is obligated to assign to the Company pursuant to written agreement or otherwise, or (iii) breached the terms of any written agreement in effect between the Company and the Optionee relating to confidentiality, nondisclosure or ownership of inventions.

        10.    ADJUSTMENTS.

               10.1 In the event of a material alteration in the capital structure of the Company on account of a recapitalization, stock split, reverse stock split, stock dividend, or otherwise, then the Plan Administrator shall make such adjustments to this Plan and to the Awards then outstanding and thereafter granted hereunder as the Plan Administrator determines to be appropriate and equitable under the circumstances, so that the proportionate interest of each holder shall, to the extent practicable, be maintained as before the occurrence of such event.

Such adjustments may include, without limitation (a) a change in the number or kind of shares of stock of the Company covered by such Awards, and (b) a change in the Option Price payable per share; provided, however, that the aggregate Option Price applicable to the unexercised portion of existing Options shall not be altered, it being intended that any adjustments made with respect to such Options shall apply only to the price per share and the number of shares subject thereto. For purposes of this Section 10.1, neither (i) the issuance of additional shares of stock of the Company in exchange for adequate consideration (including services), nor (ii) the conversion of outstanding preferred shares of the Company into Common Stock shall be deemed material alterations of the capital structure of the Company. In the event the Plan Administrator shall determine that the nature of a material alteration in the capital structure of the Company is such that it is not practical or feasible to make appropriate adjustments to this Plan or to the Awards granted hereunder, such event shall be deemed a Terminating Event as defined in Section 10.2 below.

               10.2 All Options granted hereunder shall terminate upon the occurrence of any of the following events ("Terminating Events"): (a) the dissolution or liquidation of the Company; or (b) a material change in the capital structure of the Company that is subject to this Section 10.2 by virtue of the last sentence of Section 10.1 above.

               10.3 All Options granted hereunder shall become immediately exercisable, without regard to any contingent vesting provision to which such Options may have otherwise been subject, in the event of a reorganization (as defined in Section 10.4), which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization.

               10.4 In the event of a reorganization as defined in this Section
10.4 in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the reorganization, then the plan or agreement respecting the reorganization shall include appropriate terms providing for the assumption of each Option granted hereunder, or the substitution of an option therefor, such that no "modification" of any such Option occurs under Section 424 of the Code. For purposes of Section 10.3 and this Section 10.4, reorganization shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another corporation after the effective date of the reorganization.

               10.5 The Plan Administrator shall have the right to accelerate the date of exercise of any installment of any option; provided, however, that, without the consent of the Optionee with respect to any Option, the Plan Administrator shall not accelerate the date of any installment of any Option granted to an employee as an ISO (and not previously converted into a Non-ISO pursuant to Section 13 below) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in
Section 6 above.

               10.6 Adjustments and determinations under this Section 10 shall be made by the Plan Administrator (upon the advice of counsel), whose decisions as to what adjustments or determination shall be made, and the extent thereof, shall be final, binding, and conclusive.

        11.    STOCK AWARDS.

               11.1 GRANT OF STOCK AWARDS. The Plan Administrator is authorized to make awards of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals related to operating profit as a percentage of revenues, revenue and profit growth, profit-related return ratios, such as return on equity, or cash flow, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the award ("Stock Award"). The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of restricted stock shall occur by reason of termination of the holder's services.

               11.2 ISSUANCE OF SHARES. Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the holder's release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall deliver, as soon as practicable, to the holder or, in the case of the holder's death, to the personal representative of the holder's estate or as the appropriate court directs, a stock certificate for the appropriate number of shares of Common Stock.

               11.3 WAIVER OF RESTRICTIONS. Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any restricted stock under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

               11.4 PAYMENT. Stock Awards under the Plan may be settled through cash payments, delivery of Common Stock or granting of awards or combinations thereof as the Plan Administrator shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require deferral of any award payment, subject to rules and procedures as it may establish, which may include provisions for payment or crediting of interest, or dividend equivalents.

        12.     TERMINATION AND AMENDMENT OF PLAN.

               12.1 The Plan may be amended only by the Board as it shall deem advisable; however, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Awards may be granted under the Plan, (b) modify the class of persons eligible to receive Awards, or (c) otherwise require shareholder approval under any applicable law or regulation.

               12.2 The Company's shareholders or the Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date; provided, however, that no ISO may be granted more than ten (10) years after the earlier of the Plan's adoption by the Board and approval by the shareholders.

               12.3 The amendment or termination of the Plan shall not, without the consent of the Optionee under the Plan, impair or diminish any rights or obligations under any Option theretofore granted under the Plan. Any change or adjustment to an outstanding ISO shall not, without the consent of the holder, be made in a manner so as to constitute a "modification" that would cause such ISO to fail to continue to qualify as an incentive stock option.

        13.    CONVERSION OF ISO'S INTO NON-ISO'S.

At the written request of any ISO Optionee, the Plan Administrator may in its discretion take such actions as may be necessary to convert such Optionee's ISO's (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-ISO's at any time prior to the expiration of such ISO's, regardless of whether the Optionee is an employee of the Company or of an Affiliate of the Company at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISO's. At the time of such conversion, the Plan Administrator, with the consent of the Optionee, may impose such conditions on the exercise of the resulting Non-ISO's as the Plan Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in this Plan shall be deemed to give any Optionee the right to have such Optionee's ISO's converted into Non-ISO's, and no such conversion shall occur until and unless the Plan Administrator takes appropriate action. The Plan Administrator, with the consent of the Optionee, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

        14.    CONDITIONS UPON ISSUANCE OF SHARES.

               14.1 Shares shall not be issued pursuant to the exercise of any Award unless the exercise of such Award and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act, any applicable state securities law, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed or otherwise traded, and such compliance has been confirmed by counsel for the Company. The Company shall be under no obligation to any participants to register for offering or resale or to qualify for an exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Company's stock issued under the Plan or to continue in effect any registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer as counsel for the Company deems necessary or desirable for compliance with federal and state securities laws.

               14.2 As a condition to the exercise of any Option, the Company may require the participant exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such representations and warranties are required by any relevant provision of law.

               14.3 The Company's inability to obtain authority from any regulatory body having jurisdiction, which authority the Company's counsel has determined to be necessary to the lawful issuance and sale of any shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such shares.

        15.    USE OF PROCEEDS.

Proceeds from the sale of Common Stock pursuant to the exercise of Options granted hereunder shall constitute general funds of the Company and shall be used for general corporate purposes.

        16.    NOTICES.

All notices, requests, demands and other communications required or permitted to be given under this Plan and the Awards granted hereunder shall be in writing and shall be either served personally on the party to whom notice is to be given (in which case notice shall be deemed to have been duly given on the date of such service), or mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed to the party at his or its most recent known address, in which case such notice shall be deemed to have been duly given on the third (3rd) postal delivery day following the date of such mailing.

        17.    MISCELLANEOUS PROVISIONS.

               17.1 Optionees shall be under no obligation to exercise Options granted hereunder.

               17.2 Nothing contained in this Plan shall obligate the Company to retain an Optionee or holder of a Stock Award as an employee, officer, director, or consultant for any period, nor shall this Plan interfere in any way with the right of the Company to reduce such person's compensation.

               17.3 The provisions of this Plan and each Award hereunder shall be binding upon such holder, the Qualified Successor or Guardian, and the heirs, successors, and assigns.

               17.4 This Plan is intended to constitute an "unfunded" plan and nothing herein shall require the Company to segregate any monies or other property or shares of Common Stock or create any trusts or deposits, and no Optionee or holder shall have rights greater than a general unsecured creditor of the Company.

               17.5 It is the Company's intention that, if and so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Rule 16b-3, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Optionees who are officers or directors subject to SectionE16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Optionees. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an ISO pursuant to the Plan shall, to be extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

               17.6 Where the context so requires, references herein to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both genders.

               17.7 This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Oregon without regard to conflicts of laws thereof.

        18.    EFFECTIVE DATE OF PLAN AND AMENDMENTS.

This Plan was initially adopted by the Board of Directors on December 16, 1997 and approved by the shareholders on April 22, 1998.

                             IN FOCUS SYSTEMS, INC.

      PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY ___, 2000

         The undersigned hereby names, constitutes and appoints John V. Harker and E. Scott Hildebrandt, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the special meeting of the shareholders of In Focus Systems, Inc. to be held on May ___, 2000, beginning at _____ a.m. Pacific Daylight Time, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on April 21, 2000, with all the powers that the undersigned would possess if he were personally present.

1. PROPOSAL 1 - to authorize the issuance of up to 15,825,000 shares of In Focus common stock to complete the share exchange and the transactions contemplated thereby, as described in the enclosed proxy statement and the Business Combination Agreement, dated as of March 5, 2000, by and among In Focus and Proxima, attached as Annex A to the proxy statement.

     FOR PROPOSAL 1 [ ]     AGAINST PROPOSAL 1 [ ]     ABSTAIN ON PROPOSAL 1 [ ]

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.
                                                     ---

2. PROPOSAL 2 - to amend the In Focus Systems, Inc. Restated Articles of Incorporation to increase the number of shares of common stock authorized for issuance from 50,000,000 shares to 150,000,000 shares. WE CANNOT COMPLETE THE SHARE EXCHANGE UNLESS OUR SHAREHOLDERS ALSO APPROVE PROPOSAL 2.

     FOR PROPOSAL 2 [ ]     AGAINST PROPOSAL 2 [ ]     ABSTAIN ON PROPOSAL 2 [ ]

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2
                                                     ---

3. PROPOSAL 3 - to amend the In Focus Systems, Inc. Restated Articles of Incorporation to change our name to "InFocus Corporation."

     FOR PROPOSAL 3 [ ]     AGAINST PROPOSAL 3 [ ]     ABSTAIN ON PROPOSAL 3 [ ]

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3
                                                     ---

4. PROPOSAL 4 - to amend the In Focus Systems, Inc. 1998 Stock Incentive Plan to increase the number of shares authorized for issuance from 1,500,000 shares to 4,500,000 shares.

     FOR PROPOSAL 4 [ ]     AGAINST PROPOSAL 4 [ ]     ABSTAIN ON PROPOSAL 4 [ ]

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 4
                                                     ---

5. Upon such other matters as may properly come before, or incident to the conduct of the special meeting, the Proxy holders shall vote in such manner as they determine to be in our best interests. Management is not presently aware of any such matters to be presented for action at the special meeting.

THIS PROXY IS SOLICITED BY OUR MANAGEMENT. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Signature(s)_____________________________________________ Dated __________, 2000

            NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

I do (  ) do not (  ) plan to attend the meeting. (Please check)

         The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at 27700B S.W. Parkway Avenue, Wilsonville, Oregon 97070, prior to the special meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the special meeting and elects in writing to vote in person.